As Filed with the Securities and Exchange Commission on October 22, 2007
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA ARCHITECTURAL ENGINEERING, INC.
(Name of Registrant As Specified in its Charter)

Delaware	8711	51-05021250
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

105 Baishi Road
Jiuzhou West Avenue
Zhuhai 519070
People’s Republic of China
(Address and Telephone Number of Principal Executive Offices)

Luo Ken Yi
105 Baishi Road
Jiuzhou West Avenue
Zhuhai 519070
People’s Republic of China
0086-756-8538908
(Name, Address and Telephone Number of Agent for Service)

 Copy to
Thomas J. Poletti, Esq.
Anh Q. Tran, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered		Per Share		Offering Price		Fee
Common Stock, $.001 par value per share	2,962,325	(1)	$13.20	(2)	$39,102,690	(2)	$1,200.45
Variable Rate Convertible Bonds Due 2012	$10,000,000	(3)	100%		$10,000,000	(4)	$307.00
Common Stock, $.001 par value per share, issuable upon conversion of Variable Rate Convertible Bonds Due 2012	2,857,143	(5)	-		-		N/A	(6)
Bond Warrants to Purchase Common Stock Expiring 2010	800,000	(7)	$13.20	(2)	$10,560,000	(2)	$324.19
Common Stock, $.001 par value per share issuable upon conversion of Bond Warrants Expiring 2010	800,000	(8)	-		-		N/A	(6)
Total Registration Fee							$1,831.64	(9)

(1)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to certain selling security holders named in the prospectus or a prospectus supplement.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices reported on the American Stock Exchange on October 19, 2007.

(3)	Represents the aggregate principal amount of the Variable Rate Convertible Bonds due 2012 issued by the Registrant on April 12, 2007.

(4)
Equals the aggregate principal amount of the Variable Rate Convertible Bonds due 2012 being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(5)
Represents the number of shares of common stock initially issuable upon conversion of the Variable Rate Convertible Bonds due 2012 registered hereby. Solely for purposes of determining the number of shares of common stock to be registered under this registration statement that may be issued upon the conversion of the Bonds, the conversion price of $3.50 per share is used. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the Variable Rate Convertible Bonds due 2012 as a result of the anti-dilution provisions contained therein.

(6)
No separate consideration will be received for the shares of common stock issuable upon conversion of the Variable Rate Convertible Bonds due 2012 or the Bond Warrants, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(7)	Consists of 800,000 warrants (the “Bond Warrants”) to purchase 800,000 shares of Common Stock to be offered for sale by a selling security holder under this Registration Statement.

(8)
Represents the number of shares of common stock initially issuable upon exercise of the Bond Warrants due 2010 registered hereby. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the Bond Warrants due 2010 as a result of the anti-dilution provisions contained therein.

(9)	This amount is being paid herewith.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated October 22, 2007

$10,000,000 VARIABLE RATE CONVERTIBLE BONDS DUE 2012

800,000 WARRANTS EXPIRING 2010 TO PURCHASE COMMON STOCK

6,619,468 SHARES OF COMMON STOCK

CHINA ARCHITECTURAL ENGINEERING, INC.

This prospectus relates to the resale from time to time by a selling security holder of (i) $10,000,000 variable rate convertible bonds due in 2012 (the “Bonds”) issued by us in a private placement to a selling security holder on April 12, 2007, (ii) 2,857,143 shares of common stock that are issuable upon conversion of the Bonds, subject to adjustment, (iii) 800,000 warrants issued by us in a private placement to a selling security holder on April 12, 2007 to purchase an aggregate of 800,000 shares of our common stock, subject to adjustment (the “Bond Warrants”), (iv) 800,000 shares of our common stock issuable upon exercise of the Bond Warrants, subject to adjustment, and (v) 2,962,325 shares of common stock held by other selling security holders.

The Bonds bear interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time after September 28, 2008 through March 28, 2012 into shares of our common stock at an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering on the American Stock Exchange (“AMEX”). The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on AMEX or (ii) the Bonds, the Bond Warrants, and the shares underlying the Bonds and Bond Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount of the Bonds. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount of the Bonds. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

The Bond Warrants become exercisable on October 12, 2008 and will terminate on April 12, 2010. We may receive proceeds from the exercise of the Bond Warrants, if they are exercised, at a per share price $0.01, subject to certain adjustments.

All securities are being offered by the selling security holders of the securities for resale. The selling security holders may offer the Bonds, the Bond Warrants, shares of common stock, and the shares underlying the Bonds and Bond Warrants through public or private transactions, at prevailing market prices or at privately negotiated prices. The selling security holders may sell the securities directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters. We will not receive any proceeds from the sales of these securities by the selling security holders.

Commencing on September 28, 2007, our shares of common stock have been listed for trading on the American Stock Exchange (“AMEX”) under the ticker symbol “RCH.” On October 19, 2007, the closing sales price for our common stock on AMEX was $12.03 per share. Neither the Bonds nor the Bond Warrants are currently listed or quoted for trading on any national securities exchange or national quotation system and we currently have no intention to apply for the listing or quotation of the Bonds or Bond Warrants for trading on any national securities exchange or national quotation system.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 8.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2007

Above: Shanghai Railway Station, one of the Company’s projects

Above: Hangzhou Grand Theater, one of the Company’s projects

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	23
USE OF PROCEEDS	24
DIVIDEND POLICY	24
RATIO OF EARNINGS TO FIXED CHARGES	24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
SELECTED CONSOLIDATED FINANCIAL DATA	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
DESCRIPTION OF BUSINESS	40
MANAGEMENT	51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
SELLING SECURITY HOLDERS	61
DESCRIPTION OF SECURITIES	62
DESCRIPTION OF THE BONDS	66
DESCRIPTION OF THE BOND WARRANTS	71
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF BONDS AND BOND WARRANTS	73
SHARES ELIGIBLE FOR FUTURE SALE	81
PLAN OF DISTRIBUTION	83
LEGAL MATTERS	85
EXPERTS	85
ADDITIONAL INFORMATION	85
FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-10

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 8.

China Architectural Engineering, Inc.

We specialize in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. Our curtain wall products are highly engineered specialty wall systems consisting primarily of a series of glass panels set in metal frames, stone panels, or metal panels, as well as roofing systems and related products. A curtain wall is fixed to the commercial building by mechanical connection, either in a primarily inoperable mode or adjustable with special settings with spring or press systems. Glass panels are connected to the metal support system by metal clamps and fixing bolts. The support system of fixing bolts could be a steel, aluminum and or glass structure, with glass flank or spidery tension rod or cable.

We have designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. We believe that we compete on the strength of our reputation, track record, strong relationships with government clients and our ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, we believe we are able to add artistic and technological value to projects at cost-effective price points.

We believe that our business has opportunities for growth through the following growth strategies:

•	Emphasize Innovative Services. We focus our design, engineering, and installation expertise on distinct product segments requiring complex, unique or innovative design and installation techniques.

•
Provide Full Service Solutions. We meet the demand for fully integrated curtain wall contractors that can avoid the coordination difficulties inherent in the use of multiple curtain wall subcontractors and implement rapid and multiple design changes in a coordinated and timely manner, preventing project delays and reducing costs to the customer.

•
Leverage our Brand and Reputation. We believe that the strength of our brand is increasing in China and internationally as we build on our large range of projects and our offering of comparative cost advantages and supply-chain management for some of the most complex curtain wall systems in the world.

•
Geographic Expansion in China. Our objective is to achieve and maintain a leading position in the geographic regions and project segments that we serve by providing timely, high-quality services to our customers.

•
International Expansion. We intend to continue our efforts to perform work in other foreign countries and have launched initiatives to expand sales outside of our traditional China-based markets, including Hong Kong and Macau.

Corporate Information

We were incorporated in the State of Delaware on March 16, 2004. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On October 17, 2006, we closed a share exchange transaction, described below, pursuant to which we (i) became the 100% parent of Full Art International, Ltd., a Hong Kong Company (“Full Art”), which has four subsidiaries, including its wholly-owned subsidiary Zhuhai King Glass Engineering Co., Ltd. (“Zhuhai”), a company formed under the laws of the People’s Republic of China (“PRC” or “China”), (ii) assumed the operations of Full Art and its subsidiaries and (iii) changed our name from SRKP 1, Inc. to China Architectural Engineering, Inc.

Our corporate offices are located at 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, 519070, People’s Republic of China.

Recent Events

October 2006 Share Exchange

On August 21, 2006, we entered into a share exchange agreement with KGE Group, Limited, a Hong Kong corporation and the sole shareholder of Full Art. Pursuant to the share exchange agreement, as amended on October 17, 2006 (the “Exchange Agreement”), we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Full Art (the “Share Exchange”). The Share Exchange closed on October 17, 2006.

Upon the closing of the Share Exchange, we issued an aggregate of 45,304,125 shares of our common stock to the sole shareholder of Full Art and its designees in exchange for all of the issued and outstanding securities of Full Art. Also at the closing of the Share Exchange, we issued 100,000 shares of our common stock and five-year warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”). In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, we and certain of our shareholders agreed to cancel an aggregate of 3,125,000 shares of common stock such that there were 2,275,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, we had 50,000,000 outstanding shares of common stock and outstanding warrants to purchase 232,088 shares of our common stock. Upon the closing of the Share Exchange, the sole shareholder of Full Art and its designees owned approximately 90.6% of our issued and outstanding common stock, the pre-existing shareholders of the Company owned 4.7% and investors in the Private Placement (described below) (that closed concurrently with the Share Exchange) owned 4.6% of our outstanding common stock.

We agreed to register, and did register, the following securities held by our shareholders in the registration statement that we filed to register the shares issued in the Private Placement:

•	the IR Securities, which consist of 100,000 shares of common stock and 232,088 shares of common stock underlying warrants; and

•	1,312,675 shares of common stock held by our shareholders who were shareholders immediately prior to the Share Exchange.

In addition, we agreed to register for resale, and are registering in this prospectus, the following securities:

•	962,325 shares held affiliates of WestPark Capital, Inc. (“WestPark”) who were shareholders immediately prior to the Share Exchange, and

•	2,000,000 shares of common stock that were issued at the closing of the Share Exchange to FirstAlliance Financial Group, Inc. (“FirstAlliance”) as a designee of Full Art’s sole shareholder.

Immediately after the closing of the Share Exchange, we changed our corporate name from “SRKP 1, Inc.” to “China Architectural Engineering, Inc.” Our shares of common stock are currently listed for trading on the American Stock Exchange (“AMEX”) under the ticker symbol “RCH.”

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

October 2006 Private Placement

On October 17, 2006, concurrently with the close of the Share Exchange, we received gross proceeds of $3,713,400 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,320,875 shares of common stock at $1.60 per share. We were required to register, and did register, the shares of common stock sold in the Private Placement. We also agreed to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense. We originally agreed that if we failed to register the shares, we would be obligated to pay to the investors a cash payment equal to 0.0333% of the purchase price of their respective shares for each business day of the failure. There was no maximum potential consideration to be transferred in respect to the potential penalty. Subsequently, we entered into an agreement with a sufficient number of investors necessary to bind all investors pursuant to which the penalty provision was waived.

The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock began to be listed or quoted on the New York Stock Exchange, AMEX, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares. After commissions and expenses, we received net proceeds of approximately $3,267,792 in the Private Placement. WestPark Capital, Inc. acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer and director our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

April 2007 Issuance of Bonds and Bond Warrants

On April 12, 2007, we completed a financing transaction with ABN AMRO Bank N.V. (“ABN AMRO”) issuing (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Bond Warrants”).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to ABN AMRO. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 12, 2007 between us and The Bank of New York, London Branch, as amended on August 29, 2007 (the “Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time on and after September 28, 2008, through March 28, 2012, into shares of our common stock at an initial conversion price equal $3.50 per share, the price per share at which shares were sold in our initial public offering of common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on AMEX or (ii) the Bonds, the Bond Warrants, and shares underlying the Bonds and the Bond Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

On April 12, 2007, we entered into a warrant instrument with ABN AMRO pursuant to which ABN AMRO purchased the Bond Warrants from us (the “Warrant Instrument”). The Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 12, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants become exercisable on October 12, 2008 and terminate on April 12, 2010. The Bond Warrants are exercisable at a per share exercise price of $0.01. We have agreed to list the shares of common stock underlying the Bond Warrants on AMEX, or any alternative stock exchange by April 12, 2008.

On April 12, 2007 we also entered into a registration rights agreement with ABN AMRO pursuant to which we agreed to include the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants in a pre-effective amendment to the registration statement filed with the SEC and declared effective on September 27, 2007 (the “Initial Registration Statement”). Subsequently, we verbally agreed with ABN AMRO not to include its securities in the Initial Registration Statement and to register them in a separate registration statement of which this prospectus is a part.

September 2007 Initial Public Offering

In September 2007, we completed an initial public offering consisting of 847,550 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.2 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

October 2007 Warrant Exercise

In October 2007, a holder of warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 exercised the warrants. As a result of the exercise, we received gross exercise proceeds of $371,341 and issued 232,088 shares of common stock to the holder.

The Offering

Variable Rate Convertible Bonds	Pursuant to this prospectus, the selling security holders are offering for resale up to $10,000,000 Variable Rate Convertible Bonds Due 2012.

Interest Rate	The Bonds bear interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds

Ranking
The Bonds constitute direct, unsubordinated, unconditional and, unsecured obligations of us and will at all times rank pari passu and without any preference or priority among themselves and our payment obligations under the Bonds will rank at least equally with all of our other present and future unsecured and unsubordinated obligations, (other than any obligations preferred by mandatory provisions of applicable law). If we create any secure obligation in any debentures, loan stock, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities for the purpose of raising money which are, or are issued with the intention that they will be listed in any securities market, we must also secure the Bonds in substantially identical terms.

As of June 30, 2007, we had approximately $2.8 million of secured indebtedness.

Mandatory Redemption at Maturity	We are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

Redemption at the Bondholder’s Option
If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on AMEX or (ii) the Bonds, Bond Warrants, and shares underlying the Bonds and the Bond Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount of the Bonds. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption for Tax Reasons
At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in the laws of the Unites States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption for Delisting or a Change in Control
If our common stock ceases to be listed on AMEX or if the trading of our common stock is suspended for 20 or more consecutive trading days temporarily or otherwise on AMEX or there is a change of control of our company as defined in the Trust Deed, each Bondholder will have the right to require us, within 60 days following the date on which the Bondholder has been given notice of delisting or a change of control, to redeem all or some of that holder’s Bonds. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption at Our Option
At any time prior to April 4, 2012, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, and The Bank of New York, London Branch (the “Trustee”) and The Bank of New York, London Branch (the “Principal Agent,”) which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount on the redemption date if more than ninety percent in principal amount of the Bonds has already been converted, redeemed or purchased and cancelled. The early redemption amount of a Bond, for each US$1,000 principal amount of the Bonds, is determined so that it represents for the Bondholder a gross yield of twelve percent per annum, calculated on a semi-annual basis.

Conversion
Each Bond is convertible at the option of the holder at any time after September 28, 2008 into shares of our common stock at an initial conversion price equal to $3.50, the price per share at which shares were sold in our initial public offering of common stock on AMEX.

Adjustment to the Conversion Price
The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

Bond Warrants	Pursuant to this prospectus, the selling security holders are offering for resale 800,000 warrants exercisable for 800,000 shares of our common stock, subject to adjustment.

Exercise Price	The exercise price of the Bond Warrants is $0.01 per warrant, subject to adjustment.

Vesting and Expiration Dates	The Bond Warrants become exercisable on October 12, 2008 and will terminate on April 12, 2010.

Common stock offered by selling security holders	6,619,468 shares(1)

Common stock outstanding	51,079,638 shares(2)

Use of proceeds
We will not receive any proceeds from the sale of the Bonds, Bond Warrants or common stock by the selling security holders, except for funds from the exercise of Bond Warrants by the selling security holders, if and when exercised.

(1)
Consists of (i) 2,857,143 shares of our common stock issuable upon the conversion of the Bonds, (ii) 800,000 shares of our common stock issuable upon the exercise of the Bond Warrants; (iii) 962,325 shares of our common stock held affiliates of WestPark Capital, Inc. (“WestPark”) who were shareholders immediately prior to the Share Exchange, and (vi) 2,000,000 shares of common stock that were issued at the closing of the Share Exchange to FirstAlliance Financial Group, Inc. (“FirstAlliance”) as a designee of Full Art’s sole shareholder.

(2)
The number of shares of our common stock outstanding as of October 12, 2007, excludes (i) 73,700 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 2,857,143 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, and (iii) 800,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the six months ended June 30, 2007 and 2006 (unaudited) and each of the years in the five-year period ended December 31, 2006 and the consolidated balance sheet data as of June 30, 2007 and 2006 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of June 30, 2007 and 2006 and December 31, 2002. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended June 30,		Year Ended December 31,
Consolidated Statements of Operations	2007	2006	2006	2005	2004	2003	2002
	(unaudited)	(unaudited)					(unaudited)
	(in thousands, except share and per share amounts)
Contract revenues earned	$33,884	$27,143	$64,032	$49,978	$28,816	$22,480	$16,554

Cost of contract revenues earned	(23,494)	(19,189)	(46,796)	(36,368)	(21,419)	(14,730)	(11,138)

Gross profit	$10,390	$7,954	17,235	$13,610	$7,397	$7,750	$5,416

Selling, general and administrative expenses	(2,564)	(2,212)	(5,989)	(6,463)	(4,636)	(3,564)	(1,844)

Non-recurring general and administrative expenses	-	-	(3,806)	-	-	-	-

Income from operations	$7,826	$5,742	$7,440	$7,147	$2,761	$4,186	$3,572

Interest expenses	(576)	(21)	-	(117)	(260)	(116)	(12)

Interest income	4	2	25	21	63	9	-

Other income, net	-	-	3	16	136	136	2

Income before taxes	$7,253	$5,723	7,468	$7,068	$2,700	$4,215	$3,562

Income tax	(1,265)	(857)	(1,318)	(1,157)	(491)	(739)	(564)

Equity loss and minority interest	(14)	-	-	-	-	-	-

Net income	$5,974	$4,866	$6,150	$5,910	$2,209	$3,476	$2,998

Basic and diluted net income per common share	$0.12	$0.11	$0.14	$0.14	$0.05	$0.08	$0.07
Basic and diluted dividend paid per common share	$0.12	$0.11	$0.04	$0.06	$0.10	$0.02	$-
Basic weighted average common shares outstanding	50,000,000	43,304,125	44,679,990	43,304,125	43,304,125	43,304,125	43,304,125
Diluted weighted average common shares outstanding	50,476,098	43,304,125	44,679,990	43,304,125	43,304,125	43,304,125	43,304,125

		As of December 31,
Consolidated Balance Sheets	As of June 30, 2007	2006	2005	2004	2003	2002
	(unaudited)					(unaudited)
	(in thousands)
Current Assets	$58,411	$43,821	$21,712	$17,455	$15,054	$98,020
Total Assets	59,797	44,861	22,320	18,642	15,394	100,774
Current Liabilities	20,343	21,784	14,016	13,916	8,774	60,848
Total Liabilities	28,628	24,349	14,016	13,916	8,774	61,232
Total Stockholders’ Equity	31,169	20,513	8,305	4,725	6,621	39,542

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our common stock could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus. With respect to this discussion, the terms, “we,” “us,” or “our” refer to China Architectural Engineering, Inc., and our 100%-owned subsidiary Full Art International, Ltd. (“Full Art”).

RISKS RELATED TO OUR OPERATIONS

Because we depend on governmental agencies for a significant portion of our revenue, our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits.

Revenues from Chinese government contracts represented approximately 70% of our revenues for the six months ended June 30, 2007 and 67% for the year ended December 31, 2006. Our inability to win or renew Chinese government contracts could harm our operations and significantly reduce or eliminate our profits. Chinese government contracts are typically awarded through a regulated procurement process. Some Chinese government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Finally, Chinese government clients can generally terminate or modify their contracts with us at their convenience.

If we are unable to accurately estimate and control our contract costs and timelines, then we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

If we do not control our contract costs, we may be unable to maintain positive operating margins or experience operating losses. Approximately 90% of our sales are from fixed-price contracts. The remaining 10% of our sales are from cost-plus-fee contracts. Under fixed-price contracts, we receive a fixed price. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Approximately 70% of contracts are modified after they begin, usually to accommodate requests from clients to increase project size and scope. In cases where fixed-price contracts are modified, the fixed price is renegotiated and adjusted upwards accordingly. Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under each type of contract, if we are unable to estimate and control costs and/or project timelines, we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

If we fail to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may affect our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project, which may affect our overall profitability.

Our use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of our revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed further in Note 2, “Summary Of Significant Accounting Policies” to our “Financial Statements.” Our use of this method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

Our future revenues depend on our ability to consistently bid and win new contracts and renew existing contracts and, therefore, our failure to effectively obtain future contracts could adversely affect our profitability.

Our future revenues and overall results of operations require us to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required governmental approval, we may not be able to pursue particular projects, which could adversely affect our profitability.

Our results could be adversely impacted by product quality and performance.

We manufacture or install products based on specific requirements of each of our customers. We believe that future orders of our products or services will depend on our ability to maintain the performance, reliability and quality standards required by our customers. If our products or services have performance, reliability or quality problems, we may experience delays in the collection of accounts receivables, higher manufacturing or installation costs, additional warranty and service expense, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages.

Continued price volatility and supply constraints in the steel and aluminum markets could prevent us from meeting delivery schedules to our customers or reduce our profit margins.

Our business is dependent on the prices and supply of steel and aluminum, which, along with glass, are the principal raw materials used in our products. The steel and aluminum industries are highly cyclical in nature, and steel and aluminum prices have been volatile in recent years and may remain volatile in the future. Our purchases of aluminum ranged from approximately $1.00 to $1.40 per pound between December 15, 2005 and 2006, a fluctuation of approximately 40%, and from $0.60 to $1.40 per pound during the five years ended December 15, 2006, a fluctuation of approximately 133%. The price we paid for steel also fluctuated. For the year ended December 31, 2006, prices for seamless steel tubes ranged from approximately RMB 4,730 to 5,700 RMB per ton (a difference of approximately 21%), prices for angled steel ranged from approximately RMB 3,143 to RMB 3,465 per ton (a difference of approximately 10%), and prices for steel plates ranged from approximately RMB 3,332 to RMB 4,688 per ton (a difference of approximately 41%). The fluctuations remain consistent at June 30, 2007.

Steel and aluminum prices are influenced by numerous factors beyond our control, including general economic conditions, competition, labor costs, production costs, import duties and other trade restrictions. In the past there have been unusually rapid and significant increases in steel and aluminum prices and severe shortages in the steel and aluminum industries due in part to increased demand from China’s expanding economy and high energy prices. We do not have any long-term contracts for the purchase of steel and aluminum and normally do not maintain inventories of steel and aluminum in excess of our current production requirements. We can give you no assurance that steel and aluminum will remain available or that prices will not continue to be volatile. If the available supply of steel and aluminum declines, we could experience price increases that we are not able to pass on to our customers, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition.

Our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems.

We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposits with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We are typically paid by the contractor the entire amount due to us for our services and products once the entire project is completed, which could be significantly after we complete the curtain wall portion of the project. National policy requires the contractor to pay 85% of our total contract value to us before the project is completed, and the remainder may be paid when the contractor completes the entire project. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

The industries in which we operate are highly competitive.

The markets we serve are very competitive, price and lead-time sensitive and are impacted by changes in the commercial construction industry, including unforeseen delays in project timing and work flow. In addition, competition in the markets of the building industry and in the metal coil coating industry is intense. It is based primarily on:

•	quality;

•	service;

•	delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction in buildings and components; and

•	personal relationships with customers.

We compete with several large integrated glass manufacturers, numerous specialty, architectural glass and window fabricators, and major contractors and subcontractors. We also compete with a number of other manufacturers of engineered building systems ranging from small local firms to large national firms. Many of our competitors have greater financial or other resources than us. In addition, we and other manufacturers of engineered high-end curtain walls compete with alternative methods of building construction. If these alternative building methods compete successfully against us, such competition could adversely affect us. Demand for our services is cyclical and vulnerable to economic downturns. If the economy weakens, then our revenues, profits and our financial condition may deteriorate.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee death or injury, repatriation costs or other unforeseen costs.

As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we will have had approximately 150 different employees working in Qatar from time to time and approximately 12 employees working in Vietnam from time to time. We have also had employees in Dubai. As a result, we may be subject to costs related to employee death or injury, repatriation or other unforeseen circumstances.

Force majeure events, including natural disasters and terrorists’ actions have negatively impacted and could further negatively impact the economies in which we operate, which may affect our financial condition, results of operations or cash flows.

Force majeure events, including natural disasters, such as Typhoon Pai Bi An that affected the Southeastern China Coast in August 2006 and terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, could negatively impact the economies in which we operate.

We typically remain obligated to perform our services after a terrorist action or natural disaster unless the contract contains a force majeure clause that relieves us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.

We may suffer as a result of product liability or defective products.

We may produce products which injure or kill individuals despite proper testing. Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers, decreased demand for our products, costly litigation, product recalls, loss of revenue, and the inability to commercialize some products.

We incur costs to comply with environmental laws and have liabilities for environmental cleanups.

Because we have air emissions, discharge wastewater, and handle hazardous substances and solid waste at our fabrication facilities, we incur costs and liabilities to comply with environmental laws and regulations and may incur significant additional costs as those laws and regulations change in the future or if there is an accidental release of hazardous substances into the environment. The operations of our fabrication facilities are subject to stringent and complex environmental laws and regulations that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.

We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends upon, among other things, the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel. Luo Ken Yi, our Chief Executive Officer and Chief Operating Officer, Tang Nianzhong, our Vice General Manager and Ye Ning, our Vice General Manager perform key functions in the operation of our business. There can be no assurance that we will be able to retain these managers after the term of their employment contracts expire. The loss of these managers could have a material adverse effect upon our business, financial condition, and results of operations. We must attract, recruit and retain a sizeable workforce of technically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel. We cannot assure you that we will be able to hire or retain such employees.

We cannot guarantee the protection of our intellectual property rights and if infringement or counterfeiting of our intellectual property rights occurs, our reputation and business may be adversely affected.

Our success depends in part on our ability to preserve our patents and trade secrets and operate without infringing the proprietary rights of third parties. We currently own approximately 32 patents in China. If we fail to maintain our patents and trade secret protections, we may not be able to prevent third parties from using our proprietary rights. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, and is successful, a court could revoke our patents or limit the scope of coverage for those patents. We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We attempt to protect this information with security measures such as the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

Furthermore, we have registered and applied for registration of our trademarks in the PRC, where we have a substantial business presence, to protect the reputation of our products. Our products are sold under these trademarks. There is no assurance that there will not be any infringement of our brand name or other registered trademarks or counterfeiting of our products in the future. Should any such infringement or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our intellectual property rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

We enjoy certain preferential tax concessions and loss of these preferential tax concessions will cause our tax liabilities to increase and our profitability to decline.

We enjoy preferential tax concessions in the PRC as a high-tech enterprise. Pursuant to the State Council’s Regulations on Encouraging Investment in and Development, we were granted a reduction in our income tax rate to a rate of 15%. In addition, there is no assurance that the preferential tax treatment in the PRC will remain unchanged and effective. Our tax liabilities will increase and our profits may accordingly decline if our reduced income tax rate is no longer applicable and/or the tax relief on investment in PRC is no longer available.

Additionally, the PRC Enterprise Income Tax Law (the “EIT Law”) was enacted on March 16, 2007. Under the EIT Law, effective January 1, 2008, China will adopt a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and cancel several tax incentives enjoyed by foreign-invested enterprises. However, for foreign-invested enterprises established before the promulgation of the EIT Law, a five-year transition period is provided during which reduced rates will apply but gradually be phased out. Since the PRC government has not announced implementation measures for the transitional policy with regards to such preferential tax rates, we cannot reasonably estimate the financial impact of the new tax law to us at this time. Further, any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments, such as the discontinuation of preferential tax treatments for high and new technology enterprises altogether, would have a material adverse effect on our results of operations and financial condition.

Our actual results could differ from the estimates and assumptions that we use to prepare our financial statements, which may significantly reduce or eliminate our profits.

To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

•	the application of the “percentage-of-completion” method of accounting, and revenue recognition on contracts, change orders, and contract claims;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	value of goodwill and recoverability of other intangible assets; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

Our actual results could differ from those estimates, which may significantly reduce or eliminate our profits.

RISKS RELATED TO US DOING BUSINESS IN CHINA

All of our assets are located in China and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the results of operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, particularly the pharmaceutical industry, through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, particularly in our industry since it deals with contracts from the Chinese Government, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Share Exchange. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign persons or foreign funded enterprise under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this offering and the listing and trading of our common stock on the American Stock Exchange could have a material adverse effect on our business, operating results, reputation and trading price of our common stock, and may also create uncertainties for this offering.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, CSRC and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Specifically, this regulation, among other things, has some provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, Guangdong Seagull Law Firm, has advised us that because we completed our restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock on the American Stock Exchange does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for this offering, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Common Stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the Common Stock offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our Common Stock.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

Although we have not made any equity compensation grants under our 2007 Equity Incentive Plan, which was adopted by our board of directors and approved by our shareholders in July 2007, future participants of our equity incentive plan or any other equity compensation plan we may adopt who are PRC citizens may be required to register with SAFE. We have officers, directors, and employees that are eligible to receive grants under our equity incentive plan who are also PRC citizens. If it is determined that any of our equity incentive plan is subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of Severe Acute Respiratory Syndrome, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in China. Moreover, almost all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

The price of our common stock may be volatile, and if an active trading market for our common stock does not develop, the price of our common stock may suffer and decline.

Prior to our initial public offering and listing of our common stock on the American Stock Exchange on September 28, 2007, there has been no public market for our securities in the United States. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The price at which our common stock will trade after our initial public offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are outside of our control.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

In September 2007, we completed a public offering and sale of 847,550 shares of common stock, all of which are currently freely tradeable. In addition, pursuant to the terms of the Share Exchange, we filed a registration statement with the Securities and Exchange Commission to register a total of 2,320,875 shares of common stock issued in a Private Placement that was conducted in conjunction with the Share Exchange in September 2006. The registration statement was declared effective by the Securities and Exchange Commission in September 2007. The investors in the Private Placement agreed not to sell their shares until our common stock was listed on the American Stock Exchange, after which their shares are automatically released from the lock up on a monthly basis pro rata over a nine month period beginning with the date that is one month from the date of listing on the American Stock Exchange. We also registered the IR Securities and 1,312,675 shares of common stock held by certain of our shareholders immediately prior to the Share Exchange. The IR Securities consist of 100,000 shares of our common stock and common stock underlying a five-year warrant to purchase 232,088 shares of our common stock at a per share exercise price of $1.60. In addition, we agreed to register the Bonds, the Bond Warrants, and the shares of common stock that may be issued upon the conversion of the Bonds and exercise of the Bond Warrants that we issued in a financing transaction in April 2007; 2,857,143 shares of common stock that may be acquired upon conversion of the Bonds, subject to adjustment; 800,000 shares of common stock that may be acquired upon exercise of the Bond Warrants, subject to adjustment; 2,000,000 shares of common stock that were issued to FirstAlliance Financial Group, Inc. as a designee of Full Art’s sole shareholder and 962,325 shares of common stock held by the affiliates of WestPark. This prospectus covers the registration of the Bonds, the Bond Warrants, the shares of common stock that may be issued upon the conversion of the Bonds and Bond Warrants, and the 2,962,325 shares held by FirstAlliance Financial Group, Inc. and WestPark. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, following the Share Exchange, the former stockholder of Full Art may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. The sale of shares under Rule 144 would be subject to the twelve month lock up agreement that the former stockholder entered into with the underwriters of our recently complete public offering. As of October 15, 2007, 1% of our issued and outstanding shares of common stock was approximately 510,796 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

The former principal stockholder of Full Art has significant influence over us.

Our largest shareholder, KGE Group, Limited, or KGE Group, beneficially owns or controls approximately 73.9% of our outstanding shares as of the close of the Share Exchange. Luo Ken Yi, who is our Chief Executive Officer, Chief Operating Officer, and Chairman of the Board, and Ye Ning, who is our Vice General Manager and a director, are directors of KGE Group. In addition, Luo Ken Yi and Ye Ning own approximately 77.0% and 2.5%, respectively, respectively, of KGE Group’s issued and outstanding shares. As a result of its holding, KGE Group has controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. KGE Group also has the power to prevent or cause a change in control. In addition, without the consent of KGE Group, we could be prevented from entering into transactions that could be beneficial to us. The interests of KGE Group, and its control persons, may differ from the interests of our shareholders.

We recognized a charge to our earnings as a result of the Share Exchange and also may not be able to achieve the benefits we expect to result from the Share Exchange.

On August 21, 2006, we entered into the Exchange Agreement, as amended on October 17, 2006, with KGE Group, the sole shareholder of Full Art, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Full Art in exchange for shares of our common stock. On October 17, 2006, the Share Exchange closed, Full Art became our wholly-owned subsidiary, our sole business operations became that of Full Art, and the management and directors of Full Art became the management and directors of us.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which includes:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

In addition, we issued 2,000,000 shares of common stock to FirstAlliance Financial Group, Inc. upon closing of the Share Exchange, and the shares were accounted as a non-reoccurring general and administrative expense in the amount of $3.2 million and, as a result, reduced our earnings for the quarter and year ended December 31, 2006. As a result of the reduction in earnings, our results of operation for the quarter and year ended December 31, 2006 suffered and the value of our common stock and your investment may fall.

We recently completed a placement of convertible bonds that included a beneficial conversion feature and are mandatorily redeemable and 800,000 warrants exercisable at $0.01 per share. The features of the bonds and the value of the warrants will have the effect of reducing our reported operating results during the term of the bonds.

In April 2007, we issued $10,000,000 Variable Rate Convertible Bonds due in 2012, or the Bonds. The terms of Bonds include conversion features allowing the holders to convert the Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Trust Deed. If our common stock ceases to be listed on AMEX or there is a change of control of the company as defined in the Trust Deed, each holder will have the right to require us to redeem all or part of that holder’s Bonds. If on or before April 12, 2008, the Bonds, Bond Warrants, and shares underlying the Bonds and Bond Warrants are not registered with the SEC, then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount of the Bonds. In addition, at any time after April 12, 2010, each holder can require us to redeem the Bonds at 126.51% of the principal amount of the Bonds and we are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012. If a triggering event occurs and we are requested by the holders to repurchase all or a portion of the Bonds, we will be required to pay cash to redeem all or a portion of the Bonds. Finally, in connection with the issuance of the Bonds, we issued the holder of the Bonds the Bond Warrants exercisable at a per share exercise price of $0.01.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the Bonds and the value of the Bond Warrants will have an adverse impact on our results of operations for the term of the Bonds. The application of Generally Accepted Accounting Principles required us to allocate $2,467,951 to the beneficial conversion feature of the Bonds and $2,167,950 to the Bonds Warrants, which have been reflected in our financial statements as an interest discount. Also, we have determined that the total redemption premium associated with the mandatory redemption feature of the Bonds is $5,087,100. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the Bonds and the value of the Bond Warrants are being amortized as additional interest expense over the term of the Bonds. This accounting will result in an increase in interest expense in all reporting periods during the term of the Bonds, and, as a result, reduce our net income accordingly.

Mandatory redemption of the Bonds could have a material adverse effect on our liquidity and cash resources.

If we are required to redeem all or any portion of the Bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Our officers and directors have no experience in public company reporting and limited experience in financial accounting, which could impair our ability to satisfy public company filing requirements and increase our securities compliance costs.

Our officers and directors do not have any prior experience as officers and directors of a publicly traded company, or in complying with the regulatory requirements applicable to a public company. As a result, we could have difficulty satisfying the regulatory requirements applicable to public companies, which could adversely affect the market for our common stock. At present, we rely upon outside experts to advise us on matters relating to financial accounting and public company reporting. While we believe that it will be possible to satisfy our public company reporting requirements through the use of third party experts, our general and administrative costs will remain higher to the extent our officers alone are not able to satisfy our public company reporting requirements.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a majority of our revenues are generated in China, all of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

We do not foresee paying cash dividends in the foreseeable future.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

RISKS RELATED TO OWNING OUR BONDS AND BOND WARRANTS

Your right to receive payment on the Bonds is unsecured without any preference or priority and there may not be sufficient assets to pay amounts due on any or all of the Bonds.

The Bonds constitute direct, unsubordinated, and unsecured obligations for us and will at all times rank pari passu and without any preference or priority among themselves. Our payment obligations under the Bonds rank equally with all of our other present and future unsecured and unsubordinated obligations. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of principal and interest on our senior indebtedness will have priority over the payment of principal and interest on the Bonds. There may not be sufficient assets remaining to pay amounts due on any or all of the Bonds after we have made payment of principal and interest on the senior indebtedness.

Your ability to sell the Bonds and Bond Warrants is limited by the absence of a trading market, which may never develop.

The Bonds and Bond Warrants were issued in April 2007 and there is no public market for either, and we do not presently intend to apply for the listing of the Bonds or the Bond Warrants on any securities exchange or for inclusion in the automated quotation system of the National Association of Securities Dealers, Inc. An issue of securities with a smaller float may be more volatile in price than a comparable issue of securities with a greater float. Accordingly, the liquidity of the Bonds and the Bond Warrants will be severely limited. We cannot assure you as to your ability to sell the Bonds or the Bond Warrants or the price at which you would be able to sell the Bonds or Bond Warrants. If a trading market does develop, the Bonds and Bond Warrants could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, our financial performance and our stock price. No one is obligated to make a market in the Bonds or the Bond Warrants. In addition, any market making activities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended.

We may be unable to generate sufficient cash flow from which to redeem the Bonds.

Our ability to redeem the Bonds depends on our ability to generate sufficient cash flow. We cannot assure you that we will be able to generate sufficient cash flow to service the Bonds and our existing indebtedness. In addition, at maturity, the aggregate principal amount will become due and payable on all outstanding Bonds. At maturity, we may not have sufficient funds to pay the aggregate principal amount of the Bonds then outstanding. If we do not have sufficient funds for the payment of any principal or early redemption amount due in respect of the Bonds, we will be unable to meet our obligations under the Bonds and we will default. Upon a default the Trustee may declare that all amounts owing on the Bonds becomes immediately due and payable.

There are limited restrictive covenants in the Trust Deed governing the Bonds relating to our ability to incur future indebtedness.

The Trust Deed for the Bonds does not limit our ability to incur indebtedness, except that as long as any of the Bonds remains outstanding, we agreed not to create any encumbrance upon our present or future assets or revenues to secure any indebtedness or to secure any guarantee of or indemnity in respect of any such indebtedness unless our obligations under the Bonds are secured by the same encumbrance or have the benefit from a guarantee or indemnity in substantially identical terms. The Trust Deed governing the Bonds does not contain any financial or operating covenants or restrictions on the payment of dividends, incurrence of indebtedness (other than as stated above), transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We, therefore, may incur additional debt, including secured indebtedness or indebtedness by, or other obligations of, our subsidiaries to which the Bonds would be structurally subordinate. A higher level of indebtedness increases the risk that we may default on our indebtedness. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

Before conversion, holders of the Bonds and the Bond Warrants will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

If you hold Bonds or Bond Warrants, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you would receive if you converted or exercised your Bonds and Bond Warrants will be subject to all changes affecting our common stock. You will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert and exercise your Bonds and Bond Warrants into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or by-laws that require shareholder approval, holders of Bonds and Bond Warrants will not be entitled to vote on the merger or amendment.

There may be certain tax risks associated with the Bonds and the Bond Warrants.

There are significant income tax risks in connection with the Bonds and Bond Warrants, as more fully described below under “Material United States Federal Income Tax Consequences For Holders of Bonds and Bond Warrants.” The Bonds will contain “original issue discount” requiring a U.S. Holder thereof to include such “original issue discount” in income on a constant accrual basis prior to the receipt of cash with respect thereto. Your purchase and holding of the Bonds and Bond Warrants may have certain other tax consequences to you depending on your particular circumstances. See “Material United States Federal Income Tax Consequences for Holders of Bonds and Bond Warrants - Consequences to U.S. Holders” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our dependence on government contracts;

•	Fluctuation and unpredictability of costs related to our products and services;

•	Changes in the laws of the PRC that affect our operations;

•	Our failure to meet or timely meet contractual performance standards and schedules;

•	Any recurrence of severe acute respiratory syndrome (SARS) or Avian Flu;

•	Reduction or reversal of our recorded revenue or profits due to “percentage of completion” method of accounting;

•	Our dependence on the steel and aluminum markets;

•	Exposure to product liability and defect claims;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	Expenses and costs related to our issuance of the Bonds;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the Bonds, Bond Warrants, or the shares of common stock. We will receive proceeds from the exercise of the Bond Warrants, if and when they are exercised, at a per share price $0.01, subject to certain adjustments.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

We did not pay cash dividends during the six months ended June 30, 2007. We paid cash dividends of $1,576,796, $2,571,396, and $4,108,226 during the years ended December 31, 2006, 2005, and 2004, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the last five years and for the six months ended June 30, 2007:

	Six Months Ended June,		Year Ended December 31,
	2007		2006	2005		2004		2003		2002
Ratio of earnings to fixed charges(1)	13.58	x	N/A	61.41	x	11.38	x	37.34	x	297.83	x

(1)                                  For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges.  Fixed charges consist of interest expense and an estimate of the interest within rental expense.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on September 28, 2007, our shares of common stock have been listed for trading on AMEX under the ticker symbol “RCH.” As of September 27, 2007, we had 70 registered shareholders.

On September 28, 2007, which was our first day of trading, the high, low, and closing sales price for our common stock on AMEX was $7.49, $4.80, and $6.00, per share, respectively. On October 19, 2007, the closing sales price for our common stock on AMEX was $12.03 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the six months ended June 30, 2007 and 2006 (unaudited) and each of the years in the five-year period ended December 31, 2006 and the consolidated balance sheet data as of June 30, 2007 and 2006 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of June 30, 2007 and 2006 and December 31, 2002. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended June 30,		Year Ended December 31,
Consolidated Statements of Operations	2007	2006	2006	2005	2004	2003	2002
	(unaudited)	(unaudited)					(unaudited)
	(in thousands, except share and per share amounts)
Contract revenues earned	$33,884	$27,143	$64,032	$49,978	$28,816	$22,480	$16,554

Cost of contract revenues earned	(23,494)	(19,189)	(46,796)	(36,368)	(21,419)	(14,730)	(11,138)

Gross profit	$10,390	$7,954	17,235	$13,610	$7,397	$7,750	$5,416

Selling, general and administrative expenses	(2,564)	(2,212)	(5,989)	(6,463)	(4,636)	(3,564)	(1,844)

Non-recurring general and administrative expenses	-	-	(3,806)	-	-	-	-

Income from operations	$7,826	$5,742	$7,440	$7,147	$2,761	$4,186	$3,572

Interest expenses, net	(576)	(21)	-	(117)	(260)	(116)	(12)

Interest income	4	2	25	21	63	9	-

Other income, net	-	-	3	16	136	136	2

Income before taxes	$7,253	$5,723	7,468	$7,068	$2,700	$4,215	$3,562

Income tax	(1,265)	(857)	(1,318)	(1,157)	(491)	(739)	(564)

Equity loss and minority interest	(14)	-	-	-	-	-	-

Net income	$5,974	$4,866	$6,150	$5,910	$2,209	$3,476	$2,998

Basic and diluted net income per common share	$0.12	$0.11	$0.14	$0.14	$0.05	$0.08	$0.07
Basic and diluted dividend paid per common share	$0.12	$0.11	$0.04	$0.06	$0.10	$0.02	$-
Basic weighted average common shares outstanding	50,000,000	43,304,125	44,679,990	43,304,125	43,304,125	43,304,125	43,304,125
Diluted weighted average common shares outstanding	50,476,098	43,304,125	44,679,990	43,304,125	43,304,125	43,304,125	43,304,125

		As of December 31,
Consolidated Balance Sheets	As of June 30, 2007	2006	2005	2004	2003	2002
	(unaudited)					(unaudited)
	(in thousands)
Current Assets	$58,411	$43,821	$21,712	$17,455	$15,054	$98,020
Total Assets	59,797	44,861	22,320	18,642	15,394	100,774
Current Liabilities	20,343	21,784	14,016	13,916	8,774	60,848
Total Liabilities	28,628	24,349	14,016	13,916	8,774	61,232
Total Stockholders’ Equity	31,169	20,513	8,305	4,725	6,621	39,542

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

We were incorporated in the state of Delaware on March 16, 2004. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On October 17, 2006, we closed a share exchange transaction described below, pursuant to which we (i) became the 100% parent of Full Art International, Ltd., a Hong Kong Company (“Full Art”), which has four subsidiaries, including its wholly-owned subsidiary, Zhuhai King Glass Engineering Co., Ltd., a company formed under the laws of the People’s Republic of China (“PRC” or “China”), (ii) assumed the operations of Full Art and its subsidiaries and (iii) changed our name from SRKP 1, Inc. to China Architectural Engineering, Inc. Full Art was incorporated in Hong Kong on July 30, 1992 under the Companies Ordinance of Hong Kong.

We specialize in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. We have designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. We compete on the strength of our reputation, track record, strong relationships with government clients and our ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, we are able to add artistic and technological value to projects at cost-effective price points.

Our work is performed under cost-plus-fee contracts and fixed-price contracts. The length of our contracts varies but typically has a duration of approximately two years. Approximately 90% of our sales are from-fixed price contracts. The remaining 10% of our sales are from cost-plus-fee contracts. Under fixed-price contracts, we receive a fixed price. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Approximately 70% of contracts are modified after they begin, usually to accommodate requests from clients to increase project size and scope. In cases where fixed-price contracts are modified, the fixed price is renegotiated and adjusted upwards accordingly. Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs.

Recent Events

October 2006 Share Exchange

On August 21, 2006, we entered into a share exchange agreement with KGE Group, Limited, a Hong Kong corporation and the sole shareholder of Full Art. Pursuant to the share exchange agreement, as amended on October 17, 2006 (the “Exchange Agreement”), we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Full Art (the “Share Exchange”). The Share Exchange closed on October 17, 2006.

Upon the closing of the Share Exchange, we issued an aggregate of 45,304,125 shares of our common stock to the sole shareholder of Full Art and its designees in exchange for all of the issued and outstanding securities of Full Art. Also at the closing of the Share Exchange, we issued 100,000 shares of our common stock and five-year warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”). In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, we and certain of our shareholders agreed to cancel an aggregate of 3,125,000 shares of common stock such that there were 2,275,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, we had 50,000,000 outstanding shares of common stock and outstanding warrants to purchase 232,088 shares of our common stock. Upon the closing of the Share Exchange, the sole shareholder of Full Art and its designees owned approximately 90.6% of our issued and outstanding common stock, the pre-existing shareholders of the Company owned 4.7% and investors in the Private Placement (described below) (that closed concurrently with the Share Exchange) owned 4.6% of our outstanding common stock.

We agreed to register, and did register, the following securities held by our shareholders in the registration statement that we filed to register the shares issued in the Private Placement:

•	the IR Securities, which consist of 100,000 shares of common stock and 232,088 shares of common stock underlying warrants; and

•	1,312,675 shares of common stock held by our shareholders who were shareholders immediately prior to the Share Exchange.

In addition, we agreed to register for resale, and are registering in this prospectus the following securities:

•	962,325 shares held affiliates of WestPark Capital, Inc. (“WestPark”) who were shareholders immediately prior to the Share Exchange, and

•	2,000,000 shares of common stock that were issued at the closing of the Share Exchange to FirstAlliance Financial Group, Inc. (“FirstAlliance”) as a designee of Full Art’s sole shareholder.

Immediately after the closing of the Share Exchange, we changed our corporate name from “SRKP 1, Inc.” to “China Architectural Engineering, Inc.” Our shares of common stock are currently listed for trading on the American Stock Exchange (“AMEX”) under the ticker symbol “RCH.”

The acquisition of Full Art by us pursuant to the Share Exchange Transaction was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (Full Art) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital transaction, rather than a business combination. As a result, no goodwill is recorded. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of Full Art are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of Full Art in earlier periods due to the recapitalization.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

October 2006 Private Placement

On October 17, 2006, concurrently with the close of the Share Exchange, we received gross proceeds of $3,713,400 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,320,875 shares of common stock at $1.60 per share. We were required to register, and did register, the shares of common stock sold in the Private Placement. We also agreed to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense. We originally agreed that if we failed to register the shares, we would be obligated to pay to the investors a cash payment equal to 0.0333% of the purchase price of their respective shares for each business day of the failure. There was no maximum potential consideration to be transferred in respect to the potential penalty. Subsequently, we entered into an agreement with a sufficient number of investors necessary to bind all investor pursuant to which the penalty provision was waived.

The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock began to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares. After commissions and expenses, we received net proceeds of approximately $3,267,792 in the Private Placement. WestPark Capital, Inc. acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer and director our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

April 2007 Issuance of Bonds and Bond Warrants

On April 12, 2007, we completed a financing transaction with ABN AMRO Bank N.V. (“ABN AMRO”) issuing (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Bond Warrants”).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to ABN AMRO. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 12, 2007 between us and The Bank of New York, London Branch, as amended on August 29, 2007 (the “Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time on and after September 28, 2008, through March 28, 2012, into shares of our common stock at an initial conversion price equal $3.50 per share, the price per share at which shares were sold in our initial public offering of common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on AMEX or (ii) the Bonds, the Bond Warrants, and shares underlying the Bonds and the Bond Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

On April 12, 2007, we entered into a warrant instrument with ABN AMRO pursuant to which ABN AMRO purchased the Bond Warrants from us (the “Warrant Instrument”). The Bond Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 12, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants become exercisable on October 12, 2008 and terminate on April 12, 2010. The Bond Warrants are exercisable at a per share exercise price of $0.01. We have agreed to list the shares of common stock underlying the Bond Warrants on AMEX, or any alternative stock exchange by April 12, 2008.

On April 12, 2007 we also entered into a registration rights agreement with ABN AMRO pursuant to which we agreed to include the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and the Bond Warrants in a pre-effective amendment to the registration statement filed with the SEC and declared effective on September 27, 2007 (the “Initial Registration Statement”). Subsequently, we verbally agreed with ABN AMRO not to include its securities in the Initial Registration Statement and to register them in a separate registration statement of which this prospectus is a part.

September 2007 Initial Public Offering

In September 2007, we completed an initial public offering consisting of 847,550 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.2 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

October 2007 Warrant Exercise

In October 2007, a holder of warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 exercised the warrants. As a result of the exercise, we received gross exercise proceeds of $371,341 and issued 232,088 shares of common stock to the holder.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual experience may differ from these estimates.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation - The consolidated financial statements include our accounts and the accounts of our subsidiaries. Significant inter-company transactions have been eliminated in consolidation.

Economic and Political Risks - For the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004, substantially all of our sales were to companies located in the PRC and all of our assets were located in the PRC. Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the Chinese government has pursued economic reform policies in the past, we cannot assure you that the Chinese government will continue to pursue such policies or that such policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China’s political, economic and social conditions. We can give no assurance that the Chinese government’s pursuit of economic reforms will be consistent or effective.

Revenue and Cost Recognition - Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. The revenue earned in a period is based on the ratio of costs incurred to the total estimated costs required by the contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Total estimated gross profit on a contract, being the difference between total estimated contract revenue and total estimated contract cost, is determined before the amount earned on the contract for a period can be recognized. The measurement of the extent of progress toward completion are used to determine the amount of gross profit earned to date; the earned revenue to date is the sum of the total cost incurred on the contract and the amount of gross profit earned.

Earned revenue, cost of earned revenue, and gross profit are determined as follows:

i. Earned Revenue is the amount of gross profit earned on a contract for a period plus the costs incurred on the contract during the period.

ii. Cost of Earned Revenue is the cost incurred during the period, excluding the cost of materials not unique to a contract that have not been used for the contract.

iii. Gross Profit earned on a contract are computed by multiplying the total estimated gross profit on the contract by the percentage of completion. The excess of that amount over the amount of gross profit reported in prior periods is the earned gross profit that should be recognized in the income statement for the current period.

Selling, General, And Administrative Costs - Selling, general, and administrative costs are charged to expense as incurred. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Contract Receivable - Contract receivable represents billings to customers on the percentage of work completed and recognized to date based on contract price. An allowance is provided for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. We record an allowance for doubtful collections for our outstanding contract receivable at the end of the period in accordance with generally accepted accounting principles in the Untied States, and we consider that allowance to be reasonable at June 30, 2007 and December 31, 2006, 2005 and 2004.

Comprehensive Income - Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. Our current components of other comprehensive income are the foreign currency translation adjustment.

Income Taxes - We use the accrual method of accounting to determine and report its taxable income and use the flow through method to account for tax credits, which are reflected as a reduction of income taxes for the year in which they are available. We have implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States, People’s Republic of China (PRC) and Hong Kong SAR tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before we are able to realize that tax benefit, or that future realization is uncertain.

Advertising - Advertising costs are expensed as incurred.

Research and Development - Research and development costs are expensed as incurred. The costs of material and equipment acquired or constructed for research and development and having alternative future uses are classified as property and equipment and depreciated over their estimated useful lives.

Retirement Benefits- We make monthly contributions to various employee retirement benefit plans organized by provincial governments in the PRC in accordance with rates prescribed by them. The provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of our company. Contributions to these plans are charged to expense as incurred. The retirement expense for the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were $71,063, $118,856, $109,941, and $85,604, respectively.

Plant and Equipment - Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Land Use Rights - Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method.

Accounting for the Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

Inventories - Inventories are raw materials which are stated at the lower of weighted average cost or market value.

Advances to Suppliers - Advances to suppliers represent the cash paid in advance for purchasing raw materials.

Cash and Cash Equivalents - All highly liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain bank accounts only in the PRC and Hong Kong. We do not maintain any bank accounts in the United States of America.

Restricted Cash - Restricted cash represents time deposit accounts to secure notes payable and bank loans.

Foreign Currency Translation - The consolidated financial statements are presented in United States dollars. Our functional currencies as well as the functional currencies of our subsidiaries are the Hong Kong Dollar (HKD) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Statutory Reserves - Surplus reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Intangibles - Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” all goodwill and certain intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually. Other intangible assets will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.”

Results of Operations

The following table sets forth our statements of operations for the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004 in U.S. dollars:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
	(in thousands, except share and per share amounts)
Contract revenues earned	$33,884	$27,143	$64,032	$49,978	$28,816

Cost of contract revenues earned	(23,494)	(19,189)	(46,796)	(36,368)	(21,419)

Gross profit	$10,390	$7,954	$17,235	$13,610	$7,397

Selling, general and administrative expenses	(2,564)	(2,212)	(5,989)	(6,463)	(4,636)

Non-recurring general and administrative expenses	-	-	(3,806)	-	-

Income from operations	$7,826	$5,742	$7,440	$7,147	$2,761

Interest expenses, net	(576)	(21)	-	(117)	(260)

Interest Income	4	2	25	21	63

Other income, net	-	-	3	16	136

Income before taxes	$7,253	$5,723	7,468	$7,068	$2,700

Income tax	(1,265)	(857)	(1,318)	(1,157)	(491)

Equity loss and minority interests	(14)	-	-	-	-

Net income	$5,974	$4,866	$6,150	$5,910	$2,209

Basic and diluted net income per common share	$0.12	$0.11	$0.14	$0.14	$0.05
Basic and diluted dividend paid per common share	$0.12	$0.11	$0.04	$0.06	$0.10
Basic weighted average common shares outstanding	50,000,000	43,304,125	44,679,990	43,304,125	43,304,125
Diluted weighted average common shares outstanding	50,476,098	43,304,125	44,679,990	43,304,125	43,304,125

Six Months Ended June 30, 2007 and 2006

Contract revenues earned for six months ended June 30, 2007 were $33.9 million, an increase of $6.7 million, or 24.8%, from the contract revenues earned of $27.1 million for the comparable period in 2006. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the six months ended June 30, 2007. In addition, we also experienced a general increase in the amount of revenue generated per project for the six months ended June 30, 2007 as compared to the same period in 2006.

Cost of contract revenues earned for the six months ended June 30, 2007 was $23.5 million, an increase of $4.3 million, or 22.4%, from $19.2 million for the comparable period in 2006. Cost of contract revenues earned consists of the raw materials, labor and other operating costs related to manufacturing. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the six months ended June 30, 2007. Gross profit for the six months ended June 30, 2007 was $10.4 million, an increase of $2.4 million, or 30.6%, from $8.0 million for the comparable period of 2006. Our gross margin for the six months ended June 30, 2007 was 30.7% as compared with 29.3% for the six months ended June 30, 2006. The increase was primarily a result of increased prices for our services and products.

Selling, general and administrative expenses were $2.6 million for the six months ended June 30, 2007, an increase of approximately $0.4 million, or 15.9%, from $2.2 million for the comparable period in 2006. Selling expenses were $0.38 million for the six months ended June 30, 2007, a decrease of approximately $0.07 million, or 15.6%, from $0.45 million for the six months ended June 30, 2006. The decrease was primarily due to the implementation of internal controls on operating expenses during the six months ended June 30, 2007, including stricter control on entertainment expenses and traveling expenses. General and administrative expenses for the six months ended June 30, 2007 were $2.2 million as compared to $1.8 million for the six months ended June 30, 2006. The increase was due to the increase of staff costs due to growth in operations and the increase of research and development during the three months ended June 30, 2007.

Interest expenses were approximately $576,000 for the six months ended June 30, 2007, an increase of approximately $556,000, or 2,661.35%, from $21,000 for the comparable period in 2006. The increase was due to our issuance of the Bonds at a discount and the Bond Warrants during the three months ended June 30, 2007, which incurred accretion of interest discount for warrants, beneficial conversion feature and redemption premium, and amortization on bond discount.

Income tax was $1.3 million for the six months ended June 30, 2007, an effective tax rate of 17.4%, compared with $0.9 million for the six months ended June 30, of 2006, an effective tax rate of 15.0%. The primary reason for the increase was due to the increase in income before taxes and the different amounts of income being recognized in the PRC and Hong Kong under different tax rates on corporate profits derived from subsidiaries in each location. Through two of our subsidiaries, Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd, we are generally subject to a PRC income tax rate of 33%; however, in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is currently 15%. In addition, we and two of our subsidiaries are subject to a Hong Kong profits tax rate of 17.5%. We expect our effective tax rates to increase in future periods as a result of new tax laws passed in China.

Net income for the six months ended June 30, 2007 was $6.0 million, an increase of $1.1 million, or 22.8%, from $4.9 million for the comparable period in 2006.

Years Ended December 31, 2006 and 2005

Contract revenues earned for year ended December 31, 2006 were $64.0 million, an increase of $14.0 million, or 28.1%, from the contract revenues earned of $50.0 million for the year ended December 31, 2005. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the year ended December 31, 2006. In addition, we also experienced a general increase in the amount of revenue generated per project in 2006 as compared to 2005.

Cost of contract revenues earned for the year ended December 31, 2006 was $46.8 million, an increase of $10.4 million, or 28.7%, from $36.4 million for the year ended December 31, 2005. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the year ended December 31, 2006. Gross profit for the year ended December 31, 2006 was $17.2 million, an increase of $3.6 million, or 26.6%, from $13.6 million for the year ended December 31, 2005. Our gross margin for the year ended December 31, 2006 was 26.9% as compared with 27.2% for the year ended December 31, 2005.

Selling and administrative expenses were $6.0 million for the year ended December 31, 2006, a decrease of approximately $0.5 million, or 7.3%, from $6.5 million for the year ended December 31, 2005. The decrease was primarily due to the implementation of internal controls on operating expenses during the year ended December 31, 2006, including stricter control on staff costs, entertainment expenses, and traveling expenses.

Non-recurring general and administrative expenses for the year ended December 31, 2006 were $3.8 million as compared to $nil for the year ended December 31, 2005. The non-recurring general and administrative expense resulted from our payment, through issuance of securities or payment of cash, to service providers that rendered services in connection with the consummation of the Share Exchange and the related transactions. Included in the non-recurring general and administrative expenses was the issuance at the closing of the Share Exchange of 2,000,000 shares of common stock to First Alliance Financial Group for consulting services, issuance of 100,000 shares of common stock, and payment of $445,608 to brokers for services related to the private placement that closed concurrently with the Share Exchange. Each of the shares that were issued for services were valued at $1.60 per share, which is the per share sales price in the private placement.

Income tax was $1.3 million for the year ended December 31, 2006, an effective tax rate of 17%, compared with $1.2 million taxes for the year ended December 31, 2005, an effective tax rate of 16%. The primary reason for the increase in the dollar amount of the tax was due to the increase in income before taxes. Through two of our subsidiaries, Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd, we are generally subject to a PRC income tax rate of 33%; however, in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is currently 15%. In addition, we and two of our subsidiaries are subject to Hong Kong profits tax rate of 17.5%.

Net income for the year ended December 31, 2006 was $6.2 million, an increase of $0.3 million, or 4.1%, from $5.9 million for the comparable period in 2005.

Years Ended December 31, 2005 and 2004

Contract revenues earned for year ended December 31, 2005 were $50.0 million, an increase of $21.2 million, or 73.4%, from the contract revenues earned of $28.8 million for the year ended December 31, 2004. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the year ended December 31, 2005. In addition, we also experienced a general increase in the amount of revenue generated per project in 2005 as compared to 2004.

Cost of contract revenues earned for the year ended December 31, 2005 was $36.4 million, an increase of $15.0 million, or 69.8%, from $21.4 million for the year ended December 31, 2004. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the year ended December 31, 2005. Gross profit for the year ended December 31, 2005 was $13.6 million, an increase of $6.2 million, or 84.0%, from $7.4 million for the year ended December 31, 2004. Our gross margin for the year ended December 31, 2005 was 27.2% as compared with 25.7% for the year ended December 31, 2004.

Selling and administrative expenses were $6.5 million for the year ended December 31, 2005, an increase of approximately $1.8, or 39.4%, from $4.6 million for the year ended December 31, 2004. The increase was primarily due to growth in operations and related increases in staff costs and project-related expenses, such as insurance, professional fees, and general expenses of onsite offices.

There were no non-recurring general and administrative expenses for the years ended December 31, 2005 and 2004.

Income tax was $1.2 million for the year ended December 31, 2005, an effective tax rate of 16%, compared with $491,000 taxes for the year ended December 31, 2004, an effective tax rate of 18%. The primary reason for the increase in the dollar amount of the tax was due to the increase in income before taxes.

Net income for the year ended December 31, 2005 was $5.9 million, an increase of $3.7 million, or 167.5%, from $2.2 million for the comparable period in 2004.

Liquidity and Capital Resources

At June 30, 2007, we had cash and cash equivalents of $6,008,770. Prior to October 17, 2006, we have historically financed our business operations through short-term bank loans and cash provided by operations.

We borrowed funds through short-term notes during the year ended December 31, 2004 in the amounts of $3.6 million and $1.2 million that were due and repaid by us during the 2005 fiscal year. The notes carried interest rates of 5.04% and 6.786%, respectively, per annum. We also borrowed funds through a short-term notes during the year ended December 31, 2005 in the amount of $743,000 that we repaid in 2006. The notes had an interest rate of 6.1065%.

In October 2006, we opened a line of credit facility with the Zhuhai branch of Bank of East Asia for up to a maximum of $2,564,979, which is RMB 20,000,000. We established and borrowed the full amount available under the line of credit to replace a 2005 short term loan from another bank that was expiring. Interest expense on this line of credit was $18,678 for the year ended December 31, 2006 and $71,634 for the six months ended June 30, 2007. The credit facility is in effect and does not require renewal until October 2011. In order to facilitate the extension of the credit facility to us by the Zhuhai branch of Bank of East Asia, we agreed to deposit the same amount on fixed deposit terms into the Hong Kong branch of Bank of East Asia.

We lease certain administrative and production facilities from third parties. Accordingly, for the six months ended June 30, 2007 and 2006, we incurred rental expenses of approximately $183,000 and $76,000, respectively.

On April 12, 2007, we completed a financing transaction pursuant to which we issued the Bonds. The Bonds bear cash interest at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time on and after September 28, 2008, at an initial conversion price of $3.50 per share, the price per share at which shares were sold in our initial public offering on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain instances.

If on or before April 12, 2008, (i) our common stock, including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants, is not listed on AMEX or (ii) the Bonds, the Bond Warrants, and shares underlying the Bonds and the Bond Warrants are not registered with the SEC, then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. We also issued 800,000 warrants on April 12, 2007 to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant instrument.

In September 2007, we completed an initial public offering consisting of 847,550 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.2 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

In October 2007, a holder of warrants to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 exercised the warrants. As a result of the exercise, we received gross exercise proceeds of $371,341 and issued 232,088 shares of common stock to the holder.

Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. When we are awarded construction project, we work according to the percentage-of-completion method which matches the revenue streams with the relevant cost of construction based on the percentage-of-completion of project as determined based on certain criteria, such as, among other things, actual cost of raw material used compared to the total budgeted cost of raw material and work certified by customers. There is no guarantee that the cash inflow from these contracts is being accounted for in parallel with the cash outflow being incurred in the performance of such contract. In addition, a construction project is usually deemed to be completed once we prepare a final project account, the account is agreed upon by our customers, and all amounts related to the contract must be settled according to the account within three months to a year from the customer’s agreement on the final project account. As there may be different time intervals to reach a consensus on the amount as being accounted for in the projects before the project finalization account is being mutually agreed by each other. We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposit with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We attempt to maintain a credit policy of receiving certain amounts of deposit from customers before we begin a new project. Coupled with the return of retention money and deposits from other previously-completed projects and credit granted by suppliers, we have been able to maintain an overall net cash position in our operations in last two years, but there is no guarantee that we will be able to maintain a positive net cash flow position in the future.

Net cash used in operating activities for the six months ended June 30, 2007 was $5.8 million, as compared to $1.1 million used in the same period in 2006. The change is primarily the result of an increase in receivables due to a relatively long collection period typical of the architecture industry in China and a decrease in payables for the six months ended June 30, 2007. Net cash used in operating activities for the year ended December 31, 2006 was $3.0 million, as compared to $3.5 million provided by operating activities in the same period in 2005. The decrease in cash provided from operating activities is primarily the result of a significant increase in receivables from $6.6 million to $18.3 million, partially offset by an increase in net income and payables during the year ended December 31, 2006, both of which was the result of an increase in sales. We experienced an increase of revenue of $14.1 million for the year ended December 31, 2006 compared to an increase of $20.7 million for the same period in 2005. Contracts receivables as of December 31, 2006 was $7.6 million, an increase of $3.3 million, or 76.1%, over contracts receivables of $4.3 million as of December 31, 2005. The increase in contracts receivables reflected an increase in contract revenue earned. We received eight new projects of total contract sum of approximately $12.4 million in the year ended December 31, 2005, which account for approximately $6.3 million contract receivables for such period.

Net cash used in investing activities was approximately $279,000 for the six months ended June 30, 2007 compared to approximately $650,000 provided for the six month ended June 30, 2006. The decrease was a result of a decrease in purchases of plant and equipment and a decrease in security deposits during the six month ended June 30, 2007 as compared to the comparable period in 2006. Net cash used by investing activities was $2.9 million for the year ended December 31, 2006, as compared to net cash provided by investing activities of $1.0 million for the year ended December 31, 2005. The change was primarily a result of an increase in restricted cash from $600,000 in 2005 as compared to $2.2 million in 2006. The increase in restricted cash resulted from our deposit of such amount on fixed deposit terms with the Hong Kong branch of Bank of East Asia to facilitate a line of credit facility in the same amount from the Zhuhai branch of Bank of East Asia. We established and borrowed the full amount available under the line of credit to replace a 2005 short term loan from another bank that was expiring.

Net cash provided by financing activities was $9.9 million for the six months ended June 30, 2007 compared to $2.2 million used for the six months ended June 30, 2006. The increase was primarily due to the receipt of $9.7 million for the issuance of convertible bonds and warrants for the six months ended June 30, 2007. Net cash provided by financing activities was $6.9 million for the year ended December 31, 2006 compared to cash used by financing activities of $7.2 million for the year ended December 31, 2005. The increase in cash provided was primarily to $7.1 million received in 2006 from the issuance of common stock and $2.6 million received as proceeds from a long term loan, whereas there were no such cash provided in 2005. In addition, we had $4.8 million in repayment of short term loans in 2005 and only repayment amounts of $743,742 in 2006.

As of June 30, 2007, contracts receivables were $11.3 million, an increase of $3.7 million, or 32.71%, over contracts receivables of $7.6 million as of December 31, 2006. The increase in contracts receivable reflected an increase in contract revenue earned. In addition, because the collection period typically runs from three months to one year, the increase in contracts receivable reflects not only the increase in sales but also the long collection period. Since we require an average of one to two months to receive products we order from the date of our order, we have been increasing our inventories in order to enable us to meet anticipated increases in sales. In addition, our payment cycle is considerably shorter than our receivable cycle, since we typically pay our suppliers all or a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We are currently involved in three lawsuits in which we are suing other parties for overdue payments. The total amount involved is $1,292,520. We obtained judgment in our favor on one of the lawsuits and anticipate full payment on all of the overdue amounts in the near future.

At June 30, 2007, we had no material commitments for capital expenditures other than for those expenditures incurred in the ordinary course of business. During the second half of 2007, we intend to expend approximately $35 to $40 million to purchase materials and serve as deposits for performance bonds for new projects that we have obtained. Additional capital for this objective may be required that is in excess of our liquidity, requiring us to raise additional capital through an equity offering or secured or unsecured debt financing. The availability of additional capital resources will depend on prevailing market conditions, interest rates, and our existing financial position and results of operations.

Contractual obligations

The following table describes our contractual commitments and obligations as of December 31, 2006:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$582,821	$282,795	$150,013	$150,013	$—
Long Term Bank Loan / Interest (1)	3,237,171	128,481	256,962	256,962	2,594,766

(1) We intend to repay the loan with a balloon payment upon maturity. Accordingly, servicing of this debt in the years prior to repayment represents interest payments only.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

We are currently involved in three lawsuits in which we are suing other parties for overdue payments. The total amount involved is $1,292,520. We obtained judgment in our favor on one of the lawsuits and anticipate full payment on all of the overdue amounts in the near future.

Foreign Currency Risk

The functional currencies of our company are the Hong Kong Dollar (HKD) and Renminbi (RMB). Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk

A substantial portion of our business, assets and operations are located and conducted in China. While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Off-Balance Sheet Arrangements

None.

New Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal years.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- Including an Amendment of SFAS 115” (SFAS No. 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 159 on our consolidated financial statements.

We do not anticipate that the adoption of the above standards will have a material impact on these consolidated financial statements.

DESCRIPTION OF BUSINESS

Overview

We specialize in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. We have designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. We believe that we compete on the strength of our reputation, track record, strong relationships with government clients and our ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, we believe we are able to add artistic and technological value to projects at cost-effective price points.

Market Opportunities

The continuing expansion of the Chinese economy has spurred the substantial growth of China’s construction industry, especially in the commercial and public works sectors. As architectural designs for these buildings have become more complex, challenging and modern in scope, there has been an increased need for technology driven companies providing high-end specialty curtain wall systems.

Increasingly, architects have come to favor designs that focus on improved natural lighting, active climate control and cost savings. Increasing demand for state-of-the-art curtain wall glass cladding has spurred technological innovation within the industry to provide new designs and engineering processes. Contractors are relying on firms that can work with architects to develop and enhance their vision and efficiently implement their design while maintaining high quality standards and cost control.

There is an increasing trend in the construction industry toward complex, fast-track, design-build projects. These projects require that all phases of construction be accomplished in accordance with compressed time schedules that involve the hired firm at early stages of the project. These projects also are characterized by numerous design changes requiring that all construction participants coordinate their efforts in order to respond quickly and efficiently in implementing these changes. Those firms capable of meeting this demand must have the ability to provide a total overall solution, from design and project management, to complete engineering services, through manufacturing, installation and servicing.

As China’s economy continues to develop, it is expected that increased construction will be required to accommodate growth in education, culture, social welfare and business. Libraries, museums, exhibition halls, stadiums, planetariums and science centers are among the types of structures increasingly needed in China today. These large public structures can be very costly in terms of energy consumption, calling for new ways to build efficient wall systems that actively conserve energy. In addition, governmental agencies and international regulators are becoming more environmentally conscious in the enactment of regulations governing new construction. Rising fuel costs and environmental concerns have resulted in regulation designed to ensure that new commercial and public works buildings have a low environmental impact. Technologies such as solar lighting, advanced shading systems and circulating sea water systems are constantly improving the ability of structures to interact with the environment by taking advantage of natural conditions, thus meeting the dual goals of reducing energy costs and lessening environmental impact. Currently, most innovative, cutting edge projects appear in the largest cities of China. Yet as development continues, it is expected that mid- and small-sized cities will increasingly move towards investing in these structures as well.

Products and Services

For over 10 years, we have implemented our technology-driven policy of design, manufacturing, and engineering excellence to meet the exacting architectural challenges of Chinese and international customers. We design and develop systems to offer custom-designed solutions for developers of commercial and public works projects with special architectural features. In terms of project management, we exercises overall project planning and control over key areas of activities such as design and engineering, procurement, production scheduling, quality control and site installation. Our comprehensive package of services allows us to offer customized engineering solutions at an affordable cost to meet the requirements of our clients.

Our primary business focus is on designing, engineering and installing specialty high-end curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products. For the six months ended June 30, 2007, approximately 91% of our sales came from new construction projects and for the year ended December 31, 2006, approximately 95% of our sales came from new construction projects. The remainder is comprised primarily of projects where we add new glass skins to old buildings. A number of these projects have been done in Hong Kong, where the goal was to preserve the original style and features of the structure while applying a new skin which would protect the building and add new energy-saving and aesthetic features.

Concept and Project Management. Initially, we work with the architect to develop, clarify and enhance the overall creative vision for the project. In the design of a curtain wall system, architects are freely able to choose different structure systems to meet the requirements of various architectural models. All contracts awarded are assigned a project number, which is used to track each component and man-hour associated with the project through the entire construction process. All project drawings, specifications and completion schedules on a project are reviewed by our senior management team, and all projects are assigned to one or more project managers, who assume primary responsibility for all aspects of the project. Reporting to the project manager are construction supervisors, safety and administration staff, quality control staff and project engineering staff. Each of these project team members coordinates with internal functional departments and outside suppliers as appropriate. Often a project manager assigned to a given project will have significant experience in similar projects. A project manager generally will be responsible for a number projects in various stages of completion at any given time, depending on the scope, complexity, and geographic location of such projects. Each project is divided into critical sequences that follow the anticipated curtain wall construction path. Each sequence follows a timeline, the status of which is continually monitored. Project managers coordinate and manage design changes or other changes in scheduled completion deadlines in an effort to minimize overall project delays.

Design. Specific technical parameters of the concept are established as new design elements are created and combined with existing technologies. During the design phase, our engineers and technicians review preliminary and completed designs and make recommendations regarding types of connections, possible savings on fabrication techniques, and methods of installation. Operating state-of-the art computer-aided design (CAD) stations, these individuals provide customized design solutions in the form of structural calculations, drawings, fabrication and installation details, together with technical advice and consultancy on specifications, feasibility studies and material procurement. At the implementation stage of the project, detailed fabrications/shop-drawings are produced, discussed and agreed with the project architect/manager. These form the blueprint for project execution and scheduling. Every order is scheduled for production through CAD and computer-aided manufacturing (CAM) systems with progress tracked at each stage of the project process. Quality control and assurance programs are a combination of our specifications with quality inspectors working at all production stages.

Engineering. We maintain significant in-house structural engineering and detailing capabilities that enable us to implement and coordinate with our shop and field personnel original project specifications and changes to building and structural designs sought by our clients. These resources help influence critical determinations as to the most cost-effective systems, designs, connections, and installation procedures for a particular project. Our engineers work on-site with suppliers to machine our patented curtain wall elements and to procure the appropriate raw materials. Our detailers prepare detail shop drawings of the dimensions, positions, locations, and connections, and the fabrication and installation sequences, of each component utilized in a project, and continually update these drawings to accommodate design and other changes. Our automated detailing systems produce updated detail drawings electronically, which can be delivered to our domestic and foreign field locations. Detailers coordinate directly with customers and our suppliers and installation teams to determine and plan the order of fabrication and installation of a project and associated personnel and equipment requirements.

Fabrication. Although we are responsible for hiring suppliers and manufacturers, we subcontract the manufacture of parts made from glass, metal and other materials used in our curtain wall systems. Once parts have been manufactured by subcontracted factories, we will occasionally process them further. This processing takes place in our facilities in Beijing, Shanghai and Zhuhai and usually entails procedures such as adding metal frames to or drilling holes in glass panes, or cutting and bending steel rods into customized shapes. All of our products are fabricated in accordance with applicable industry and specific customer standards and specifications. We have developed project-specific and company-wide quality assurance and quality control programs, and utilize sophisticated systems to inspect all fabricated components. We prepare load lists that identify the sequence and date that each individual component is required on a project, a procedure that reduces the handling of and the need to store materials in the field. After the completion of processing to customer specifications, finished pieces are loaded for shipment to the construction site.

Installation. We have 154 full-time workers and supervisors who are engaged on our projects. Our installation teams consist of highly-trained, skilled and experienced field operatives with established lines of communication between the work site, the technical design department and the factory, ensuring that clients are provided with optimum and cost-effective practical solutions. Site installation is managed through our trained project management staff, and each project has a dedicated project team. On site there are a number of our supervisors who are each responsible for a different section of the curtain wall project. Each supervisor typically manages 30 to 50 of our workers. A small project may have just one work team while a very large project may have five or more. Because the workers are all trained by us and are familiar with the workflow process, they can work on any project in any location. Our project supervisors are often internally developed from our pool of workers. Occasionally, we will hire additional contract labor for specific sections of a very large project or if there are several projects being installed simultaneously, but these extra workers only supplement our core project team. The installation team coordinates its site delivery program with the main contract schedule to meet completion deadlines. The installation process typically consists of pre-assembly of metal and glass component parts at the project site, the lifting of components by crane to the appropriate location at the site and the final assembly of major components.

Customer Service. Our quality control and assurance department is comprised of trained technicians who are responsible for the quality assurance, including quality control of in-process fabrication and site installation by a detailed inspection as well as continued maintenance after project completion. We have adopted important safety policies that are administered and enforced by our senior management and provide training on safety procedures and techniques to our shop and field personnel.

Strategy

To reach the goal of being a preferred choice for Chinese and international government, contractor and architectural clients, we are focusing on the following strategies:

Emphasize Innovative Services. We are committed to meeting the demands of the market, both in China and internationally, through technical innovation and solutions. We focus our design, engineering, and installation expertise on distinct product segments requiring unique or innovative techniques as we have extensive experience in providing services requiring complex design and installation techniques and other unusual project needs. These service capabilities have enabled us to address design-sensitive projects such as stadiums, uniquely designed commercial buildings, and projects that typically carry higher margins than other commercial and public works buildings.

Provide Full Service Solutions. We meet the demand for fully integrated curtain wall contractors that can (i) avoid the coordination difficulties inherent in the use of multiple curtain wall subcontractors; and (ii) implement rapid and multiple design changes in a coordinated and timely manner, preventing project delays and reducing costs to the customer. We believe that a key factor in our success has been our ability to provide, through our in-house personnel, valuable input and assistance to our customers with respect to overall project design, engineering fabrication and installation sequences and other critical project decisions. This often results in overall project cost savings and efficiencies and helps to solidify key customer relationships. In addition to our centralized project management, we also uses a high percentage of skilled installation employees local to projects and utilize advanced scheduling systems to enhance our ability to provide project management services to customers complementary to our core engineering, detail drawing, shop fabrication, and field installation services.

Leverage Our Brand and Reputation. We believe that the strength of our brand is increasing in China and internationally as we build on our large range of projects and our offering of comparative cost advantages and supply-chain management for some of the most complex curtain wall systems in the world. We believe that we have gained a reputation in the industry as a reliable, fully integrated provider of design-build, engineering, installation services with the ability to complete large, complex projects on a timely, cost-efficient basis.

Geographic Expansion in China. Our objective is to achieve and maintain a leading position in the geographic regions and project segments that we serve by providing timely, high-quality services to our customers. We believe that our ability to offer design-build services and our project management capabilities make us a preferred source for complex, design-build projects in the geographic regions we serve. We believe that we have long-standing relationships with China’s top construction officials and leading international architects, having completed high profile projects in China, including the National Theater in Beijing, Shenzhen International Airport and the National Palace Museum. We plan to continue to meet the needs of government and private sector customers in the larger cities within China where we are able to leverage our relationships with national and regional accounts and where commercial and public works development has been more prevalent. We believe that as China’s economic growth continues to reach down to second and third tier cities across the country, governments of those cities will want to build their own high-end public works projects.

International Expansion. On May 11, 2007, we entered into an agreement with CPD (Australia) Holding Pty Ltd. (“CPD”), through our wholly-owned subsidiary Full Art International, Ltd., to establish a company named KGE Australia Pty Ltd. (“KGE Australia”). Pursuant to the terms of the agreement, KGE Australia, which is located in Sydney, Australia, will have an initial registered capital of 1,000,000 Australian dollars (which is approximately US $830,750), with us investing 550,000 Australian dollars (which is approximately US $456,912) and CPD investing 450,000 Australian dollars (which is approximately US $373,838). KGE Australia will undertake contracting on projects in Southeast Asian and Pacific countries. We intend to continue our efforts to perform work in other foreign countries as well. We have launched initiatives to expand sales outside of our traditional China-based markets. We intend to build more projects in Hong Kong and Macau, where demand continues to be brisk. We have also begun working on projects in Vietnam. In addition to building new projects, we intend to continue to add advanced curtain wall technology to existing structures, enabling owners and developers to modernize and improve cost efficiency. In the Middle East, we believe that demand will grow along with trade expansion and continued windfalls from ever-increasing oil prices. We are currently working on a project in Doha, Qatar.

Product Attributes

Our curtain wall products are highly engineered specialty wall systems consisting primarily of a series of glass panels set in metal frames, stone panels, or metal panels, as well as roofing systems and related products. A curtain wall is fixed to the commercial building by mechanical connection, either in a primarily inoperable mode or adjustable with special settings with spring or press systems. Glass panels are connected to the metal support system by metal clamps and fixing bolts. The support system of fixing bolts could be a steel, aluminum and or glass structure, with glass flank or spidery tension rod or cable.

We offer a variety of support systems:

Glass Fin Support System. The facial glass mixing with the glass fin provides facade with maximum transparence, which eliminates the differential expansion among glass metal structures.

Metal Structure Support System. This system utilizes both steel post and steel truss of aluminum post in a metal structure. One of our most popular support systems, its flexibility can fully meet the criteria of demanding modern architecture. At the same time, the combination of transparent glass and steady metal structure completely realizes a harmony between beauty and force, elegance and strength.

Spidery Tension Rod/Cable Support System. This system utilizes a stainless steel tension rod connector for connecting the tension rod or the tension cable to the steel structure in order to form a stable spidery structure for glass curtain wall supporting. A response to the challenge of modern architecture, architects are able to create a smooth and transparent facade.

We use a variety of clamping devices to integrate the glass frame to the support system. Metal “spider” clamps are cast from stainless or high-strength carbonic steel in and provide the features of high strength, simple installment and easy maintenance. Our metal clamps integrate the facial glass with the structure, enhancing the hardness of an entity. Transferable cabling structure makes the curtain wall stretch higher, meeting designers’ requirements for the larger size of vertical space. The combination of steel and glass embodies the feature of stability, lightness and transparency, expressing the majesty and originality of a building.

Our fixing bolts are made of stainless steel and are used for holding the glass glazing. These specifically designed bolts transfer the wind loads, deflection stress and the weight of glass itself to the metal support system which helps reduce the strain on the glass and ensure structural integrity. These bolts are offered in both countersink and flat head. Countersink head fixing bolts they provide a smooth surface when fit flush in the outward surfaces of the glass. They are typically utilized in single and double glazed glass structures. The cylindrical head of our flat head fixing bolts protrude from the surface of glass, which provides more strength against wind force and shear force and can use to fix laminated and insolated glass.

We offer a variety of glass panels allowing a diverse selection of styles to meet the architectural demands of our clients:

Insulating Glass. Increases a window’s thermal performance and sound insulation; constructed with two or more pieces of glass separated by a desiccant-filled spacer and sealed with an organic sealant. The desiccant absorbs the insulating glass unit’s internal moisture.

Laminated Glass. Consists of two or more pieces of glass fused with a vinyl or urethane interlayer and is used primarily for skylight, security and hurricane-resistant application.

Energy- Efficient Coated Glass. Provides solar control, both minimizing heat gain and controlling thermal transfer, by adding coatings to glass. In addition, coatings add color and varying levels of reflectively.

Spandrel Glass. The use of full coverage paint on insulated glass or polyester opacifier film backing on high performance coated glass for the non-vision areas of the building.

Stone or metal may also be used as paneling

Projects

Our work is performed under cost-plus-fee contracts and fixed-price contracts. The length of our contracts varies but typically has a duration of approximately two years.

Approximately 90% of our sales are from fixed price contracts. The remaining 10% of our sales are originated from are cost-plus-fee contracts. Under fixed-price contracts, we receive a fixed price. Approximately 70% of contracts are modified after they begin, usually to accommodate requests from clients to increase project size and scope. In cases where fixed-price contracts are modified, the fixed price is renegotiated and adjusted upwards accordingly. A disadvantage of fixed-price contracts is that we realize a profit only if we control our costs and prevent cost over-runs on the contracts, which can oftentimes be out of our control, such as cost of materials. An advantage of these contracts is that we can adjust the material and technology that we use in the project, as long as we satisfy the requirements of our customer, and there is a potential to benefit from lower costs of materials.

Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. An advantage of cost-plus-fee contracts is that the cost of materials generally has no effect on our profit, since we are reimbursed for costs. A disadvantage is that the profit resulting from any cost savings on the materials goes to the contractor and not us.

Noteworthy or recently completed or awarded projects include the following:

Beijing Botanical Garden Greenhouse
Bringing the theme, “remembering roots”, to life, the greenhouse was constructed with 8,000 pieces of irregular double glazed toughened glass panes and a steel structure to create a three-dimensional image of roots and stems intertwining. The spider and fixed-point glass curtain wall system automatically adjusts for temperature, humidity, sun shading, UV exposure and irrigation. The structure is comprised of an elliptical atrium (bud) and a double -curved radiated sector (leaf). The “bud” is set on the outside surface of the steel truss, and the “leaf” is on the inside, both protecting the steel from the rain forest conditions inside and expressing the theme.

National Grand Theater - Beijing	• The titanium roof and glass curtain wall form a multi-layered, color shifting elliptical shell • Changes in light and temperature will produce unpredictable color effects

Palace Museum, Wumen Exhibition Hall Forbidden City, Beijing	Using patented point fixture glass technology, we created an installation which will at once preserve the ancient hall and offer maximum visibility and enjoyment for visitors.

Skyscraper in Doha, Qatar

• In June 2005, we were awarded the contract for construction of the glass curtain wall and solar protection system of the Qatar high-rise office tower, which will be located in West Bay, Doha and will be the tallest building in Qatar when completed.

• The design evokes the geometric complexity of the oriental moucharabieh, a typical Islamic style of interlaced wooden screenwork, while also functioning as a form of solar protection.

• The curtain wall is composed of four “butterfly” aluminum elements of different scales. This overall pattern changes in order to provide maximal protection from the strong east and west sun. The inside layer is a reflective glass skin, which complements protection. A system of roller-blinds can also be used when needed.

Shenzhen International Airport “Flying Eagle”

• Reflecting its location at an airport, the structure was designed to give the impression of a great bird in flight.

• Transparent laminated toughened glass panes were fixed to the columns by spider and point-supported devices.

Zhongguancun Software Park, Beijing

• The “Disc”, with a diameter of 85 meters, is hung 20 meters in the air by radial steel cables and tension cables fixed to four cone-shaped steel columns.

• The “Disc” utilizes a high-tech photoelectric system for environmental protection and conservation. Sunlight is converted to electrical energy and stored in photoelectric boards in the laminated glass.

• Spider and point-fixed toughened laminated glass shows off the intricate steel structure.

Sales and Marketing

Sales

Sales managers lead our sales and marketing efforts through our headquarters in Zhuhai, China, and our regional sales offices in Beijing, Shanghai, Nanjing, Guangzhou and Hangzhou, China. Each sales manager is responsible primarily for our estimates, sales, and marketing efforts in defined geographic areas. In addition, we employ full-time project estimators and chief estimators. Our sales representatives attempt to maintain relationships with the Chinese government, general contractors, architects, engineers, and other potential sources of business to determine potential new projects under consideration. Our sales efforts are further supported by our executive officers and engineering personnel, who have substantial experience in the design, fabrication, and installation of high-end specialty curtain walls.

We compete for new project opportunities through our relationships and interaction with our active and prospective customer base, which we believe provides us with valuable current market information and sales opportunities. In addition, we are often contacted by governmental agencies in connection with public construction projects, and by large private-sector project owners and general contractors and engineering firms in connection with new building projects.

Upon selection of projects to bid or price, our estimating division reviews and prepares projected costs of shop, field, detail drawing preparation, raw materials, and other costs. On bid projects, a formal bid is prepared detailing the specific services and materials we plans to provide, payment terms and project completion timelines. Upon acceptance, our bid proposal is finalized in a definitive contract. We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposit with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We are typically paid by the contractor the entire amount due to us for our services and products once the entire project is completed, which could be significantly after we complete the curtain wall portion of the project. National policy requires the contractor to pay 85% of our total contract value to us before the project is completed, and the remainder may be paid when the contractor completes the entire project. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. We have used short-term bank loans, cash provided by operations and financings to fund our operations.

Marketing

Management believes that we have developed a reputation for innovative technology and quality in the specialty high-end curtain wall industry. Marketing efforts are geared towards advancing us as a brand of choice for building the world’s most modern and challenging projects.

The focus of our marketing plan is print advertising, participation in tradeshows and exhibitions and lecture and technology briefings to designers and property owners. The 2007 annual advertising budget is approximately $500,000. In 2005 and 2006, we maintained an annual advertising budget of approximately $300,000.

With a targeted approach, our print ads appear regularly in popular Chinese consumer and industry publications and trade journals. To better showcase our diverse products to potential customers, we regularly exhibit at the leading trade shows and exhibitions. Our dynamic, state-of-the-art trade show exhibits are developed internally to showcase our latest product offerings.

Production

Supplier Selection

We procure high quality glass panes, metal support beams, and other curtain wall components from a number of regional and international suppliers, depending on the requirements of the contract. Once the suppliers are chosen, our engineers work with them to configure their production processes to manufacture anything from a standard glass pane to a patented fixing bolt or connector. All manufacturing is monitored and approved by our quality control and engineering departments.

Component Processing and Delivery

Once the curtain wall components are produced, they are either shipped directly to the site or sent to one of our facilities for further processing. Such processing typically involves drilling holes in glass panes, affixing metal frame pieces to glass panes, and cutting steel rods and bending them into customized shapes. The project manager and project engineer jointly approve all factory purchases.

Quality Control

Our manufacturing production facilities are designed and maintained with a view towards conforming with good practice standards. To comply with the strict requirements of our customer base, we have implemented a quality assurance plan setting forth our quality assurance procedures. Our quality control department is responsible for maintaining quality standards throughout the production process. Quality control executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments;

•	auditing production records to ensure delivery of quality products;

•	articulating the responsibilities of quality control staff; and

•	on-site evaluation of supplier quality control systems.

We have received the following certifications in recognition of our production and quality assurance program:

•	ISO 9001 - International Quality System Certification, February 2005;

•	ISO 14001 - International Environmental System Certification, April, 2005; and

•	ISO 18001 - International Safety System Certification, June 2005.

Research and Development

Companies such as us are under pressure from customers to respond more quickly with new designs and product innovations to support rapidly changing consumer tastes and regulatory requirements. We believe that the engineering and technical expertise of our management and key personnel, together with our emphasis on continuing research and development in support of our high-end curtain wall technologies, allows us to efficiently and timely identify and bring new, innovative products to market for our customers using the latest technologies, materials and processes. We believe that continued research and development activities are critical to maintaining our offering of technologically-advanced products to serve a broader array of our customers.

For example, in an effort to add value and create new markets, we are working to develop high performance systems that reduce the need for air conditioning in the summer and heat in the winter. Our products under development are designed to both reduce the direct light and heat coming into the building and, through the use of photovoltaic cells, to harness the energy collected from the sun and further reduce external energy costs by generating power for use in other areas of the building. Other features are designed to add a level of programmed intelligence, automatically adjusting louvers/blinds and other façade controls to achieve predetermined levels for user comfort. These efforts are made to meet the demand for self-sustaining buildings and clean, renewable power in response to climbing energy prices and declining energy reserves.

Our research and development strategy relies primarily on internal innovation and development, supplemented with collaboration with academic and research institutions. For example, we have been appointed by the Chinese Ministry of Construction to lead the committee tasked with establishing national standards for the fixing bolt glass curtain wall technology industry. Luo Ken Yi, our Chief Executive Officer and Chief Operating Officer, will be the Editor-in-Chief for the new standard code. Also, in recognition of our contributions to the curtain wall industry, Luo Ken Yi and two other of our engineers were appointed to senior posts at the Architectural Glass and Metal Structure Institute of Qinghua University in Beijing, one of the most prestigious research institutions in China. We actively track research developmental trends and government regulations, and continually seek to both improve and perfect existing products and develop new ones in accelerated product development cycles. In addition, we seek to recruit and retain qualified Chinese and foreign technical personnel. As of June 30, 2007, we employed 96 designers and engineers and 25 additional research and development personnel.

We expended approximately $259,692 on research and development activities for the six months ended June 30, 2007, and we expended approximately $50,117, $58,865, and $nil on research and development activities for each of the years ended December 31, 2006, 2005 and 2004, respectively. These amounts exclude design and construction of customized molds used to manufacture the pieces used for a particular project, as well as sample and testing costs.

Backlog

At June 30, 2007, our total backlog of orders considered to be firm was approximately $58.5 million, compared with $30.1 million at June 30, 2006.  At December 31, 2006, our total backlog of orders considered to be firm was approximately $10.0 million, compared with $26.2 million at December 31, 2005.  Of these amounts, 100% of our 2006 backlog is expected to be produced and shipped in fiscal 2007 compared to approximately $ 10.5 million, or 40%, of our 2005 backlog, in fiscal 2006.  We view backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in our business.   However, as backlog is only one indicator, and is not an effective indicator of the ultimate profitability of our sales, we do not believe that backlog should be used as the sole indicator of our future earnings.

Competition

The markets that we serve are highly competitive, price and lead-time sensitive and are impacted by changes in the commercial construction industry, including unforeseen delays in project timing and workflow. In addition, competition in the markets of the building industry is intense. It is based primarily on:

•	quality;

•	service;

•	delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction in buildings and components; and

•	personal relationships with customers.

We compete with several large integrated glass manufacturers, numerous specialty, architectural glass and window fabricators, and major contractors and subcontractors. We also compete with a number of other manufacturers of engineered building systems ranging from small local firms to large national firms. Many of our competitors have greater financial or other resources than we do. In addition, we and other manufacturers of engineered high-end curtain walls compete with alternative methods of building construction. If these alternative building methods compete successfully against us, such competition could adversely affect us. Demand for our services is cyclical and vulnerable to economic downturns. If the economy weakens, then our revenues, profits and financial condition may deteriorate.

Government Regulation

China’s construction industry is heavily regulated by the national government. On November 1, 1997, the National Government of the PRC published the Construction Law of the PRC, Presidential Order No. 91, which is the basic construction law of China. This law outlines the basic requirements and rules for all construction activity in China. Underneath the National Government, the Ministry of Construction also writes laws. On March 14, 2001, the Ministry of Construction published Rule No. 87, which puts forth licensing requirements for all construction companies operating in China. The Ministry of Construction also writes specific standards for all different types of construction. The two standards from the Ministry of Construction which are most relevant to our business are: (i) the Curtain Wall Engineering and Design Licensing Standard, and (ii) the Light-Duty Steel Building Structure Engineering and Design Licensing Standard. These standards stipulate the basic requirements for construction companies in China in such areas as registered capital, tangible assets, liability insurance, employee regulations and engineering certifications. The standards also have graded levels of qualification. We have first class certification for the Curtain Wall Standard and Second Class Certification for the Light Steel Structure Standard. In addition, Provincial and municipal governments may also enact regulations through their own construction bureaus.

Employees

As of June 30, 2007, we had 352 full-time employees and an additional 341 part-time on-site employees. Substantially all of our employees are located in China. We believe that our relationship with our employees is good.

We our required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. In the six months ended June 30, 2007 and 2006, Zhuhai contributed approximately $71,063 and $61,936, respectively. In the last three years, Zhuhai contributed approximately $118,856, $109,941 and $85,604 for the years ended December 31, 2006, 2005 and 2004, respectively. We expect the amount of Zhuhai’s contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Facilities

We have offices and processing factories in six cities in China. All buildings and land are leased. The leases end around 2010, and we have the right to renew. The central office is in Zhuhai, where the majority of design and engineering staff are located. The Beijing and Shanghai offices have smaller design teams as well. All offices are sales centers for the area. The three factories are used for further processing certain curtain wall components before they are shipped to the construction site.

Zhuhai
Jiuzhou Avenue, 105 West Baishi Road	1,080 square meters (office) 1,700 square meters (factory)

Beijing
Jianwei Building Room 302 - 305, 66 South Lishi Road	393 square meters (office)
Caiyu Economic Development Zone, East Part, Caiyu Town,	3,380 Square meters (factory)
Daxing District, Beijing

Shanghai
Room 701 - 702, Yataiqiye Building, Zhaojiabin Road No. 333	451 square meters (office)
Tairi Town, Fengxian District, Shangha	8,811 square meters (factory)

Nanjing
Dongpei Building Room 1509, 199 Jianye Road	149 square meters (office)

Guangzhou
Chengjian Building, 10th Floor, West Tiyu Road	231 square meters (office)

Hangzhou
Xiandai Yayuan No. 21, Block 2, Room 204, Chaowang Road	158 square meters (office)

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management:

Name	Age	Position
Luo Ken Yi	50	Chief Executive Officer, Chief Operating Officer and Chairman of the Board
Tang Nianzhong	43	Vice General Manager and Director
Ye Ning	49	Vice General Manager and Director
Li Guoxing	32	Vice General Manager of Design
Bai Fei	35	Vice General Manager of Marketing
Wang Zairong	54	Chief Technology Officer and General Engineer
Feng Shu	70	Research and Development Supervisor
Wang Xin	44	Chief Financial Officer
Zheng Jinfeng	70	Director
Zhao Bao Jiang	66	Director
Kelly Wang	36	Director

Luo Ken Yi has been Chief Executive Officer, Chief Operating Officer and Chairman of the Board since 1992. Luo Ken Yi studied Medicine, Mechanical Engineering and Engineering Management in China (1978 to 1983), the U.S. (1986 to 1988), Australia (1996-1998) and Hong Kong and obtained a Master’s Degree 1997. He served as Project Manager and Production Manager at P.X. Engineering, Inc. in the U.S. from 1989 to 1991, Mr. Luo founded the Kangbao Electronics Co., Ltd. in 1988 in Shunde, Guangdong, China, where he served as Chief Engineer, Technical Manager, Vice Manager General and Deputy President from 1986 to 1989. Mr. Luo founded us in 1992 and served as Chief Managing Director. Later, he studied steel supported glass curtain wall design in the U.S. and Europe 1992 to 1994. He was appointed Vice President of the Architectural Glass and Metal Structure Institute of Qinghua University in 1999. In 2000 he was appointed by the Chinese Ministry of Construction to head the committee on creating national standards for the glass curtain wall industry. Mr. Luo owns over thirty patents related to point fixed glass technology. He was honored as one of the “Ten Great Leaders in Technology” and has published numerous books and articles.

Tang Nianzhong has been Vice General Manager and a Director since 1995. Tang Nianzhong graduated from the Guangzhou University of Chinese Medicine, Department of Medicine, in 1986. In 1999 he received his MBA from Murdoch University in Australia. From 1986 to 1994, he worked in the bone surgery department of the Nanhai People’s Hospital in Foshan. From 1994 to 1995 he was Vice General Manager of Foshan Xinhua Advertising Co., Ltd. In 1995 he joined us, where he has served as Production Manager, Sales Manager, Project Manager, Administration Manager and Vice General Manager.

Ye Ning has been Vice General Manager and a Director since 1995. Ye Ning graduated from the Guangzhou University of Chinese Medicine, Department of Medicine in 1983. From 1983 to 1988 he served on the staff of the Guangzhou Institute of Physical Education. From 1988 to 1993 he worked in the orthopedics department of the Nanhai People’s Hospital in Foshan. In 1993 he joined us, where he has served as Project Manager, Operations Manager, Purchasing Manager and Vice General Manager.

Li Guoxing has been Vice General Manager of Design since 2001. Li Guoxing graduated from Guizhou Technology University, Department of Construction, in 1996. In 2003 he received his MBA from the Royal Canadian College. From 1996 to 1998 he was a designer at the Guizhou Chemical Design Institute. In 1998 he joined us, where he has worked and served as Designer, Chief Engineer, Leader of the Design Institute and Vice General Manager of Design.

Bai Fei has been Vice General Manager of Marketing since 2004. Bai Fei graduated from Guizhou Broadcasting and Television University with a major in construction in 1994. In 1994 he worked briefly as a designer for the Guizhou Institute of Architectural Science and Research before moving on to work as a Manager of Decoration and Construction in the Aerospace department of the Liyang Group Decorated Project Company until 1995. In 1995 he joined us, where he has served as Technical Department Manager prior to becoming Vice General Manager of Marketing in 2004.

Wang Zairong has been Chief Technology Officer and General Engineer since 2004. Wang Zairong graduated from the Qinghua University School of Mechanical Engineering in 1977. From 1977 to 1979 he was a mechanical designer at Xi’an Research Institute of Mechanical Engineering. From 1980 to 1982 he was a mechanical designer at Xi’an Physics and Space Research Institute. From 1982 to 1993 Mr. Wang was a System Structure Designer at the Xi’an Aerospace Ministry. From 1993 to 1997 he was Senior Engineer and Vice General Manager of Technology at Yuantongqiao (Huizhou) Industrial Co., Ltd. In 1997 he joined us, where he has served as Marketing Manager, Production Manager, General Engineer prior to becoming Chief Technology Officer in 2004.

Feng Shu has been Research and Development Supervisor since 2000. She graduated from the Civil Engineering Department of National Qinghua University in 1960. She is a member of the Construction Glass and Metal Structure Research Committee of National Qinghua University and is a professor at the Civil Engineering Academy of Nanchang University. Feng Shu joined us in 1998, where she has served as Supervisor of Research and Development. She is also Administrative Director and Secretary General of Jiangxi Mechanics Academy and Vice Superintendent of Jiangxi Huajie Architecture Design Co., Ltd.

Wang Xin has been Chief Financial Officer since 2001. Wang Xin graduated from the Yunnan Finance and Economics University, Finance Department in 1984. From 1984 to 1988 she was Vice Section Chief at the Yunnan Province Finance Bureau. From 1988 to 1995 she was an instructor at Yunnan Economics and Management College, where she taught industrial accounting, financial management and other business courses. From 1995 to 2000 she was a Financial Manager at Zhuhai Advertising and Trade Exhibition Company. From 2000 to 2001 she was Financial Manager at Zhuhai Jingyu Science and Technology Equipment Company. She joined us in 2001, where she has served as Chief Financial Officer.

Zheng Jinfeng has served as a director of the Company since July 2007. Since 2000, Mr. Zheng has served as the chief engineer of the China Construction Metal Structure Association and the Aluminum Door, Window and Curtain Wall Association. Since that time he has also served as the chief technology expert on the Technology Expert Committee of the Chinese Construction Department. From 1988 to 2000, Mr. Zheng was the vice-president and secretary-general of the China Construction Metal Structure Association and a director of the Aluminum Door, Window and Curtain Wall Association. From 1979 to 1988, Mr. Zheng was the deputy director of the Metal Structure Office of the Chinese Construction Metal Structure Office and a vice-president of the China Construction Metal Structure Association. Mr. Zheng has a degree in Architecture and Mechanical Engineering from the Tangshan Tiedao Institute.

Zhao Bao Jiang has served as a director of the Company since July 2007. Since 2003, Mr. Zhao has served as president of the China Association of City Planning, vice-president of the China Association of Mayors, and vice-president of the China Environmental Protection Federation. From 1997 to 2002, Mr. Zhao served as vice minister of the Ministry of Construction of China. From 1993 to 1997, Mr. Zhao was the vice-governor of the Hubei province and mayor of Wuhan city. From 1985 to 1993, Mr. Zhao served as vice mayor, of Wuhan. Mr. Zhao graduated from the Department of Agriculture of Tsinghua University in 1966.

Kelly Wang has served as a director of the Company since July 2007. Since August 2005, Ms. Wang has served as the manager of technical accounting and SEC reporting of Flow International Corporation. From 2001 to 2005, Ms. Wang was a manager at Ernst & Young LLP. Prior to joining Ernst & Young, Ms. Wang served as a senior financial analyst at the Loewen Group from 1999 to 2000. In 1998, Ms. Wang served as a supervisor for KPMG. From 1997 to 1998, Ms. Wang served as an accountant and financial analyst of Chancellor LGT Asset Management in San Francisco, California. Ms. Wang also served as an accountant for Reg Baker & Co., a CPA firm, in 1997. Ms. Wang holds a B.S. in International Finance from the Shanghai University of Finance and Economics and an MBA from the University of Hawaii and is a certified public accountant.

Family Relationships

None

The Board of Directors and Committees

Board Composition

Subject to certain exceptions, under the listing standards of the American Stock Exchange (“AMEX”), a listed company’s board of directors must consist of a majority of independent directors. We are exempt from this requirement because we are considered a “controlled company” pursuant to Section 801(a) of the AMEX Company Guide as one of our shareholders, KGE Group Limited, owns more than 50% of our voting power. Our Board of Directors has determined that three of the six members of our Board of Directors are independent under the listing standards of AMEX, as follows: Zheng Jinfeng, Zhao Bao Jiang and Kelly Wang.

Audit Committee

We established our audit committee in July 2007. The audit committee consists of Zheng Jinfeng, Zhao Bao Jiang, and Kelly Wang, each of whom is an independent director. Kelly Wang is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the audit committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The audit committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

Our Board of Directors does not maintain a separate nominating or compensation committee. Functions and duties customarily performed by such committees are performed by a majority of our independent directors in compliance with the requirements for listing on AMEX. Such responsibilities include:

•
The design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of any equity incentive plans, including the approval of grants under any such plans to our employees, consultants and directors.

•	The review and determination of compensation of our executive officers, including our Chief Executive Officer.

•
The selection of director nominees, the approval of director nominations to be presented for shareholder approval at our annual general meeting and filling of any vacancies on our board of directors, the consideration of any nominations of director candidates validly made by shareholders, and the review and consideration of developments in corporate governance practices.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Share Exchange on October 17, 2006, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport and Anthony Pintsopoulos, our President and Chief Financial Officer, respectively, during 2006 prior to Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer, Chief Operating Officer and Chairman of the Board, Luo Ken Yi, determined the compensation for our current executive officers that was earned and paid in fiscal 2006 and our Board of Directors approved the compensation.  Compensation for our current executive officers, which currently consists of Luo Ken Yi, Wang Xin, Ye Ning and Tang Nianzhong, is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused on.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. With respect to the amount of a bonus, Luo Ken Yi evaluates our company’s achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. Luo Ken Yi also conducts a monthly and annual evaluation of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities. Bonus are paid at the end of each fiscal year.

We believe that the salaries paid to our executive officers during 2006, 2005, and 2004 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.   Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  Executive compensation for 2007 will follow the same evaluation methods as were used for 2006. If we successfully complete our proposed listing on the American Stock Exchange and offering in 2007, we may adjust our bonus evaluations upwards, but, in such case, we do not intend to increase it by more than 10%. That determination would likely be made towards the end of the fiscal year. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2007 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.

Until such time as a formal compensation program and committee is established, which we expect will occur in 2007, Ken Luo Yi will structure compensation and bonus levels and our board of directors will approve the structure. After the compensation committee is formed, it will determine the structure. Our board has established a compensation program for executive officers for 2007 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2007, bonuses for executive officers will be based on company and individual performance factors, as described above, and will be based on a formula such that the amount of the bonus will be equal to the lower of a pre-determined dollar amount or a percentage of revenues and net income. Luo Ken Yi’s bonus will be determined on overall company performance, business development, sales, and strategy, and the amount of his bonus will be the lower of $220,000 or 0.1% of sales plus 2.5% of net income. Bonus determination for Ye Ning and Tang Nianzhong is based on individual measurements for them and will be in an amount that is the lower of $120,000 or 0.1% of sales plus 1.0% of net income.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2006, 2005, and 2004 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Luo Ken Yi	2006	$53,786	$159,245	$213,031
Chief Executive Officer, Chief Operating Officer and Chairman of the Board	2005	52,500	24,783	77,283
	2004	36,231	24,154	60,385

Wang Xin	2006	11,679	8,743	20,422
Chief Financial Officer	2005	11,301	6,196	17,497
	2004	7,971	6,039	14,010

Ye Ning	2006	46,102	72,354	118,456
Vice General Manager and Director	2005	22,305	9,193	31,498
	2004	14,493	9,662	24,153

Tang Nianzhong	2006	38,418	79,402	117,820
Vice General Manager and Director	2005	22,305	12,392	34,697
	2004	21,793	9,662	31,455

Richard Rappaport(1)	2006	—	—	—
Former Chief Executive Officer and Former Director	2005	—	—	—
	2004	—	—	—

Anthony Pintsopoulos(1)	2006	—	—	—
Former Chief Financial Officer and Former Director	2005	—	—	—
	2004	—	—	—

(1)	Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Share Exchange on October 17, 2006.

Grants of Plan-Based Awards in 2006

There were no option grants in 2006.

Outstanding Equity Awards at 2006 Fiscal Year End

There were no option exercises or options outstanding in 2006.

Option Exercises and Stock Vested in Fiscal 2006

There were no option exercises or stock vested in 2006.

Employment Agreements

We have employment agreements with the following persons and terms:

•	Luo Ken Yi is paid $52,500 annually pursuant to a three-year agreement that expires on December 31, 2009;

•	Tang Nianzhong is paid $41,250 annually pursuant to a three-year agreement that expires on December 31, 2009;

•	Ye Ning is paid $41,250 annually pursuant to a five-year agreement that expires on December 31, 2009;

•	Li Guoxing is paid $37,500 annually pursuant to a three-year agreement that expires on January 1, 2009;

•	Bai Fei is paid $22,500 annually pursuant to a five-year agreement that expires on December 31, 2009;

•	Wang Zairong is paid $10,500 annually pursuant to a one-year agreement that expires on December 31, 2007;

•	Feng Shu is paid $11,400 annually pursuant to a three-year agreement that expires on December 31, 2008; and

•	Wang Xin is paid $11,400 annually pursuant to a one-year agreement that expires on December 31, 2007.

None of the agreements provide for severance upon termination.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
All Directors (total of 3 persons)	-	-	-	-	-	-	-

For the year ended December 31, 2006, none of the members of our Board of Directors received compensation for his or her service as a director. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

2007 Equity Incentive Plan

We adopted the China Architectural Engineering, Inc. 2007 Equity Incentive Plan in July 2007. The equity incentive plan became effective upon adoption and will terminate upon the earliest of (i) the expiration of the 10 year period measured from the date we adopted the plan, (ii) the date on which all shares available under the plan have been issued as vested shares, or (iii) the termination of all outstanding options in connection with a change in our ownership or control. The equity incentive plan authorizes the issuance of options to purchase shares of common stock under the Option Grant Program and the grant of stock awards under the Stock Issuance Program. Under the Option Grant Program no option will have a term in excess of 10 years measured from the date the option is granted and no participant can receive more than 2,000,000 shares in any calendar year. Under the Stock Issuance Program, shares of our common stock may be issued through direct and immediate issuance without any intervening options grants.

Administration of the equity incentive plan is carried out by our Board of Directors or any committee of the Board of Directors to which the Board of Directors has delegated all or a portion of responsibility for the implementation, interpretation or administration of the equity incentive plan. Our employees, officers and directors (including employees, officers and directors of our affiliates) are eligible to participate in the equity incentive plan. The administrator of the equity incentive plan will select the participants who are granted stock options or stock awards and, consistent with the terms of the equity incentive plan, will establish the terms of each stock option or stock award. The maximum period in which a stock option may be exercised will be fixed by the administrator. Under the equity incentive plan, the maximum number of shares of common stock that may be subject to stock options or stock awards is 5,000,000. As of June 30, 2007, we have not granted any securities under the equity incentive plan.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to our company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Full Art International, Ltd.

Full Art International, Ltd. (“Full Art”) is our wholly-owned subsidiary and has interlocking executive and director positions with China Architectural Engineering, Inc.

October 2006 Share Exchange

On October 17, 2006, we completed the Share Exchange pursuant to the share exchange agreement entered into with Full Art and KGE Group, Limited, which was the sole shareholder of Full Art. At the closing, Full Art became our wholly-owned subsidiary and 100% of the issued and outstanding securities of Full Art were exchanged for shares of our common stock. An aggregate of 45,304,125 shares of our common stock were issued to KGE Group and its designees. KGE Group owns 37,736,452 shares, which is approximately 73.9% of our issued and outstanding stock. Luo Ken Yi, who is our Chief Executive Officer, Chief Operating Officer and Chairman of the Board, and Ye Ning, who is our Vice General Manager and director, are directors of KGE Group. In addition, Luo Ken Yi and Ye Ning own approximately 77.0% and 2.5%, respectively, respectively, of KGE Group’s issued and outstanding shares. Moreover, concurrent with the closing of the Share Exchange, our board appointed Luo Ken Yi as Chief Executive Officer and Chief Operating Officer, Wang Zairong as Chief Technology Officer and General Engineer, and Wang Xin as Chief Financial Officer. Luo Ken Yi, Tang Nianzhong, Ye Ning, Wang Zairong and Wang Xin are officers and/or directors of Full Art and Zhuhai, and were also appointed as our executive officers and/or directors upon closing of the Share Exchange.

WestPark Capital, Inc.

WestPark Capital, Inc. was the placement agent for the $3,713,400 equity financing conducted by us on the close of the Share Exchange. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Richard Rappaport, our President and one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, Inc., an NASD member. Anthony C. Pintsopoulos, an officer and director prior to the Share Exchange, is the Chief Financial Officer of WestPark Capital, Inc. Debbie Schwartzberg, one of our controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of WestPark Capital, Inc.; her note entitles her to a 1.5% interest in the net profits of the parent company of WestPark Capital, Inc. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

WestPark also acted as the managing underwriter for our initial public offering. Upon the closing of the offering in September 2007, we issued to WestPark warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share exercise price of $4.20, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire after five years. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. In addition, we agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof. We paid WestPark a non-accountable expense allowance of $77,385 and an underwriters’ discount of $296,643. We also agreed to retain WestPark at a rate of $3,000 per month as a consultant to assist us with shareholder and investor matters. The consulting arrangement will be for a period of 12 months from the closing of the offering.

Loans to and from Insiders

We have made loans to one of our officers. Advances from KGE Group Limited to us for the six months ended June 30, 2007 and 2006 were $nil and $1,735, respectively and for the years ended December 31, 2006, 2005 and 2004 were $1,735, $420,556, and $205,095, respectively. Advances to Luo Ken Yi by us for the years ended December 31, 2006, 2005, and 2004 were $nil, $nil, and $1,889,091, respectively. All amounts due by Mr. Luo were repaid prior to completion of the transactions contemplated by the Share Exchange Agreement. All of the advances were unsecured, interest free, and have no fixed repayment terms.

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on 51,079,638 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of October 15, 2007, excludes (i) 73,700 shares of our common stock issuable upon exercise of outstanding warrants, subject to adjustment, (ii) 2,857,143 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, and (iii) 800,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Architectural Engineering, Inc., 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, 519070, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned		Percent of Class Beneficially Owned
Luo Ken Yi	Chief Executive Officer, Chief Operating Officer and Chairman of the Board	37,736,452	(1)	73.9%

Bai Fei	Vice General Manager of Marketing	—		—

Tang Nianzhong	Vice General Manager and Director	37,736,452	(1)	73.9%

Ye Ning	Vice General Manager and Director	37,736,452	(1)	73.9%

Li Guoxing	Vice General Manager of Design	—		—

Wang Zairong	Chief Technology Officer and General Engineer	—		—

Feng Shu	Research and Development Supervisor	—		—

Wang Xin	Chief Financial Officer	—		—

Zheng Jinfeng	Director	—		—

Zhao Bao Jiang	Director	—		—

Kelly Wang	Director	—		—

Officers and Directors as a Group (total of 10 persons)		37,736,452	(1)	73.9%

KGE Group Limited		37,736,452	(1)	73.9%

(1)
Represents shares of common stock in our company held by KGE Group, Limited, a Hong Kong corporation, of which Luo Ken Yi and Ye Ning are directors and may be deemed to have voting and investment control over the shares owned by KGE Group, Limited. In addition, Luo Ken Yi and Ye Ning own approximately 77.0% and 2.5%, respectively, of KGE Group, Limited’s issued and outstanding shares. In addition, KGE Holding Limited owns approximately 18.0% of the issued and outstanding shares of KGE Group, Limited. KGE Holding Limited is owned by Luo Ken Yi, 32.5%, Tang Nianzhong, 30.5%, and Ye Ning, 30.5%. As a result, Tang Nianzhong may bee deemed to be a beneficial owner of the shares held by KGE Group Limited. Each of the foregoing persons disclaims beneficial ownership of the shares held by KGE Group Limited except to the extent of his pecuniary interest.

SELLING SECURITY HOLDERS

On April 12, 2007, we completed a financing transaction with ABN AMRO pursuant to which we issued the Bonds and the Bond Warrants, subject to adjustments for stock splits or reorganizations as set forth in the warrant instrument, that expire in 2010. Each Bond is convertible at the option of the holder at any time after September 28, 2008 into shares of our common stock at an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering of common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. We agreed to register the Bonds, the Bond Warrants and the shares of common stock underlying the Bonds and the Bond Warrants, 2,857,143 shares of common stock may be acquired upon conversion of the Bonds and 800,000 may be acquired upon exercise of the Bond Warrants, each subject to adjustment.

The selling security holders may from time to time offer for resale and sell (i) the Bonds, (ii) the Bond Warrants, and (iii) up to 6,619,468 shares of common stock, which includes 2,857,143 shares that may be acquired upon conversion of the Bonds and 800,000 shares that may be acquired upon exercise of the Bond Warrants, subject to adjustment.

When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below or in any prospectus supplement, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders’ interests. The selling security holders may resell the securities covered by this prospectus as provided under the section entitled “Plan of Distribution” and in any applicable prospectus supplement.

The following table sets forth information as of the date of this prospectus, with respect to the selling security holders and the principal amounts of bonds beneficially owned by each selling security holder that may be offered under this prospectus. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the bonds, is subject to adjustment under certain circumstances.

On the date of this prospectus, 51,079,638 shares of our commons stock were outstanding. This number of shares of our common stock outstanding excludes (i) 73,700 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 2,857,143 shares of our common stock issuable upon conversion of the Bonds, and (iii) 800,000 shares of common stock issuable upon exercise of the Bond Warrants, each subject to adjustment under certain circumstances.

Name of Selling Security Holder	Beneficial Ownership of Shares of Common Stock Prior to the Offering	Shares of Common Stock Being Offered	Principal Amount of Bonds Beneficially Owned Prior to the Offering	Bonds Being Offered	Number of Bond Warrants Being Offered
ABN AMRO Bank N.V.	—	3,657,143(1)	$10,000,000	$10,000,000	800,000
FirstAlliance Financial Group, Inc.	2,000,000	2,000,000	-	-	-
Richard Rappaport(2)	461,825	461,825	-	-	-
The Amanda Rappaport Trust(3)	250,250	250,250	-	-	-
The Kailey Rappaport Trust(3)	250,250	250,250	-	-	-

(1)
Consists of (i) 2,857,143 shares of common stock may be acquired upon conversion of the Bonds, which are not convertible until September 28, 2008, and (ii) 800,000 shares of common stock that may be acquired upon exercise of the Bond Warrants which become exercisable on October 12, 2008. For purposes of calculating the number of shares of common stock owned by ABN AMRO as of the date of this prospectus, we have calculated the number of shares issuable upon conversion of the Bonds based on an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering on AMEX. Based on information provided to us by ABN AMRO, ABN AMRO is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Graeme Booth and Alex Gardner have voting and investment control over the securities owned by this entity.

(2)
Richard Rappaport is a former director and executive officer of our company, resigning after the completion of the Share Exchange on October 17, 2006. Mr. Rappaport is also a principal of WestPark Capital, Inc., which acted as placement agent in connection with the Private Placement conducted in October 2006. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange. Mr. Rappaport resigned from all of his executive and director positions with us upon the closing of the Share Exchange. In addition, WestPark Capital acted as underwriter in our initial public offering in September 2007 pursuant to which we sold, through WestPark Capital, 847,550 shares of our common stock at a price of $3.50 per share. The offering resulted in net proceeds of approximately $2.2 million. WestPark received approximately $0.5 million in commissions, costs, and expenses. Upon the closing of the offering, we sold to WestPark Capital warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and expire if unexercised after five years.

(3)	As trustee, Richard Rappaport has voting and investment control of the shares of common stock held by this trust.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 51,079,638 shares are issued and outstanding as of the date hereof. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by the our Board of Directors;

(ii)	are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

At the completion of the Share Exchange and Private Placement, and after giving effect to our cancellation of 3,125,000 shares immediately prior to the Share Exchange, KGE Group, Limited, which was the sole shareholder of Full Art prior to the Share Exchange, and its designees beneficially owns approximately 90.6% of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, this stockholder is in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $.001 per share, from time to time in one or more series. Immediately after the Share Exchange, no shares of preferred stock have been issued. Our Board of Directors, without further approval of the our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

At the closing of the Share Exchange, we issued a five-year warrant to purchase 232,088 shares of our common stock at a per share exercise price of $1.60 for investor relations services. We agreed to register, and did register, the warrants in the registration statement that we filed to register the common stock issued in our Private Placement that closed on October 17, 2006. In addition, further to the Bond offering we issued three-year warrants (the “Bond Warrants”) to purchase 800,000 shares of our common stock subject to the terms of a warrant instrument entered into by and between us and ABN AMRO and a warrant agency agreement entered into by and among us, The Bank of New York and The Bank of New York, London Branch, both dated April 12, 2007. We agreed to register the Bond Warrants and the shares of common stock underlying the Bond Warrants. The Bond Warrants and the shares of common stock underlying the Bond Warrants are covered by this prospectus. In addition, we issued to the underwriter of our initial public offering, which closed in September 2007, warrants to purchase up to 73,700 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

Bonds

On April 12, 2007, we issued the Bonds. Each Bond is convertible at the option of the holder at any time on and after September 28, 2008 into shares of our common stock at an initial conversion price of $3.50, the price per share at which shares were sold in our initial public offering of our common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the conversion price will only be adjusted pursuant to the Trust Deed to an amount not less then $0.25 per share (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain circumstances.

Market Price of Our Common Stock

Our common stock is currently listed for trading on AMEX under the ticker symbol “RCH.” The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of our proposed products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of our company; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock are currently listed for trading on the AMEX under the ticker symbol “RCH.”

DESCRIPTION OF THE BONDS

On April 12, 2007, we completed a financing transaction under Regulation S with ABN AMRO issuing the Bonds. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed, between us and The Bank of New York, London Branch, dated April 12, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch (the “Agency Agreement”). The Bank of New York, London Branch (“Principal Agent”) will act as the principal agent under the Trust Deed and The Bank of New York will act as the registrar.

We are summarizing the material provisions of the Bonds and the Trust Deed. You should refer to the specific terms of the Trust Deed, and the terms and conditions of the Bonds contained therein, for a complete statement of the terms of the Bonds. When we use capitalized terms that we do not define here, those terms have the meanings given in the Trust Deed. Unless otherwise indicated, when we use references to Sections or defined terms, we mean Sections or defined terms in the Trust Deed. The following summary is qualified by reference to the applicable provisions of the Trust Deed, which we filed as an exhibit to the registration statement of which this prospectus is a part which is incorporated by reference herein.

General

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to ABN AMRO. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time after April 12, 2008 up to March 28, 2012, into shares of our common stock at an initial conversion price of $3.50, the price per share at which shares were sold in our initial public offering of common stock on AMEX. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on AMEX or (ii) the Bonds, the Bond Warrants, and shares underlying the Bonds and the Bond Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

Ranking

The Bonds constitute direct, unsubordinated, unconditional and, unsecured obligations of us and will at all times rank pari passu and without any preference or priority among themselves and our payment obligations under the Bonds will rank at least equally with all of our other present and future unsecured and unsubordinated obligations, (other than any obligations preferred by mandatory provisions of applicable law). If we create any secure obligation in any debentures, loan stock, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities for the purpose of raising money which are, or are issued with the intention that they will be listed in any securities market, we must also secure the Bonds in substantially identical terms.

Title and Transfer

Title to the Bonds passes only by transfer and registration in the register of Bondholders. The holder of any Bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the Bond certificate issued in respect of it) and no person will be liable for so treating the holder. Bondholder and (in relation to a Bond) holder mean the person in whose name a Bond is registered.

A Bond may be transferred by delivery of the certificate issued in respect of that Bond, with the form of transfer on the back duly completed and signed by the holder or his attorney duly authorized in writing, to the specified office of the registrar or any of the agents appointed under the Trust Deed. No transfer of a Bond will be valid unless and until entered on the register of Bondholders. All transfers of Bonds and entries on the register of Bondholders will be made subject to the detailed regulations concerning transfer of Bonds scheduled to the Agency Agreement. The regulations may be changed by us, but only with the prior written approval of the trustee and the registrar as identified in the Trust Deed. A copy of the current regulations will be mailed (free of charge) by the registrar to any Bondholder upon request.

Conversion

Conversion Period

Bondholders have the right to convert their Bonds into shares of our common stock at any time during the conversion period, which is described below. Any Bond may be converted , at the option of the holder, at any time on and after September 28, 2008 up to the close of business (at the place where the certificate evidencing such Bond is deposited for conversion) on March 28, 2012, provided that, however, if such Bond has been called for redemption before April 4, 2012, then such Bond may be converted up to the close of business on a date no later than seven business days prior to the date fixed for redemption.

The number of shares of our common stock to be issued upon conversion of a Bond will be determined by dividing the principal amount of the Bond to be converted by the conversion price in effect at the conversion date, both as defined in the Trust Deed, and as discussed below. Conversion of a Bond may only be exercised in respect of one or more Bonds. If more than one Bond held by the same holder is converted at any one time by the same holder, the number of shares of our commons stock to be issued upon such conversion will be calculated on the basis of the aggregate principal amount of Bonds to be converted.

Fractions of shares of our common stock will not be issued on conversion and no cash adjustments will be made for such conversions. Notwithstanding the foregoing, in the event of a consolidation or re-classification of the shares of our common stock by operation of law or otherwise occurring after April 12, 2007 which reduces the number of shares of common stock outstanding, we will upon conversion of Bonds pay in cash (in US dollars by means of a US dollar check drawn on a bank in New York) a sum equal to such portion of the principal amount of the Bond or Bonds evidenced by the certificate deposited in connection with the exercise of conversion rights, for any fraction of a share of common stock not issued as a result of such consolidation or re-classification aforesaid if such sum exceeds $10.00.

Conversion Price

The price at which shares of our common stock will be issued upon conversion will initially be $3.50 per share, the price per share at which shares were sold in our initial public offering on AMEX.

Adjustments to Conversion Price

The conversion price of the Bonds is subject to adjustment upon the occurrence of certain events, including:

•	The alteration of the nominal value of shares of our common stock as a result of consolidation, subdivision or reclassification;

•
If we issue any shares of our common stock credited as fully paid to our shareholders by capitalization of profits or reserves including, shares paid up out of distributable profits or reserves and/or share premium account issued and which would not have constituted a capital distribution;

•
A capital distribution to our shareholders. The adjustment to the conversion price upon a capital distribution will become effective on the date of the capital distribution is actually made and when the capital distribution is by means of a cash dividend, it will be fully taken into account in the fair market value of the portion of the capital distribution attributable to one share;

•
If we issue shares of our common stock to all or substantially all of our shareholders at less than the current market price per share on the last trading day preceding the date of the announcement or issue of the grant; and

•
If we issue shares of our common stock at less than the conversion price in effect at the time of such issuance, the conversion price will be reduced concurrently with the issuance to a price equal to the consideration per share for which such shares were issued.

In addition, if for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

Redemption

Unless previously redeemed, converted or purchased and cancelled, we are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012 (the “Maturity Date”).

Redemption at Our Option

At any time prior to the Maturity Date, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, the Trustee and the Principal Agent, which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount on the redemption date if more than ninety percent in principal amount of the Bonds has already been converted, redeemed or purchased and cancelled. The early redemption amount of a Bond, for each $1,000 principal amount of the Bonds, is determined so that it represents for the Bondholder a gross yield of twelve percent per annum, calculated on a semi-annual basis.

Redemption for Taxation Reasons

At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in the laws of the Unites States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption at the Option of the Bondholder:

In the event that either (i) our shares are not listed on AMEX (including shares issuable upon conversion of the Bonds and exercise of the Bond Warrants) or (ii) the shares issuable upon conversion of the Bonds and exercise of the Bond Warrants are not registered on an effective resale registration statement with the Securities and Exchange Commission, in each case, within one year after April 12, 2007, the holder of each Bond will have the right, at such holder’s option, to require us to redeem all or some of the Bonds held by that holder, at any time on or after the first anniversary of April 12, 2007, at 106.09% of our principal amount of the Bonds. At any time on or after the third anniversary of April 12, 2007, the holder of each Bond will have the right, at such holder’s option, to require us to redeem all or some of the Bonds held by that holder at 126.51% of our principal amount of the Bonds. To exercise either such optional redemption right, the holder of the relevant Bond must complete, sign and deliver at the specified office or any paying agent, as identified in the Agency Agreement, a duly completed and signed notice of redemption, in the then current form obtainable from the specified office of any paying agent together with the certificate evidencing the Bonds to be redeemed not earlier than 60 days and not later than 30 days prior to the date chosen by the Bondholder for redemption, which must be a business day.

Redemption for Delisting or a Change in Control

If there is a change of control of the Company, as defined in the Trust Deed, or if our common stock ceases to be listed or admitted to trading on AMEX or if trading in respect of our common stock is suspended temporarily or otherwise on AMEX for twenty (20) or more consecutive trading days, each Bondholder will have the right to require us to redeem all or some of that holder’s Bonds. We shall provide notice to the Bondholders within fourteen (14) days after we become aware of the occurrence of a delisting or change of control specifying the procedures for the exercise of the Bondholders’ rights to redemption. A Bondholder may exercise its right to redemption by completing, signing and depositing, at its own expense at the office of a paying agent, a notice of redemption together with the certificate evidencing the Bonds to be redeemed within sixty (60) days following the latter of the occurrence of a delisting or change of control or the date on which notice of the delisting or change of control is provided to the Bondholder by us. Once a Bondholder provides such notice of redemption, it is irrevocable and we must redeem the Bonds on the fourteenth (14th) day following such sixty (60) day period.

Purchase and Cancellation

We may at any time and from time to time purchase Bonds at any price in the open market or otherwise. All Bonds which are redeemed, converted or purchased by us, will be cancelled. Certificates in respect of all Bonds cancelled will be forwarded to or to the order of the registrar and such Bonds may not be reissued or resold.

Defaults and Remedies

The Trustee, in its sole discretion may, and if so requested in writing by the holders of not less than 25% in principal amount of the Bonds then outstanding or if so directed by an extraordinary resolution, give notice to us that the Bonds are immediately due and repayable at an early redemption amount if:

•	a default is made in the payment of any principal or early redemption amount due in respect of the Bonds;

•	any failure by us to deliver the shares of our common stock as and when the shares are required to be delivered following conversion of Bonds and such failure continues for seven days;

•
we do not perform or comply with one or more of our other obligations in the Bonds or the Trust Deed which default is incapable of remedy or, if in the opinion of the trustee capable of remedy, is not in the opinion of the trustee remedied within 21 days after written notice by the trustee of such default is delivered to us;

•
we or any of our subsidiaries are or could be deemed by law to be insolvent or bankrupt or unable to pay our debts, (b) we or any of our subsidiaries stop, suspend or threaten to stop or suspend payment of all or a material part of our debts, (c) we or any of our subsidiaries propose or make any agreement to defer, reschedule or readjust all of our debts, (d) we or any of our subsidiaries propose or make a general assignment or an arrangement with or for the benefit of our creditors for any of such debts, (e) a moratorium is agreed or declared in respect of or affecting all or any part of the debts of us or any of our subsidiaries, or (f) an administrator or liquidator or the whole or any material part of the assets of us or any of our subsidiaries is appointed;

•
any of present or future indebtedness or us or any of our subsidiaries becomes, or becomes capable of being declared, due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like, or (b) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (c) we or any of our subsidiaries fail to pay when due any amount payable under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in (a), (b), or (c) equals or exceeds $5,000,000;

•	a distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any of the property or assets of us or any of our subsidiaries;

•
an order is made or an effective resolution passed for the winding-up or dissolution, judicial management or administration of us or any of our subsidiaries (except for a members’ voluntary solvent winding-up), or we or any of our subsidiaries cease or threaten to cease to carry on all or substantially all of our business or operations and except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation (a) on terms approved by an extraordinary resolution, or (b) in the case of any subsidiary, whereby the undertaking and assets of such subsidiary are transferred to or otherwise vested in us or any of our subsidiaries;

•
a lien holder or other holder of an encumbrance takes possession or an administrative or other receiver, manager, or administrator is appointed of the whole or any material part of the property or assets of us or any of our subsidiaries and is not discharged within 30 days;

•
any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the assets of us or any of our subsidiaries; or (b) we or any of our subsidiaries are prevented from exercising normal control over all or any substantial part of our property or assets;

•
any action or condition (including obtaining any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required to be taken or fulfilled in order (a) to enable us to lawfully enter into, exercise our rights and perform and comply with our obligations under the Bonds and the Trust Deed, (b) to ensure that those obligations are legally binding and enforceable and (c) to make the Bonds and the Trust Deed admissible in evidence in the courts of the United States or the PRC is not taken, fulfilled or done;

•	it is or will become unlawful for us to perform or comply with our obligations under any of the Bonds or the Trust Deed;

•	the conversion price is affected by any limitation to an adjustment to the conversion set forth in the relevant sections of the Trust Deed; or

•	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs.

Modification and Waiver

The Trust Deed permits the Trustee, without the consent of the Bondholders, to agree to (i) a modification to, or waiver of any breach of, the Bonds, the Agency Agreement or the Trust Deed, if in the opinion of the Trustee it is not materially prejudicial to the interests of the Bondholders or (ii) any modification to the Bonds or the Trust Deed, which, in the Trustee’s opinion, is of a formal, minor, or technical nature or to correct a manifest or proven error to comply with the mandatory provisions of law.

Governing Law

The Trust Deed and the Bonds are governed by English law.

Termination of the Trust Deed

The Trust Deed will terminate when none of the Bonds remains outstanding.

DESCRIPTION OF THE BOND WARRANTS

On April 12, 2007, we completed a financing transaction under Regulation S with ABN AMRO issuing 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock expiring 2010, subject to adjustment (the “Bond Warrants”). The warrant instrument between us and ABN AMRO is dated April 12, 2007 (the “Warrant Instrument”). The Bond Warrants are subject to the terms of a warrant agency agreement by and among us, The Bank of New York (the “Registrar”) and The Bank of New York, London Branch (the “Agent”), dated April 12, 2007 (the “Warrant Agency Agreement”). The following is a summary of the material provisions of the Bond Warrants.

General

The Bond Warrants are in registered form and represented by a global certificate. Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants become exercisable on October 12, 2008 and will terminate on April 11, 2010. On April 12, 2007 we also entered into a registration rights agreement with ABN AMRO pursuant to which we agreed to include the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants in a pre-effective amendment to the registration statement filed with the SEC and declared effective on September 27, 2007 (the “Initial Registration Statement”). Subsequently, we verbally agreed with ABN AMRO not to include its securities in the Initial Registration Statement and to register them in a separate registration statement of which this prospectus is a part.

Shares of our common stock issuable upon the exercise of the Bond Warrants will:

•	rank pari passu in all respects from the effective date of issue with the shares of our common stock then in issue;

•	be entitled to all dividends and distributions paid on any date or by reference to any date on or after the exercise date;

•	otherwise have the rights and privileges of shareholder as prescribed in our Certificate of Incorporation.

No fraction of a Warrant Share will be issued on the exercise of a Bond Warrant but, if more than one Bond Warrant is exercised at the same time by the same holder, then, for the purpose of determining the number of the Warrant Shares to be issued upon exercise and whether any fraction of a Warrant Share arises, the number of shares arising on the exercise of each Bond Warrant will be aggregated.

Exercise

Shares of our common stock can be issued upon the exercise of the Bond Warrants at an exercise price of $0.01 per Bond Warrant, subject to adjustment, any time after October 12, 2008 until the earlier of April 11, 2010.

Adjustments

The number of shares of common stock issuable upon the exercise of the Bond Warrants and the subscription price are subject to adjustment for any stock split or subdivision, reclassification, or reorganization of the common stock.

Transfer

We will ensure that a register is kept at the specified office of the Registrar as identified in the Warrant Instrument. Bond Warrants may, subject to the terms of the Warrant Instrument and the Warrant Agency Agreement, be transferred in whole or in part in an authorized denomination by submitting the relevant Bond Warrant certificate at the specified office of the Registrar or Agent as indicated in the Warrant Instrument.

Winding up

We will notify and invite as soon as reasonably practicable all Bond Warrant holders to attend any of our general shareholders’ meeting having on our agenda the possible voluntary winding up or dissolution of our company. In the event of our winding up or dissolution, each holder of a Bond Warrant will be deemed to have exercised all his or her Bond Warrants and will be treated as a holder of Warrant Shares equal to the maximum number of shares issuable under his or her Bond Warrants. Each Bond Warrant holder will receive out of the proceeds of our share capital resulting from winding up or dissolution, in addition to any liquidation surplus to which the holder is entitled to as the holder of those Warrant shares. Subject to compliance with these conditions, the Bond Warrants will lapse upon our liquidation.

Reservation of Shares

While the Bond Warrants are outstanding, we will keep available for issue, and free from pre-emptive rights, out of our authorized but unissued share capital the number of shares of common stock that are issuable upon the exercise of all outstanding Bond Warrants. We will also ensure that our directors have all necessary authorizations to allot such common shares at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES FOR HOLDERS OF BONDS AND BOND WARRANTS

The following is a summary of material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Bonds, the Bond Warrants and common stock into which the Bonds and the Bond Warrants are convertible, but is not a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase Bonds or Bond Warrants for cash and who hold the Bonds, the Bond Warrants and the common stock into which such Bonds or Bond Warrants are convertible as capital assets. This summary also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address tax consequences applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	partnerships or other pass-through entities or investors in such entities;

•	banks, insurance companies or other financial institutions;

•	persons subject to the U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes in connection with a straddle, hedging, conversion or other risk reduction transaction; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Bonds and common stock.

INVESTORS CONSIDERING THE PURCHASE OF THE BONDS OR THE BOND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Bonds, the Bond Warrants or our common stock. Certain consequences to “non-U.S. holders” of the Bonds, the Bond Warrants or common stock are described under “—Consequences to Non-U.S. Holders” below. As used herein, the term “U.S. holder” means a beneficial owner of a Bond, a Bond Warrant or common stock who or that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

Qualified stated interest on the Bonds will be taxable to you as ordinary income at the time it is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

In accordance with Sections 1271 through 1275 of the Code and the Treasury regulations thereunder, the Bonds will bear “original issue discount” if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. For U.S. federal income tax purposes, the Bonds and the Bond Warrants were treated as an investment unit upon initial issuance. The “issue price” of the investment unit is the first price at which we sold a substantial portion of the investment units, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The issue price of a Bond is determined by allocating the issue price of an investment unit between the Bond and the Bond Warrant based on their relative fair market values. Our allocation of the issue price is binding on a U.S. holder of the Bonds and the Bond Warrants, unless the holder explicitly discloses on a statement attached to its federal income tax return for the year in which it acquires the Bonds or the Bond Warrants that it has made a different determination. Our allocation is not binding on the IRS, however, and the IRS may challenge such allocation. If the IRS successfully asserts that the issue price of a Bond is less than the amount allocated by us, a greater amount of original issue discount will accrue on the Bonds.

The stated redemption price at maturity of a Bond includes all amounts payable other than “qualified stated interest” (i.e., payments that are unconditionally required to be paid at least annually at the lowest single fixed rate over the term of the Bonds). Because the Bonds bear interest at a fixed rate that varies over the term of the Bonds and we are required to redeem any outstanding Bonds at 150.87% of their principal amount on April 4, 2012, the stated redemption price at maturity of a Bond exceeds its issue price, as determined above, and the Bonds were issued with original issue discount.

Each U.S. holder of a Bond must include original issue discount in income as ordinary interest income for U.S. federal income tax purposes as it accrues using a constant yield method, in advance of the receipt of cash payments attributable to such income, regardless of such holder’s regular method of tax accounting. As a result, a U.S. holder will be required to include original issue discount in income prior to the receipt of cash with respect thereto. The original issue discount will accrue daily in accordance with a constant yield method based on a compounding of interest. The original issue discount allocable to any accrual period will be equal to the product of the adjusted issue price of the Bonds as of the beginning of such period and the yield to maturity of the Bonds. The adjusted issue price of the Bonds as of the beginning of any accrual period will equal its issue price, increased by the amount of original issue discount previously included in the gross income of the applicable U.S. holder, and decreased by the amount of any payment made on the Bonds other than payments of qualified stated interest.

Market Discount

If you purchase a Bond for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

You will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Bond as ordinary income to the extent of the market discount accrued on the Bond at the time of the payment or disposition unless you previously have included in income this market discount pursuant to an election to include market discount in income as it accrues, or pursuant to a constant yield election. If the Bond is disposed of in certain non-taxable transactions (not including its conversion into common stock), accrued market discount will be included as ordinary income to you as if you had sold the Bond in a taxable transaction at its then fair market value. In addition, you may be required to defer, until the maturity of the Bond or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Bond.

Upon conversion of a Bond acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock.

Amortizable Premium

If your tax basis in a Bond, immediately after the purchase, is greater than the stated redemption price at maturity of the Bond, you will be considered to have purchased the Bond with amortizable Bond premium. Amortizable Bond premium with respect to any Bond will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the Bond. For this purpose only, a holder’s tax basis in a Bond is reduced by an amount equal to the value of the option to convert the Bond into common stock; the value of this conversion option may be determined under any reasonable method. You may elect to amortize any such Bond premium, using a constant yield method, over the remaining term of the Bond. You may use the amortizable Bond premium allocable to an accrual period to offset qualified stated interest required to be included in your income with respect to the Bond in that accrual period. If you elect to amortize Bond premium, you must reduce your tax basis in the Bond by the amount of the premium amortized in any year. An election to amortize Bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

Constructive Dividends

Holders of convertible debt instruments such as the Bonds may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Bonds will not be deemed to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the Bonds may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “—Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds

Except as set forth below under “—Conversion of the Bonds,” upon the sale, exchange, redemption, repurchase or other taxable disposition of a Bond, you will recognize gain or loss to the extent of the difference between (1) the sum of the cash and the fair market value of any property received on such disposition (except to the extent attributable to the payment of accrued and unpaid interest on the Bond, which will be taxed as ordinary income to the extent that you have not previously recognized this income), and (2) your adjusted tax basis in the Bond. Your adjusted tax basis in a Bond will equal the portion of the purchase price allocated to the Bond (as discussed above under “Original Issue Discount”), increased by market discount and original issue discount that you have previously included in income with respect to the Bond and decreased by the amount of payments of principal and any premium that you have taken into account with respect to the Bond. Except as set forth above under “—Market Discount,” any such gain or loss you recognize upon such taxable disposition of a Bond will be capital gain or loss. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if, at the time of such disposition, the Bond had been held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Bonds

You will not recognize any income, gain or loss upon conversion of a Bond into common stock, except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a Bond will be the same as your adjusted tax basis in the Bond at the time of the conversion, reduced by any basis allocable to a fractional share, and the holding period for the common stock received on conversion will include the holding period of the Bond converted.

To the extent, however, that any common stock received upon conversion is considered attributable to accrued interest not previously included in income, the receipt of the common stock will be taxable as ordinary income. Your tax basis in the shares of common stock considered attributable to accrued interest will equal the amount of such accrued interest included in income, and the holding period for such common stock will begin on the day following the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock should result in capital gain or loss, which is equal to the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share. This gain or loss should be capital gain or loss and should be taxable as described below under “—Sale, Exchange, Redemption, or Other Taxable Disposition of Common Stock.”

Dividends

If you convert your Bond into our common stock, distributions, if any, made on our common stock will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. With respect to non-corporate U.S. holders for taxable years beginning after December 31, 2002 and before January 1, 2011 such dividends are taxed at a preferential maximum rate of 15% provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

If you convert your Bonds into our common stock, then upon the sale, exchange, redemption or other taxable disposition of our common stock, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Your tax basis and holding period in common stock received upon conversion of a Bond are determined as discussed above under “—Conversion of the Bonds.” Except as set forth above under “—Market Discount,” any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Exercise of the Bond Warrants

A U.S. holder will not recognize gain or loss upon exercise of a Bond Warrant (except with respect to any cash received in lieu of a fractional share, which will be taxed in a manner similar to that described above under “Conversion of the Bonds”). A U.S. holder will have a tax basis in the common stock received upon the exercise of a Bond Warrant equal to the sum of its tax basis in the Bond Warrant and the aggregate cash exercise price paid in respect of such exercise, less any amount attributable to any fractional shares. The holding period of common stock received upon the exercise of a Bond Warrant will commence on the day after the Bond Warrant is exercised.

Expiration and Disposition of the Bond Warrants

If a Bond Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the Bond Warrant. Upon the sale, exchange, or redemption of a Bond Warrant, a U.S. holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, or redemption and the U.S. holder’s tax basis in such Bond Warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the Bond Warrant has been held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS, other than with respect to corporations and other exempt holders, with respect to interest on the Bonds, dividends paid on the common stock and proceeds received from a disposition of the Bonds or shares of common stock. Unless you are an exempt recipient such as a corporation, you may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest paid on the Bonds, dividends paid on the common stock or with respect to proceeds received from a disposition of the Bonds or shares of common stock. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or “TIN”, which for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the Bonds, the Bond Warrants or our common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Bonds or common stock that is a nonresident alien individual or a corporation, trust or estate that is not a U.S holder.

“Non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the Bonds, the Bond Warrants or common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences on the sale, exchange or other disposition of the Bonds, the Bond Warrants or common stock.

Payments of Interest

Interest paid (or accrued under the original issue discount rules) on a Bond to you will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with your conduct of a U.S. trade or business and provided that you:

•	do not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	are not a bank that acquired the Bonds in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (a) provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to non-United States status in compliance with applicable law and regulations, or (b) are a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax unless you provides us with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding under the benefit of a treaty.

If interest on a Bond is effectively connected with a trade or business conducted by you, you will not be subject to withholding if you comply with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if you were a U.S. holder. If you are eligible for the benefits of an income tax treaty between the U.S. and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the U.S. and you claim the benefit of the treaty by properly submitting an IRS form W-8BEN. If you are a corporation, effectively connected income also may be subject to the additional branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Dividends and Constructive Dividends

If distributions are made with respect to our common stock (including any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the Bonds, see “—Consequences to U.S. Holders—Constructive Dividends” above), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied in reduction of your tax basis in the common stock, and to the extent such portion exceeds your tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock.”

Dividends paid to a non-U.S. holder will be subject to the U.S. federal withholding tax at a 30% rate, subject to the following two exceptions.

•
Dividends effectively connected with a trade or business of a non-U.S. holder and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder within the United States, will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements and will be subject to U.S. federal income tax on a net income basis. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•
The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder will be required to satisfy applicable certification and other requirements.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the Bonds.

Conversion of the Bonds or Exercise of the Bond Warrants

A non−U.S. holder will not be subject to U.S. federal income tax on the conversion of Bonds or exercise of Bond Warrants into common stock. However, if the non−U.S. holder receives any cash in lieu of a fractional share of common stock, the rules described below under “Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock” will apply.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock

Any gain realized by you on the sale, exchange, redemption, repurchase or other taxable disposition of the Bonds, the Bond Warrants or our common stock will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•
we are or have been a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes and, provided that our common stock is “regularly traded on an established securities market,” you held directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period more than five percent of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

If you are engaged in a trade or business in the United States, and if gain realized on a sale, exchange redemption, repurchase or other taxable disposition of Bonds or common stock is effectively connected with the conduct of this trade or business, you will be taxed in the same manner as a U.S. holder (see “—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Bonds” above). These holders are urged to consult their own tax advisors with respect to other tax consequences of the ownership and disposition of Bonds or common stock including the possible imposition of branch profits tax at a rate of 30% (or lower treaty rate).

Information Reporting and Backup Withholding

Information Reporting

The payment of interest and dividends to a non-U.S. holder is not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of the Bonds or common stock by a broker to a non-U.S. holder is not subject to information reporting if:

•
the beneficial owner of the Bonds or common stock certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	the sale or other disposition of the Bonds or common stock is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest or dividends paid to you. This information may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other agreement.

Backup Withholding

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of Bonds or common stock is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest payments are subject to the withholding tax described above under “—Consequences to Non-U.S. Holders—Payments of Interest” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we had 51,079,638 shares of common stock outstanding. All of the shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding (which will equal approximately 510,796 shares immediately after this offering); or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold  for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, 144(k) shares could be sold immediately upon the completion of this offering.

Lock-Up Agreements

The investors in our private offering that closed on October 17, 2006, in which we sold 2,320,875 shares of common stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares until our common stock was listed on the American Stock Exchange, after which their shares are automatically released from the lock up on a monthly basis pro rata over a nine month period beginning with the date that is 30 days from the date of listing on the American Stock Exchange, which occurred on September 28, 2007.

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of our listing on AMEX on September 28, 2007.

In addition, each of our executive officers and directors, in addition to significant shareholders holding an aggregate of 7,567,673 shares of common stock, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after the date of our listing on AMEX on September 28, 2007.

We have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark Capital may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock up would be considered on a case-by-case basis. Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

Registration

In September 2007, we completed a public offering and sale of 847,550 shares of common stock, all of which are currently freely tradeable. In addition, pursuant to the terms of the Share Exchange, we filed a registration statement with the Securities and Exchange Commission to register a total of 2,320,875 shares of common stock issued in a Private Placement that was conducted in conjunction with the Share Exchange in October 2006. The registration statement was declared effective by the Securities and Exchange Commission in September 2007. The investors in the Private Placement agreed not to sell their shares until our common stock was listed on the American Stock Exchange, after which their shares are automatically released from the lock up on a monthly basis pro rata over a nine month period beginning with the date that is one month from the date of listing on the American Stock Exchange. We also registered the IR Securities and 1,312,675 shares of common stock held by certain of our shareholders immediately prior to the Share Exchange. The IR Securities consist of 100,000 shares of our common stock and five-year warrants to purchase 100,000 shares of our common stock at a per share exercise price of $1.60.

In addition to the foregoing securities, we are registering for resale under this prospectus an additional 2,962,325 shares of our common stock held by the selling security holders, including 962,325 shares of common stock held by shareholders of our company prior to the Share Exchange who are affiliates of WestPark and 2,000,000 shares of common stock that were issued to FirstAlliance Financial Group, Inc. as designee of KGE Group, Limited (the former majority shareholder of Full Art International, Ltd.) in connection with the Share Exchange. None of these shares are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary - Relevant Events - Principal Terms of the Share Exchange” and “- The Private Placement.”

In addition, we entered into a registration rights agreement with ABN AMRO pursuant to which we agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and the Bond Warrants. A total of 2,857,143 shares may be issued upon conversion of the Bonds, subject to adjustment, and 800,000 shares may be issued upon exercise of the Bond Warrants, subject to adjustment. The Bonds may not be converted until September 28, 2008 and the Bond Warrants may not be exercised until October 12, 2008. We are registering the Bonds, the Bond warrants and the shares that may be issued upon conversion of the Bonds and upon exercise of the Bond Warrants under this prospectus. For additional information of registration obligations, see above under “Prospectus Summary - Recent Events - April 2007 Issuance of Bonds and Bond Warrants.”

PLAN OF DISTRIBUTION

We are registering (i) $10,000,000 in aggregate principal amount of Variable Rate Convertible Bonds due in 2012 (the “Bonds”), (ii) 800,000 Bond Warrants to purchase an aggregate of 800,000 shares of our common stock, (iii) 2,857,143 shares of our common stock issuable pursuant to conversion of the Bonds or exercise of the Bond Warrants; and (iv) 2,962,325 additional shares of common stock held by the selling security holders (the “Shares”). We will not receive any of the proceeds from the sale by the selling security holders of the Bonds, the Bond Warrants, the Shares, or shares of common stock issuable pursuant to conversion of the Bonds or exercise of the Bond Warrants. We will bear all fees and expenses incident to our obligation to register the Bonds, the Bond Warrants, the Shares and any shares of common stock issuable upon the conversion of the Bonds or exercise of the Bond Warrants, except that the selling security holders will pay all applicable underwriting discounts and selling commissions, if any.

The selling security holders may sell all or a portion of the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Bonds, the Bond Warrants, Shares or common stock underlying the Bonds and the Bond Warrants are sold through underwriters or broker-dealers, then the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The securities may be sold by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the Bonds, the Bond Warrants, Shares, or common stock underlying the Bonds and the Bond Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with any selling security holder to sell a specified amount of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell the securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), under Registration S under the Securities Act, or pursuant to any other transaction exempt from registration requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts relating to its sales of securities to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any NASD member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. They may also sell the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the Bonds, the Bond Warrants, the common stock underlying the Bonds and the Bond Warrants or the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. ABN AMRO has informed us that it is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, and such selling security holder so deemed may be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Bonds, the Bond Warrants, the common stock underlying the Bonds and the Bond Warrants or the Shares by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements as of December 31, 2006, 2005, and 2004 and for the years ended December 31, 2006, 2005, and 2004 appearing in this prospectus and the registration statement have been audited by Samuel H. Wong & Co., LLP, Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

CHINA ARCHITECTURAL ENGINEERING, INC.

FINANCIAL STATEMENTS
(Stated in US dollars)

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED BALANCE SHEETS
AS AT JUNE 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Notes	June 30, 2007	December 31, 2006
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents		$6,008,770	$2,115,966
Restricted cash		2,588,490	2,743,142
Contract receivables, net	3	11,253,935	7,573,913
Costs and earnings in excess of billings		33,054,759	22,487,792
Job disbursements advances		2,278,619	5,236,327
Tender and other site deposits		2,789,358	3,427,490
Other receivables		424,907	213,257
Inventories	5	23,464	23,108
Total current assets		58,411,003	$43,820,995

Plant and equipment, net	6	889,176	474,498
Security deposit		485,349	565,795

TOTAL ASSETS		$59,796,827	$44,861,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loan	8	$35,285	$-
Accounts payable		11,612,278	15,202,029
Amount due to shareholder	4	-	1,735
Other payables		3,331,928	1,091,382
Income tax payable		1,537,749	1,263,491
Business and other taxes payable		3,312,634	2,058,327
Customers’ deposits		256,787	1,272,312
Accruals		256,054	894,329

Total current liabilities	7	20,342,715	21,783,605

Long term liabilities bank loan	7	2,741,501	2,564,979
Convertible bond payable, net	8	5,544,064	-

TOTAL LIABILITIES		$28,628,280	$24,348,584

See notes to consolidated financial statements and accountant's report

	Notes	June 30, 2007	December 31, 2006
		(unaudited)
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, 0 shares issued and outstanding at
June 30, 2007 and 2006

Common stock, $0.001 par value, 100,000,000 shares
authorized, 50,000,000 shares issued and outstanding
at June 30, 2007 and December 31, 2006	8	$50,000	$50,000

Additional paid in capital	8	11,710,602	7,074,701

Statutory reserves		1,520,634	1,437,223

Accumulated other comprehensive
income		515,787	469,964

Retained earnings		17,371,524	11,480,816

		31,168,547	20,512,704

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$59,796,827	$44,861,288

See notes to consolidated financial statements and accountant’s report

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars) (Unaudited)

		Three months ended		Six months ended
		June 30,		June 30,
	Note	2007	2006	2007	2006

Contract revenues earned	11	$19,453,645	$14,423,972	$33,883,737	$27,142,993

Cost of contract revenues earned		(11,961,163)	(9,102,350)	(23,493,770)	(19,189,463)

Gross profit		7,492,482	5,321,622	10,389,967	7,953,530

Selling expenses		(173,758)	(342,284)	(379,971)	(448,944)
Administrative and general expenses		(1,515,938)	(1,023,394)	(2,184,100)	(1,762,886)

Income from operations		5,802,786	3,955,944	7,825,896	5,741,700

Interest expenses		(572,379)	(8,846)	(576,459)	(20,876)
Interest income		-	-	3,637	2,253

Income before taxation		5,230,407	3,947,098	7,253,074	5,723,076

Income tax	12	(937,630)	(550,623)	(1,264,678)	(856,703)
Equity loss and minority interests		(14,277)	-	(14,277)	-

Net income		$4,278,500	$3,396,475	$5,974,119	$4,866,373

Basic net income per common share		$0.09	$0.08	$0.12	$0.11
Diluted net income per common share		$0.08	$0.08	$0.12	$0.11

Basic weighted average common shares outstanding		50,000,000	43,304,125	50,000,000	43,304,125
Diluted weighted average common shares outstanding		50,826,000	43,304,125	50,476,098	43,304,125

See notes to consolidated financial statements and accountant’s report

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2006 AND SIX MONTHS ENDED JUNE 30, 2007
(Stated in US Dollars)

					Accumulated
	Total				other
	number of	Common	Additional	Statutory	comprehensive	Retained
	shares	Stock	paid in capital	reserves	income	earnings	Total

Balance, January 1, 2006	43,304,125	$43,304	$-	$1,403,699	$(51,957)	$6,903,786	$8,298,832

Net income						6,149,768	6,149,768

Dividend paid						(1,576,796)	(1,576,796)

Issuance of Common Stock (Note 9)	6,695,875	6,696					6,696

Additional paid in capital from issuance of common stock in cash, to third party for services, and from conversion of original capital from Full Art (Note 9)			7,068,979				7,068,979
Adjustment of Additional Paid in Capital to Retained Earnings in connection with Share Exchange						37,582	37,852
Increase to Additional Paid in Capital from Reverse Acquisition Transaction reflecting Cash held by SRKP 1, Inc.			5,722				5,722

Appropriations to statutory revenue reserves				33,524		(33,524)	-

Foreign currency translation adjustment					521,921		521,921

Balance, December 31, 2006	50,000,000	$50,000	$7,074,701	$1,437,223	$469,964	$11,480,816	$20,512,704

Balance, January 1, 2007	50,000,000	$50,000	$7,074,701	$1,437,223	$469,964	$11,480,816	$20,512,704

Net income						5,974,119	5,974,119

Additional paid in capital - stock warrants & conversion feature (Note 8)			4,635,901				4,635,901

Appropriations to statutory revenue reserves				83,411		(83,411)	-

Foreign currency translation adjustment					45,823		45,823

Balance, June 30, 2007	50,000,000	$50,000	$11,710,602	$1,520,634	$515,787	$17,371,524	$31,168,547

See notes to consolidated financial statements and accountant’s report

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Cash flows from operating activities
Net income	$4,278,500	$3,396,475	$5,974,119	$4,866,373
Depreciation	51,751	38,972	99,350	85,501
Amortization on bond discount	479,965	-	479,965	-
Minority interests	(11,299)	-	(11,299)	-
(Increase)/decrease in inventories	182,227	(3,275)	(356)	(7,945)
Increase in receivables	4,646,469	(5,092,990)	(10,851,500)	(13,782,406)
Increase/(decrease) in payables	(14,393,998)	1,989,745	(1,474,440)	7,792,468

Net cash used in operating activities	(4,766,385)	328,927	(5,784,161)	(1,046,009)

Cash flows from investing activities
Disposals(purchases) of land use rights	-	-	-	803,886
Decrease/(increase) in restricted cash	(272,119)	-	154,652	-
Decrease (Increase) in security deposit	(284,455)	(311,670)	80,446	(565,795)
Purchases of plant and equipment	(241,060)	(324,796)	(514,028)	(887,816)

Net cash provided by (used in) investing activities	(797,634)	(636,466)	(278,930)	(649,725)

Cash flows from financing activities
Repayment of long-term loan	(34,735)	(560,036)	35,285	(743,742)
Proceeds from long-term loan	-	-	176,522	-
Amount due to shareholder	(716,839)	825,921	(1,735)	2,938,769
Issuance of convertible bond and warrants	9,700,000	-	9,700,000	-

Net cash provided by (used in) financing activities	8,948,426	265,885	9,910,072	2,195,027

Net (decrease)/increase in cash and cash equivalents	3,384,407	(41,654)	3,846,981	499,293
Effect of foreign currency translation on cash
and cash equivalents	55,974	6,671	45,823	(54,470)
Cash and cash equivalents - beginning of year	2,568,389	991,623	2,115,966	511,817

Cash and cash equivalents - end of year	$6,008,770	$956,640	$6,008,770	$956,640
Other supplementary information
Interest paid	$52,691	$8,050	$56,771	$20,080
Income tax paid	$508,606	$98,130	$760,170	$404,210

See notes to consolidated financial statements and accountant’s report

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

China Architectural Engineering, Inc. (“CAEI” or the “Company”) formerly SKRP 1 Inc., was incorporated in the State of Delaware, United State on March 16, 2004.

On October 17, 2006, the Company underwent a reverse-merger with Full Art International Ltd. (a Hong Kong company) and its four wholly-owned subsidiaries as detailed in 2. (b) Consolidation below, involving an exchange of shares whereby the Company issued an aggregate of 43,304,125 shares of common stock in exchange for all of the issued and outstanding shares of Full Art. CAEI was the accounting acquiree. For financial reporting purposes, this transaction is classified as a recapitalization of China Architectural Engineering, Inc. and the historical financial statements of Full Art. The accompanying audited consolidated financial statements were retroactively adjusted to reflect the effects of the recapitalization.

The Company through its subsidiaries conducts its principal activity as glass wall contractors, specifically specializing in the design, manufacturing, installation and maintenance of structural glass and other light structure building systems, throughout China, the Middle East and the United States.

The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by the Company or its wholly owned subsidiary. The length of the Company's contracts varies but is typically about one to two years.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements, which are compiled on the accrual basis of accounting.

(b)	Consolidation

The consolidated financial statements include the accounts of China Architectural Engineering, Inc. (the Company) and its six subsidiaries constituting the group. Inter-company transactions have been eliminated in consolidation. The consolidated financial statements include 100% of the assets and liabilities of these majority-owned subsidiaries, and the ownership interests of minority investors are recorded as minority interests.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

The Company owned the six subsidiaries since its reverse-merger on October 17, 2006. As of June 30, 2007, detailed identities of the consolidating subsidiaries are as follows: -

Name of Company	Place of Incorporation	Attributable Equity interest %

Full Art International Ltd	Hong Kong	100

Zhuhai King Glass Engineering Co., Ltd	PRC	100

Zhuhai King General Glass Engineering Technology Co., Ltd	PRC	100

King General Engineering (HK) Ltd	Hong Kong	100

KGE Building System Ltd	Hong Kong	100

KGE Australia Pty Ltd	Australia	55

For retrospective financial reporting purposes, the constituents of the group are the same as of June 30, 2006.

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are mainly conducted in the PRC, although there are also operations in the Middle East and the United States. Accordingly, the Group’s business, financial condition and results of operations in the PRC may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and the Middle East. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Motor vehicle	5 years
Machinery and equipment	5 - 10 years
Furniture and office equipment	5 years
Building	20 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)	Land use rights

Land use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method.

(g)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

(h)	Inventories

Inventories are raw materials which are stated at the lower of weighted average cost or market value.

(i)	Contracts receivable

Contracts receivable from performing construction of industrial and commercial buildings are based on contracted prices. The company provides an allowance for doubtful debts which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(j)	Advances to suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

(k)	Cash and cash equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group maintains bank accounts only in the PRC and Hong Kong. The Group does not maintain any bank accounts in the United States of America.

(l)	Restricted cash

Restricted cash represents time deposit accounts to secure notes payable and bank loans.

(m)	Earning per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. Approximately 2,857,143 dilutive shares on an “as converted” basis for the Convertible Bond were excluded from the calculation of diluted EPS for the three and six months ended June 30, 2007 since their effect would have been anti-dilutive.

The calculation of diluted weighted average common shares outstanding for the three months ended June 30, 2007 and 2006 and for the six months ended June 30, 2007 and 2006 is based on the estimate fair value of the Company’s common stock during such periods applied to warrants and options using the treasury stock method to determine if they are dilutive. The Convertible Bond is included on an “as converted “basis when these shares are dilutive.

The following tables are a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented (amounts in thousands, except per share data):

	Three Months Ended June 30,
	2007			2006
	Income	Shares	Weighted Average Per-Share	Income	Shares	Weighted Average Per-Share
Earnings per share - basic
Net income	$4,278,500	50,000,000	$.09	$3,396,475	43,304,125	$.08
Effect of dilutive securities
Convertible Bond		-			-	-
Warrants	-	826.000		—	-	-

Earnings per share - diluted	$4,278,500	50,826,000	$.08	$3,396,475	43,304,125	$.08

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

	Six Months Ended June 30,
	2007			2006
		Weighted			Weighted
		Average			Average
	Income	Shares	Per-Share	Income	Shares	Per-Share

Earnings per share - basic
Net income	$5,974,119	50,000,000	$0.12	$4,866,373	43,304,125	$0.11
Effect of dilutive securities
Convertible Bond	-	-		-	-	-
Warrants	-	476,098.		-	-	-

Earnings per share - diluted	$5,974,119	50,476,098	$0.12	$4,866,373	43,304,125	$0.11

(n)	Revenue and cost recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of time cost incurred to date to estimated total cost for each contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Total estimated gross profit on a contract, being the difference between total estimated contract revenue and total estimated contract cost, is determined before the amount earned on the contract for a period can be determined.

The measurement of the extent of progress toward completion is used to determine the amount of gross profit earned to date and that the earned revenue to date is the sum of the total cost incurred on the contract and the amount of gross profit earned.

Earned revenue, cost of earned revenue, and gross profit are determined as follows: -

a.	Earned Revenue is the amount of gross profit earned on a contract for a period plus the costs incurred on the contract during the period.

b.	Cost of Earned Revenue is the cost incurred during the period, excluding the cost of materials not unique to a contract that have not been used for the contract.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

c.
Gross Profit earned on a contract is computed by multiplying the total estimated gross profit on the contract by the percentage of completion. The excess of that amount over the amount of gross profit reported in prior periods is the earned gross profit that should be recognized in the income statement for the current period.

Change orders are common for the changes in specifications or design while claims are uncommon. Contract revenue and costs are adjusted to reflect change orders approved by the customer and the contractor regarding both scope and price. Recognition of amounts of additional contract revenue relating to claims is appropriate only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated.

(o)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company also adopted FIN 48, Accounting for Uncertainty in Tax Positions.

Income tax liabilities computed according to the United States, People’s Republic of China (PRC) and Hong Kong SAR tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company’s subsidiaries domiciled and operated in China and Hong Kong, the taxation of these entities can be summarized as follows:

•
Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd are located in the city of Zhuhai PRC, and are subject to the corporation income tax rate of 33%. However, in accordance with the relevant tax laws and regulations of PRC, the Zhuhai local corporation income tax rate is 15%. Zhuhai KGE is presently dormant, and from the time that it has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Zhuhai KGE has enjoyed this tax incentive in the previous years.

•
Full Art International Limited, King General Engineering (HK) Ltd, and KGE Building System Ltd are subject to Hong Kong profits tax rate of 17.5%. Currently, Full Art has around US$370,000 tax losses carried forward. KGE Building System has around US$33,000 tax losses carried forward. And for KGE (HK), it does not have any material tax losses.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957. Corporate income tax is imposed on graduated rates in the range of: -

Taxable Income
Rate	Over	But not over	Of Amount Over
15%	0	50,000	0
25%	50,000	75,000	50,000
34%	75,000	100,000	75,000
39%	100,000	335,000	100,000
34%	335,000	10,000,000	335,000
35%	10,000,000	15,000,000	10,000,000
38%	15,000,000	18,333,333	15,000,000
35%	18,333,333	-	0

The Company, after a reverse-merger on October 17, 2006, revived to be an active business enterprise because of the operations of its subsidiaries in China and Hong Kong. Based on the consolidated net income for the three months ended June 30, 2007, the Company shall be taxed at the 34% tax rate. The Group’s net income for the three months ended March 31, 2006, being prior to become a U.S. Company before the reverse-merger on October 17, 2006, is not subject to U.S. tax. Please refer to Note 12 for provision of United States and PRC Income Taxes.

(p)	Advertising

The Group expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $83,630 and $21,512 for the periods ended June 30, 2007 and 2006, respectively.

(q)	Research and development

Research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $259,692 and $223,610 for the three months ended June 30, 2007 and 2006, respectively.

(r)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The contributions were $46,910 and $30,968 for the three months ended June 30, 2007 and 2006, respectively.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(s)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Group companies are the Hong Kong Dollar (HKD) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	June 30, 2007	June 30, 2006
Year end HKD : US$ exchange rate	7.8172	7.7680
Average yearly HKD : US$ exchange rate	7.8172	7.7585

	June 30, 2007	June 30, 2006
Year end RMB : US$ exchange rate	7.6248	8.0065
Average yearly RMB : US$ exchange rate	7.6891	8.0229

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(t)	Statutory reserves

Statutory reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(u)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Group’s current components of other comprehensive income are the foreign currency translation adjustment.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(v)	Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal years.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS 115” (SFAS No. 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 on our consolidated financial statements.

The Company does not anticipate that the adoption of the above standards will have a material impact on these consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.     CONTRACT RECEIVABLES

	Three months ended June 30, 2007	Year ended December 31, 2006
Contract receivables	$11,460,847	$7,991,561
Less: Allowance for doubtful accounts	(206,912)	(417,648)
Net	$11,253,935	$7,573,913

	Three months ended June 30, 2007	Year ended December 31, 2006
Allowance for doubtful accounts at January 1, 2007 and 2006	$383,311	$403,595
Less: Reduction in allowance for doubtful accounts	(182,236)	-
Foreign exchange adjustments	5,837	14,053
Balances	$206,912	$417,648

4.     ADVANCES FROM/TO DIRECTOR/EMPLOYEE

All the advances from/to with director/employee are unsecured, interest free, and have no fixed repayment terms. Advances from/to employee are related to business traveling and material purchasing.

5.     INVENTORIES

	June 30, 2007	December 31, 2006
Raw materials	$23,464	$23,108

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.     PLANT AND EQUIPMENT

Plant and equipment consist of the following as of: -

	June 30, 2007	December 31, 2006
At cost
Motor vehicle	$493,466	$453,917
Machinery and equipment	1,531,080	1,417,256
Furniture, software and office
equipment	801,335	669,480
Building	278,809	-

	$3,104,690	$2,540,653

Less: Accumulated depreciation
Motor vehicle	$1,298,667	$401,862
Machinery and equipment	305,955	1,190,795
Furniture , software and office
equipment	607,755	473,498
Building	3,137	-

	$2,215,514	$2,066,155

	$889,176	$474,498

Depreciation expenses included in the selling and administrative expenses for the three-month periods ended June 30, 2007 and 2006 were $51,751 and $38,972, respectively.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.     LONG-TERM BANK LOANS

	June 30, 2007	December 31, 2006
Line of credit from Bank of East Asia Ltd. at
an interest rate at 5.508% subject to variation
every 6 months (June 30, 2007 RMB 19,800,000; December 31, 2006: RMB 20,000,000)
Due October 25, 2011	$2,596,789	$2,564,979

Secured loan from Bank of East Asia Ltd with
a condominium as collateral;
Interest rate at 5.832% (RMB 1,480,000)
Due November 4, 2011 (refer to Note 7(a)
below)	$179,997	$-
Less: current portion	(35,285)	-
	$144,712	$-

	$2,741,501	$2,564,979

The Company obtained a line of credit facility as reflected above up to a maximum of RMB 20,000,000, which does not need to renew until October 25, 2011.

Interest expenses were $52,691 and $8,050 for the three months ended June 30, 2007 and 2006, respectively.

7(a).  NOTES PAYABLE

2007
Notes to Bank of East Asia Ltd. at June 30,
2008	$35,285
2009	37,399
2010	39,639
2011	42,014
2012	25,660

Please refer to Note (7) above	$179,997

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.     CONVERTIBLE BONDS AND BOND WARRANTS

On April 12, 2007, the Company completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Warrants”).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated April 12, 2007, as amended, between us and The Bank of New York, London Branch (the “Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated April 12, 2007 between us, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear cash interest from April 12, 2007 at the rate of 6% per annum for the first year after April 12, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time after September 28, 2007 through March 28, 2012, into shares of our common stock at an initial conversion price equal to the price per share at which shares are sold in our proposed initial public offering of common stock on the American Stock Exchange (“AMEX”) with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If on or before April 12, 2008, either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Warrants) are not listed on AMEX or (ii) the Bonds, Warrants, and shares underlying the Bonds and Warrants are not registered with the Securities and Exchange Commission (the “SEC”), then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount. In addition, at any time after April 12, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. The Company are required to redeem any outstanding Bonds at 150.87% of its principal amount on April 4, 2012.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.    CONVERTIBLE BONDS AND BOND WARRANTS (CONT’D)

On April 12, 2007, the Company entered into a warrant instrument with the Subscriber pursuant to which the Subscriber purchased the Warrants from us (the “Warrant Instrument”). The Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch dated April 12, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Warrants vested on April 12, 2007 and will terminate on April 12, 2010. The Bond Warrants are exercisable at a per share exercise price of $0.01. The Company has agreed to list the Warrants on AMEX, or any alternative stock exchange by April 12, 2008.

On April 12, 2007 the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a pre-effective amendment to a registration statement that the Company have on file with the SEC. Subsequently, the Company verbally agreed with the Subscriber not to include the Subscriber’s securities in the registration statement and to register them in a separate registration statement of which this prospectus is a part.

At April 12, 2007, the date of issuance, the Company determined the fair value of the Bonds to be $9,700,000. The warrants and the beneficial conversion feature were $2,167,950 and $2,467,951 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders’ equity as additional paid in capital - stock warrants and additional paid in capital - beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5. Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the interest method of 5 years.

As addressed in an earlier paragraph under Mandatory Redemptions, the Company will redeem each bond at 150.87% of its principal amount on April 4, 2012 (the maturity date). On the basis of this commitment, the Company has determined the total redemption premium to be $5,087,100, which is an addition to the original face value of the Bonds of $10,000,000. This redemption premium is to be amortized to interest expense over the term of the Bonds by the interest method. Interest expense on the accretion of redemption premium for the period from April 12, 2007 to June 30, 2007 amounted to $131,666 as disclosed in the following schedule of Convertible Bonds Payable.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.     CONVERTIBLE BONDS AND BOND WARRANTS (CONT’D)

Because of the fact that the $10,000,000 Variable Rate Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows: -

(1)	Convertible Bonds	$10,000,000
(2)	Bond Discount	300,000
(3)	Warrants	2,167,950
(4)	Beneficial Conversion Feature	2,467,951

The above items (2), (3), and (4) are to be amortized to interest expense over the term of the Bonds by the effective interest method as disclosed in the table below.

The Convertible Bonds Payable, net consists of the following: -

June 30, 2007
Convertible Bonds Payable	$10,000,000
Less: Interest discount - Warrants	(2,167,950)
Less: Interest discount - Beneficial conversion feature	(2,467,951)
Less: Bond discount	(300,000)
Accretion of interest discount - Warrant	95,149
Accretion of interest discount - Beneficial conversion feature	108,317
Amortization of bond discount to interest expense	13,167
6% Interest Payable	131,666
Accretion of redemption premium	131,666

Net	$5,544,064

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9.    COMMON STOCK AND ADDITIONAL PAID IN CAPITAL

As a result of the reverse-merger on October 17, 2006 involving an exchange of shares between China Architectural Engineering, Inc. and its subsidiaries led by Full Art International Limited as well as issuance of shares to entities involved in the deal as fully described in the Company’s Form S-1/A (to Form SB-2) filed with SEC, total capitalization of the Company by common stock and related additional paid-in capital at June 30, 2007 and December 31, 2006 are depicted in the following table: -

Name of Shareholder	Number of Shares	Common Stock Capital	Additional Paid-in Capital	% of Equity Holdings
KGE Group Ltd.	43,304,125	43,304	-	86.61%
Investor Relations Firm	100,000	100	159,900	0.20%
First Alliance Financial Group	2,000,000	2,000	3,198,000	4.00%
Former CAEI shareholders	2,275,000	2,275	-	4.55%
Various private investors	2,320,875	2,321	3,711,079	4.64%
Increase to Additional Paid-in Capital from Reverse Acquisition Transaction reflecting Cash held by SRKP 1, Inc.			5,722
Stock Warrants			2,167,950
Beneficiary Conversion Feature			2,467,951
	50,000,000	50,000	$11,710,602	100.00%

10.   SHARE WARRANT

Upon the closing of the share exchange on October 17, 2006, the Company issued 100,000 shares of common stock and a five-year warrant to purchase 232,088 shares of common stock at a per share exercise price of $1.60 for an investor relations services firm (the “IR Securities”).

As of June 30, 2007, the 232,088 shares have not been exercised.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

11.  CONTRACT REVENUES EARNED

The contract revenues earned for the three-month periods ended June 30, 2007 and 2006 consist of the following:

	2007	2006

Billed	$10,677,301	$4,788,485
Unbilled	8,776,344	9,635,487

	$19,453,645	$14,423,972

The unbilled contract revenue earned represents those revenue that should be recognized according to the percentage of completion method for accounting for construction contract because the Group is entitled to receive payment from the customers for the amount of work that has been rendered to and completed for that customer according to the terms and progress being made as stipulated under that contract between the Group and that customer. As an industrial practice, there are certain procedures that need to be performed, such as project account finalization, by both the customer and the Group before the final billing is issued; however this does not affect the Group’s recognition of revenue and respective cost according to the terms of the contract with the consistent application of the percentage-of-completion method.

12.   INCOME TAXES

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate to income before tax for the three months ended June 30, 2007 and 2006: -

	2007	2006

Income before tax	$5,230,407	$3,947,098

Tax at the domestic income tax rate	$1,726,034	$1,302,542
Effect of government grants	(788,404)	(751,919)

Current income tax expense	$937,630	$550,623

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.   COMMITMENTS

The Company leases certain administrative and production facilities from third parties. Accordingly, for the three months ended June 30, 2007 and 2006, the Group incurred rental expenses of $182,507 and $75,604 respectively.

The Company has commitments with respect to non-cancelable operating leases for these offices, as follows: -

For the years ended June 30,
2008	$276,195
2009	113,730
2010	89,553
2011	7,867

$487,345

14.	RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the periods were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms: -

The advances from the shareholder at June 30, 2007 and 2006 were $0.00 and $1,735.00, respectively.

15.	SUBSEQUENT EVENTS

In September 2007, the Company completed an initial public offering consisting of 847,550 shares of its common stock. The sale of common stock, which was sold indirectly by the Company to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.2 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, the Company sold to the underwriter warrants to purchase up to 73,700 shares of its common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

In October 2007, a holder of warrants to purchase 232,088 shares of the Company’s common stock at a per share exercise price of $1.60 exercised the warrants. As a result of the exercise, the Company received gross exercise proceeds of $371,341 and issued 232,088 shares of common stock to the holder.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of China Architectural Engineering, Inc.

We have audited the accompanying consolidated balance sheets of China Architectural Engineering, Inc. as of December 31, 2006, 2005, and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Architectural Engineering, Inc. as of December 31, 2006, 2005, and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California March 9, 2007	Samuel H. Wong & Co., LLP Certified Public Accountants

South San Francisco Head Office: 400 Oyster Point Boulevard, Suite 122 So. San Francisco, CA 94080, U.S.A. Tel: (415) 732-1288 Fax: (415) 397-9028	Shanghai Representative Office: 1266 Nan Jing West Road, 39/F., Plaza 66, Shanghai, PRC 200040 Tel: (8621) 6288-0058 Fax: (8621) 6288-0058	Hong Kong Office: Room 703, 7th Floor, Nan Dao Commercial Building, 359-361 Queen’s Road Central, H.K. Tel: (852) 2526-9262 Fax: (852) 2511-3538

Internet: http://www.swongcpa.com

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	Notes	2006	2005	2004
ASSETS
Current assets
Cash and cash equivalents		$2,115,966	$506,095	$2,982,549
Restricted cash		2,743,142	518,359	1,118,606
Contract receivables	3	7,573,913	4,300,672	2,373,783
Costs and earnings in excess of billings		22,487,792	13,557,127	5,514,924
Job disbursements advances		5,236,327	516,914	504,478
Tender and other site deposits		3,427,490	2,235,752	3,049,942
Other receivables		213,257	48,397	866
Advances to a Director				1,889,091
Inventories	5	23,108	23,389	15,023
Total current assets		$43,820,995	$21,706,705	$17,449,262

Plant and equipment, net	6	474,498	607,672	503,805
Security deposit		565,795	-	-
Land Use Rights	7	-	-	682,721
TOTAL ASSETS		$44,861,288	$22,314,377	$18,635,788

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Short-term bank loan	8	$-	$743,742	$4,838,992
Notes Payable	9	-	-	700,488
Accounts payable		15,202,029	6,365,517	2,721,503
Advances from shareholder	4	1,735	420,556	205,095
Other payables		1,091,382	16,155	4,344
Income tax payable		1,263,491	744,258	33,837
Business and other taxes payable		2,058,327	1,454,644	591,551
Customers’ deposits		1,272,312	3,879,246	4,489,722
Job disbursements payable		-	75,880	98,848
Accruals		894,329	315,547	231,813
Total current liabilities		$21,783,605	$14,015,545	$13,916,193

Long-term bank loan	10	2,564,979	-
TOTAL LIABILITIES		$24,348,584	$14,015,545	$13,916,193

See notes to consolidated financial statements

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

	Notes	2006	2005	2004
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2006;
Common stock, $0.001 par value, 100,000,000 shares authorized, 50,000,000 shares issued and outstanding at December 31, 2006, and 43,304,125 shares issued and outstanding at December 31, 2005 and 2004	11	$50,000	$43,304	$43,304
Additional paid in capital	11	7,074,701	-	-
Statutory reserves		1,437,223	1,403,699	1,299,156
Accumulated other comprehensive income		469,964	(51,957)	(292,312)
Retained earnings		11,480,816	6,903,786	3,669,447

		$20,512,704	$8,298,832	$4,719,595

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$44,861,288	$22,314,377	$18,635,788

See notes to consolidated financial statements

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	Notes	2006	2005	2004

Contract revenues earned	12	$64,031,788	$49,978,301	$28,815,687

Cost of contract revenues earned		(46,796,419)	(36,368,231)	(21,418,751)

Gross profit		$17,235,369	$13,610,070	$7,396,936

Selling and administrative expenses		(5,989,328)	(6,463,252)	(4,635,605)
Non-recurring general and administrative expenses	13	(3,805,608)	-	-

Income from operations		$7,440,433	$7,146,818	$2,761,331

Interest expenses		-	(116,750)	(260,271)
Other income	14	27,556	37,481	199,198

Income before taxation		$7,467,989	$7,067,549	$2,700,258

Income tax	15	(1,318,221)	(1,157,271)	(490,957)

Net income		$6,149,768	$5,910,278	$2,209,301

Basic net income per common share		$0.14	$0.14	$0.05
Diluted net income per common share		$0.14	$0.14	$0.05

Basic weighted average common shares outstanding		44,679,990	43,304,125	43,304,125
Diluted weighted average common shares outstanding		44,679,990	43,304,125	43,304,125

See notes to consolidated financial statements

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

	Total number of shares	Common stock	Additional paid in capital	Statutory reserves	Accumulated other comprehensive income	Retained earnings	Total

Balance, January 1, 2004	43,304,125	$43,304	-	896,563	(295,941)	5,970,965	6,614,891

Net income						2,209,301	2,209,301

Dividend paid						(4,108,226)	(4,108,226)

Appropriations to statutory revenue reserves				402,593		(402,593)	-

Foreign currency translation adjustment					3,629		3,629

Balance, December 31, 2004	43,304,125	$43,304	-	1,299,156	(292,312)	3,669,447	4,719,595

Balance, January 1, 2005	43,304,125	$43,304	-	1,299,156	(292,312)	3,669,447	4,719,595

Net income						5,910,278	5,910,278

Dividend paid						(2,571,396)	(2,571,396)

Appropriations to statutory revenue reserves				104,543		(104,543)	-

Foreign currency translation adjustment					240,355		240,355

Balance, December 31, 2005	43,304,125	$43,304	-	1,403,699	(51,957)	6,903,786	8,298,832

Balance, January 1, 2006	43,304,125	$43,304	-	1,403,699	(51,957)	6,903,786	8,298.832
Adjustment of Additional Paid in Capital to Retained Earnings in connection with Share Exchange						37,582	37,582

Net income						6,149,768	6,149,768

Dividend paid						(1,576,796)	(1,576,796)
Issuance of Common Stock (Note 11)	6,695,875	6,696					6,696

Additional paid in capital from issuance of common stock in cash, for services, and from conversion of original capital from Full Art (Note 11)			7,068,979				7,068,979

Appropriations to statutory revenue reserves				33,524		(33,524)	-

Foreign currency translation adjustment					521,921		521,921

Balance, December 31, 2006	50,000,000	$50,000	7,074,701	1,437,223	469,964	11,480,816	20,512,704

See notes to consolidated financial statements

CHINA ARCHITECTURAL ENGINEERING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

	2006	2005	2004
Cash flows from operating activities
Net income	$6,149,768	$5,910,278	$2,209,301
Depreciation	222,424	200,793	220,954
Profit on disposal of land use rights	-	(15,248)	-

(Increase)/decrease in inventories	281	(8,366)	(854)

Increase in receivables	(18,279,917)	(6,631,038)	(1,642,306)

Increase/(decrease) in payables	8,930,623	4,059,391	3,057,684
Net cash provided by operating activities	$(2,976,821)	$3,515,810	$3,844,779

Cash flows from investing activities
Disposals/(purchases) of land use rights	$-	$694,946	$(672,842)

Decrease/(increase) in restricted cash	(2,224,783)	600,247	(965,146)

Increase in security deposit	(565,795)	-	-

Purchases of plant and equipment	(89,250)	(304,659)	(375,958)

Net cash provided by investing activities	$(2,879,828)	$990,534	$(2,013,946)
Cash flows from financing activities
Net (repayment)/proceeds from
short-term loans	$(743,742)	$(4,795,738)	$1,814,767

Proceeds from long-term loan	2,564,979	-	-

Amount due to shareholder	(418,821)	132,570	205,095

Issuance of common stock	6,696	-	-
Increase in additional paid in capital from issuance of common stock	7,106,561	-	-

Dividends paid	(1,576,796)	(2,571,395)	(4,108,226)

Net cash used in financing activities	$6,938,877	$(7,234,563)	$(2,088,364)
Net (decrease)/increase in cash and cash
Equivalents	$1,082,228	$(2,728,219)	$(257,531)
Effect of foreign currency translation on cash and cash equivalents	521,921	251,765	33,619

Cash and cash equivalents - beginning of year	511,817	2,988,271	3,212,183

Cash and cash equivalents - end of year	$2,115,966	$511,817	$2,988,271

Other supplementary information
Interest paid	$71,656	$116,750	$232,330
Income tax paid	$798,988	$446,850	$-

See notes to consolidated financial statements

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

China Architectural Engineering, Inc. (the Company) formerly SRKP 1, Inc., was incorporated in the State of Delaware, United States on March 16, 2004.

On October 17, 2006, the Company underwent a reverse-merger with Full Art International Ltd. (a Hong Kong company) and its four wholly-owned subsidiaries as detailed in 2(b) Consolidation below, involving an exchange of shares whereby the Company issued an aggregate of 43,304,125 shares of common stock in exchange for all of the issued and outstanding shares of Full Art. For financial reporting purposes, this transaction is classified as a recapitalization of China Architectural Engineering, Inc. and the historical financial statements of Full Art. The accompanying audited consolidated financial statements, the share, and per share amounts were retroactively adjusted to reflect the effects of the recapitalization.

The Company, through its subsidiaries, conducts its principal business activity in the People’s Republic of China, the Middle East, and the United States as glass wall contractors, specifically specializing in the design, manufacturing, installation and maintenance of structural glass and other light structure building systems.

The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by the Company or its wholly owned subsidiary. The length of the Company's contracts varies but is typically about one to two years.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements, which are compiled on the accrual basis of accounting.

(b)	Consolidation

The consolidated financial statements include the accounts of China Architectural Engineering, Inc. (the Company) and its wholly-owned subsidiaries. Inter-company transactions have been eliminated in consolidation.

The Company is the 100% owner of Full Art International Ltd, which owned the four subsidiaries found in the following table for the entire reporting periods ended December 31, 2006, 2005, and 2004.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(b) Consolidation (Cont’d)

Name of company	Place of incorporation	Attributable equity interest %
Zhuhai King Glass Engineering Co., Ltd	PRC	100
Zhuhai King General Glass Engineering Technology Co., Ltd.	PRC	100
King General Engineering (HK) Ltd.	Hong Kong	100
KGE Building System Ltd.	Hong Kong	100

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows: -

Motor vehicle	5 years
Machinery and equipment	5 - 10 years
Furniture and office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(f)	Land use rights

Land use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method.

(g)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

(h)	Inventories

Inventories are raw materials, which are stated at the lower of weighted average cost or market value.

(i)	Contracts receivable

Contracts receivable from performing construction of industrial and commercial buildings are based on contracted prices. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

(j)	Advances to suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

(k)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC and Hong Kong. The Company does not maintain any bank accounts in the United States of America.

(l)	Restricted cash

Restricted cash represents time deposit accounts to secure notes payable and bank loans.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(m)	Revenue and cost recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of time cost incurred to date to estimated total cost for each contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Total estimated gross profit on a contract, the difference between total estimated contract revenue and total estimated contract cost, are determined before the amount earned on the contract for a period can be determined.

The measurement of the extent of progress toward completion is used to determine the amount of gross profit earned to date, and that the earned revenue to date is the sum of the total cost incurred on the contract and the amount of gross profit earned.

Earned revenue, cost of earned revenue, and gross profit are determined as follows:

a.	Earned Revenue is the amount of gross profit earned on a contract for a period plus the costs incurred on the contract during the period.

b.	Cost of Earned Revenue is the cost incurred during the period, excluding the cost of materials not unique to a contract that have not been used for the contract.

c.
Gross Profit earned on a contract is computed by multiplying the total estimated gross profit on the contract by the percentage of completion. The excess of that amount over the amount of gross profit reported in prior periods is the earned gross profit that should be recognized in the income statement for the current period.

Change orders are common for the changes in specifications or design while claims are uncommon. Contract revenue and costs are adjusted to reflect change orders approved by the customer and the contractor regarding both scope and price. Recognition of amounts of additional contract revenue relating to claims is appropriate only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(n)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable income and uses the flow through method to account for tax credits, which are reflected as a reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

Income tax liabilities computed according to the United States, People’s Republic of China (PRC) and Hong Kong SAR tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company’s subsidiaries domiciled and operated in China and Hong Kong, the taxation of these entities can be summarized as follows:

•
Zhuhai King Glass Engineering Co. Ltd. (Zhuhai KGE) and Zhuhai King General Glass Engineering Technology Co. Ltd. are located in the City of Zhuhai and are subject to the corporation income tax rate of 33%. However, in accordance with the relevant tax laws and regulations of PRC, the Zhuhai local corporation income tax rate is 15%. Zhuhai KGE (HK) is presently dormant, and from the time that it has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Zhuhai KGE has enjoyed this tax incentive in the previous years.

•
Full Art International Limited, King General Engineering (HK) Ltd, and KGE Building System Ltd are subject to Hong Kong profits tax rate of 17.5%. Currently, Full Art has around US$360,000 tax losses carried forward. KGE Building System has around US$33,000 tax losses carried forward. And for KGE (HK), it does not have any material tax losses.

The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957. Corporate income tax is imposed on graduated rates in the range of:

Taxable Income
Rate	Over	But not over	Of Amount Over
15%	0	50,000	0
25%	50,000	75,000	50,000
34%	75,000	100,000	75,000
39%	100,000	335,000	100,000
34%	335,000	10,000,000	335,000
35%	10,000,000	15,000,000	10,000,000
38%	15,000,000	18,333,333	15,000,000
35%	18,333,333	-	0

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(n)	Income Taxes (cont’d)

The Company, after a reverse-merger on October 17, 2006, revived to be an active business enterprise because of the operations of its subsidiaries in China and Hong Kong. Based on the consolidated net income of 2006, the Company shall be taxed at the 34% tax rate. Please refer to Note 13 for provision of United States and PRC Income Taxes.

(o)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $151,821 and $114,731 for the years ended December 31, 2006 and 2005, respectively.

(p)	Research and development

Research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $50,117, $58,865, and $nil for the years ended December 31, 2006, 2005, and 2004, respectively.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement expense for the years ended December 31, 2006, 2005, and 2004, were $118,856, $109,941, and $85,604, respectively.

(r)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Company are the Hong Kong Dollar (HKD) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2006	2005	2004
Year end HKD : US$ exchange rate	7.7794	7.7535	7.7760
Average yearly HKD : US$ exchange rate	7.7690	7.7779	7.7893

	2006	2005	2004
Year end RMB : US$ exchange rate	7.8175	8.0734	8.2865
Average yearly RMB : US$ exchange rate	7.9819	8.2033	8.2872

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(s)	Statutory reserves

Surplus reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(t)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current components of other comprehensive income are the foreign currency translation adjustment.

(u)	Recent accounting pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.     CONTRACT RECEIVABLES

	2006	2005	2004

Contract receivables	$7,991,561	$4,704,267	$2,801,451

Less: Allowance for doubtful accounts	(417,648)	(403,595)	(427,668)

Net	$7,573,913	$4,300,672	$2,373,783

4.     ADVANCES FROM SHAREHOLDER

All advances from shareholder are unsecured, interest free, and without fixed repayment terms. Advances from/to employee are related to for business traveling and sundry purchasing.

5.     INVENTORIES

	2006	2005	2004

Raw materials	$23,108	$23,389	$15,023

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.     PLANT AND EQUIPMENT

Plant and equipment consist of the following as of December 31:

	2006	2005	2004
At cost
Motor vehicle	$453,917	$453,281	$442,042
Machinery and equipment	1,417,256	1,326,559	1,227,552
Furniture and office
Equipment	669,480	605,297	410,914

	$2,540,653	$2,385,137	$2,080,478

Less: Accumulated depreciation
Motor vehicle	$401,862	$338,663	$250,279
Machinery and equipment	1,190,795	1,141,698	1,130,467
Furniture and office
Equipment	473,498	297,104	195,927
	$2,066,155	$1,777,465	$1,576,673
	$474,498	$607,672	$503,805

Depreciation expenses included in the selling and administrative expenses for the years ended 2006, 2005 and 2004 were $222,424, $159,641 and $144,305, respectively.

7.     LAND USE RIGHTS

	2005	2005	2004
Cost of land use rights	$-	$-	$696,654
Less: Accumulated amortization	-	-	(13,933)

Land use rights, net	$-	$-	$682,721

Amortization expenses included in selling and administrative expenses for the years ended 2006, 2005, and 2004 were nil, nil, and $13,948, respectively.

The entire land use right was disposed of during the year ended December 31, 2005. Gain in disposal, included in other income for the year ended December 31, 2005 amounted to $15,248.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.     SHORT-TERM BANK LOANS

	2006	2005	2004
Loan from China Ever Bright Bank, interest rate at
5.04% per annum
Due February 27, 2004	$-	$-	$-
Due May 21, 2005	-	-	3,629,244
$-		$-	$3,629,244
Loan from Industrial Bank Co., Ltd, interest rate at 6.7860%, 6.1065%, and 5.8410% respectively per annum
Due August 12, 2004	$-	$-	$-
Due August 20, 2005	-	-	1,209,748
Due June 6, 2006	-	743,742	-

$-		$743,742	$1,209,748

$-		$743,742	$4,838,992

All of the short-term bank loans due in 2006 and in 2005 were paid on their due dates. Interest expense was nil, $116,750 and $260,271 in 2006, 2005, and 2004, respectively. The principal amounts of the short-term bank loans are paid at the due dates.

9.     NOTES PAYABLE

	2006	2005	2004
Notes to China Everbright Bank,
Due March 13, 2005	$-	$-	$195,929
Due March 20, 2005	-	-	96,779
Due March 24, 2005	-	-	48,390
Due March 29, 2005	-	-	224,276
Due June 13, 2005	-	-	96,780
Due June 16, 2005	-	-	38,334
$-		$-	$700,488

All of the notes due in 2005 were paid on their due date.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.   LONG-TERM BANK LOAN

	2006	2005	2004
Line of Credit from Bank of East Asia Ltd. at an interest rate at 5.508% subject to variation every 6 months (RMB 20,000,000)
Due October 25, 2011	$2,564,979	$-	$-

The Company obtained a line of credit facility up to a maximum of RMB 20,000,000, which does not need to renew until October 25, 2011.

Interest expense was $18,678 for 2006.

11.  COMMON STOCK AND ADDITIONAL PAID IN CAPITAL

As a result of the reverse-merger on October 17, 2006 involving an exchange of shares between China Architectural Engineering, Inc. and its subsidiaries led by Full Art International Limited as well as issuance of shares to entities involved in the deal, total capitalization of the Company by common stock and related additional paid-in capital at December 31, 2006 is depicted in the following table: -

	December 31, 2006				December 31, 2005 & 2004
Name of Shareholder	Number of Shares	Common Stock Capital	Additional Paid-in Capital	% of Equity Holdings	Common Stock Capital	% of Equity Holdings
KGE Group Ltd.	43,304,125	43,304	-	86.61%	43,304	100.00%
Investor Relations Firm	100,000	100	159,900	0.20%
First Alliance Financial Group	2,000,000	2,000	3,198,000	4.00%
Former CAEI shareholders	2,275,000	2,275	-	4.55%
Various private investors	2,320,875	2,321	3,711,079	4.64%
Increase to Additional Paid in Capital from Reverse Acquisition Transaction reflecting Cash held by SRKP 1, Inc.			5,722
	50,000,000	50,000	$7,074,701	100.00%	43,304	100.00%

On March 12, 2007, the Company filed a registration statement with the SEC to register 300,000 shares of Common Stock at a price between US$3.00 and US$4.00 per share.

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.  CONTRACT REVENUES EARNED

	2006	2005	2004
Billed	$41,906,743	$37,825,662	$26,408,726
Unbilled	22,125,045	12,152,639	2,406,961

	$64,031,788	$49,978,301	$28,815,687

The unbilled contract revenue earned represents those revenue that should be recognized according to the percentage of completion method for accounting for construction contract because the Company is entitled to receive payment from the customers for the amount of work that has been rendered to and completed for that customer according to the terms and progress being made as stipulated under that contract between the Company and that customer. As an industrial practice, there are certain procedures that needs to be performed, such as project account finalization, by both the customer and the Company before the final billing is issued; however this does not affect the Company’s recognition of revenue and respective cost according to the terms of the contract with the consistent application of the percentage-of-completion method.

13.   NON-RECURRING GENERAL AND ADMINISTRATIVE EXPENSE

These expenses are related to the following service providers that rendered valuable services to the Company in consummating the reverse-merger plan:

(1)	First Alliance Financial Group for consulting services by issuance of 2,000,000 shares at $1.60 per share	$3,200,000
(2)	Brokers to sell 2,320,875 shares to investors by private placement at $ 1.60 per share, compensated by cash	445,608
(3)	Investors Relations Firm for investor relationship services by issuance of 100,000 shares at $ 1.60 per share	160,000
		$3,805,608

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.  OTHER INCOME

	2006	2005	2004
Net exchange gains	2,209	1,501	-
Interest income	25,347	20,732	63,108
Profit on disposal of land use rights	-	15,248	-

Tax refund from reinvestment of earnings in a subsidiary	-	-	136,090

	$27,556	$37,481	$199,198

15.  INCOME TAXES

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate to income before tax for the year ended December 31, 2006 and 2005:

	2006	2005	2004
Income before tax	$7,467,989	$7,067,549	$2,700,258
Tax at the domestic income tax rate	$2,464,436	$2,332,291	$891,085
Effect of government grants	(1,146,215)	(1,175,020)	(400,128)
Current income tax expense for PRC	$1,318,221	$1,157,271	$490,957
Hong Kong income tax provision	-	-	-
U.S. income tax provision	-	-	-
	$1,318,221	$1,157,271	$490,957

CHINA ARCHITECTURAL ENGINEERING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.   COMMITMENTS

The Company leases certain administrative and production facilities from third parties. Accordingly, for the year ended December 31, 2006, 2005 and 2004, the Company incurred rental expenses of $385,386, $411,468, and $399,053 respectively.

The Company has commitments with respect to non-cancelable operating leases for these offices, as follows:

Commitments Due	2006	2005	2004

Less than 1 year	$282,795	$384,985	$243,860
Between 1 and 3 years	300,026	2,406,586	53,571

Greater than 3 years	-	72,527	-

	$582,821	$2,864,098	$297,431

17.   RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

The advances to/(from) Luo Yi, the director for the years ended December 31, 2006, 2005, and 2004 were nil, nil, and $1,889,091, respectively.

The advances from KGE Group Limited, the holding company for the years ended December 31, 2006, 2005, and 2004 were $1,735, $420,556, $205,095 respectively.

All of the above amounts due with a director and the holding company are unsecured, interest free, and have no fixed repayment terms.

Above: Shenzhen International Airport, one of the Company’s projects.

Above: National Grand Theater in Beijing, one of the Company’s projects.

Above: National Grand Theater in Beijing, one of the Company’s projects while under construction.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Company’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Company’s bylaws or otherwise. The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Company’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company will enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require the Company, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Item 14. Other expenses of issuance and distribution

The following table sets forth the costs and expenses payable by the Registrant relating to the sale of securities being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$1,832
Transfer Agent Fees	1,000
Accounting fees and expenses	30,000
Legal fees and expenses	75,000
Miscellaneous	$17,168
Total	$125,000

Item 15. Recent sales of unregistered securities

On October 17, 2006, pursuant to the terms of the Exchange Agreement entered into by and between the Company, Full Art International, Ltd. (“Full Art”) and the sole shareholder of Full Art, the Company issued 45,304,125 shares of common stock to the shareholder, which is KGE Group, Limited, and its designees in exchange for all of the issued and outstanding securities of Full Art. The securities were offered and issued to KGE Group and its designees in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of KGE Group and its designees qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 17, 2006, immediately following the closing of the Share Exchange, the Company received gross proceeds of $3,713,400 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 2,320,875 shares of its common stock at a price of $1.60 per share. The Company agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving the Company’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 17, 2006, at the closing of the Share Exchange, the Company issued to an investor relations firm 100,000 shares of its common stock and a five-year warrant to purchase 232,088 shares of the Company’s common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”). The securities were offered and sold to investor relations firm in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The investor relations firm qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On April 12, 2007, we completed a financing transaction with ABN AMRO under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and issued (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Bond Warrants”). The Bonds and the Bond Warrants were offered and sold to ABN AMRO in reliance upon exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) ABN AMRO is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) ABN AMRO has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) ABN AMRO agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

Item 16. Exhibits

2.1
Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement, dated as of October 17, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

3.1
Certificate of Incorporation of China Architectural Engineering, Inc. (incorporated by reference from Exhibit 3.1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004).

3.1(a)	Certificate of Amendment of Certificate of Incorporation dated July 8, 2005 (incorporated by reference to Registrant's Quarterly Report on Form 10-QSB filed August 11, 2005)

3.2
Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004, and incorporated herein by reference).

3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Form S-1/A filed with the Securities and Exchange Commission on September 21, 2007).

4.2	Form of Escrow Agreement dated July 30, 2004 (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form SB-2/A filed August 2, 2004).

4.3	Form of Registration Rights Agreement dated July 23, 2004 (incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 10-KSB filed March 30, 2005).

4.4
Trust Deed, dated April 12, 2007, by and between the Registrant and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.4(a)
Amended and Restated Trust Deed, originally dated April 12, 2007, amended and restated August 29, 2007 by and between the Registrant and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2007).

4.5
Paying and Conversion Agency Agreement, dated April 12, 2007, by and among the Registrant, The Bank of New York, and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.6
The Warrant Instrument, dated April 12, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.7
Warrant Agency Agreement, dated April 12, 2007 among Company, The Bank of New York and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.8
Registration Rights Agreement, dated April 12, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.8(a)
Written description of oral agreement between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.8(a) to the Form S-1/A filed with the Securities and Exchange Commission on September 21, 2007).

5.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

8.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

10.1	Form of Subscription Agreement dated October 17, 2006 (incorporated by reference to Exhibit 10.1 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.1(a)
Form of Waiver of Penalties dated August 29, 2007 Related to Registration Rights (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2007).

10.2	Form of Subscription Agreement dated October 2004 (incorporated by reference to Exhibit 10.2 to the Form SB-2/A filed with the Securities and Exchange Commission on October 1, 2004).

10.3
Employment Agreement dated December 30, 2005 by and between the Registrant and Luo Ken Yi (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

10.4
Employment Agreement dated January 11, 2004 by and between the Registrant and Tang Nianzhong (translated to English) (incorporated by reference to Exhibit 10.4 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.5
Employment Agreement by and between the Registrant and Ye Ning (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

10.6
Employment Agreement dated January 1, 2006 by and between the Registrant and Li Guoxing (translated to English) (incorporated by reference to Exhibit 10.6 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.7
Employment Agreement dated January 1, 2005 by and between the Registrant and Bai Fai (translated to English) (incorporated by reference to Exhibit 10.7 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.8
Employment Agreement dated December 26, 2005 by and between the Registrant and Wang Zairong (translated to English) (incorporated by reference to Exhibit 10.8 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.9
Employment Agreement dated December 20, 2005 by and between the Registrant and Feng Shu (translated to English) (incorporated by reference to Exhibit 10.9 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.10
Employment Agreement dated December 26, 2006 by and between the Registrant and Wang Xin (translated to English) (incorporated by reference to Exhibit 10.10 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.11
Office and Factory Lease Agreement dated July 13, 2005 by and between the Registrant and Zhuhai Yuping Kitchen Equipment Co., Ltd. (translated to English) (incorporated by reference to Exhibit 10.11 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.12
Lease Agreement by and between the Registrant and Beijing Aoxingyabo Technology Development Co., Ltd (translated to English) (incorporated by reference to Exhibit 10.12 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.13
Property Rental Contract by and between the Registrant and Shanghai Sandi CNC equipment Ltd. Co (translated to English) (incorporated by reference to Exhibit 10.13 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.14
Subscription Agreement, dated March 27, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

10.15
Joint Venture Agreement dated May 11, 2007 entered into by and between CPD (Australia) Holding Pty Ltd. and the Registrant (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2007).

10.16
Form of Registration Rights Agreement entered into by and between the Registrant, First Alliance Financial Group, Inc. and WestPark Capital, Inc. Affiliates (incorporated by reference to Exhibit 10.16 to Form S-1/A filed with the Securities and Exchange Commission on September 4, 2007).

10.16(a)
Form of Waiver of Penalties Related to Registration Rights entered into by and between the Registrant, First Alliance Financial Group, Inc. and WestPark Capital, Inc. Affiliates (incorporated by reference to Exhibit 10.16(a) to the Form S-1/A filed with the Securities and Exchange Commission on September 4, 2007).

10.16(b)
Written description of oral agreement between the Registrant, First Alliance Financial Group, Inc., and WestPark Capital, Inc. Affiliates (incorporated by reference to Exhibit 10.16(b) to the Form S-1/A filed with the Securities and Exchange Commission on September 21, 2007).

10.17
China Architectural Engineering, Inc. 2007 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.18
Form of Notice of Grant of Stock Option of the Registrant (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.19
Form of Stock Option Agreement (including Addendum) of the Registrant (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.20
Form of Stock Issuance Agreement (including Addendum) of the Registrant (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.21
Form of Stock Purchase Agreement (including Addendum) of the Registrant (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

12.1	Computation of Ratio of Earnings to Fixed Charges

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated October 18, 2006 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2007).

23.1	Consent of Samuel H. Wong & Co., LLP, Certified Public Accountants

23.2*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on signature page).

* To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining liability under the Securities Act to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zhuhai, People’s Republic of China, on the 22nd day of October, 2007.

CHINA ARCHITECTURAL ENGINEERING, INC.

By:	/s/ Luo Ken Yi
Name	Luo Ken Yi
Title:	Chief Executive Officer, Chief Operating Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luo Ken Yi, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Luo Ken Yi	Chief Executive Officer, Chief Operating Officer and Chairman of the Board (Principal Executive Officer)	October 22, 2007
Luo Ken Yi
/s/ Wang Xin	Chief Financial Officer (Principal Financial and Accounting Officer)	October 22, 2007
Wang Xin

/s/ Tang Nianzhong	Vice General Manager and Director	October 22, 2007
Tang Nianzhong

/s/ Ye Ning	Vice General Manager and Director	October 22, 2007
Ye Ning

/s/ Zheng Jinfeng	Director	October 22, 2007
Zheng Jinfeng

EXHIBIT INDEX

2.1
Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement, dated as of October 17, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

3.1
Certificate of Incorporation of China Architectural Engineering, Inc. (incorporated by reference from Exhibit 3.1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004).

3.1(a)	Certificate of Amendment of Certificate of Incorporation dated July 8, 2005 (incorporated by reference to Registrant's Quarterly Report on Form 10-QSB filed August 11, 2005)

3.2
Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004, and incorporated herein by reference).

3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Form S-1/A filed with the Securities and Exchange Commission on September 21, 2007).

4.2	Form of Escrow Agreement dated July 30, 2004 (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form SB-2/A filed August 2, 2004).

4.3	Form of Registration Rights Agreement dated July 23, 2004 (incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 10-KSB filed March 30, 2005).

4.4
Trust Deed, dated April 12, 2007, by and between the Registrant and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.4(a)
Amended and Restated Trust Deed, originally dated April 12, 2007, amended and restated August 29, 2007 by and between the Registrant and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2007).

4.5
Paying and Conversion Agency Agreement, dated April 12, 2007, by and among the Registrant, The Bank of New York, and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.6
The Warrant Instrument, dated April 12, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.7
Warrant Agency Agreement, dated April 12, 2007 among Company, The Bank of New York and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.8
Registration Rights Agreement, dated April 12, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

4.8(a)
Written description of oral agreement between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.8(a) to the Form S-1/A filed with the Securities and Exchange Commission on September 21, 2007).

5.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

8.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

10.1	Form of Subscription Agreement dated October 17, 2006 (incorporated by reference to Exhibit 10.1 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.1(a)
Form of Waiver of Penalties dated August 29, 2007 Related to Registration Rights (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2007).

10.2	Form of Subscription Agreement dated October 2004 (incorporated by reference to Exhibit 10.2 to the Form SB-2/A filed with the Securities and Exchange Commission on October 1, 2004).

10.3
Employment Agreement dated December 30, 2005 by and between the Registrant and Luo Ken Yi (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

10.4
Employment Agreement dated January 11, 2004 by and between the Registrant and Tang Nianzhong (translated to English) (incorporated by reference to Exhibit 10.4 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.5
Employment Agreement by and between the Registrant and Ye Ning (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

10.6
Employment Agreement dated January 1, 2006 by and between the Registrant and Li Guoxing (translated to English) (incorporated by reference to Exhibit 10.6 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.7
Employment Agreement dated January 1, 2005 by and between the Registrant and Bai Fai (translated to English) (incorporated by reference to Exhibit 10.7 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.8
Employment Agreement dated December 26, 2005 by and between the Registrant and Wang Zairong (translated to English) (incorporated by reference to Exhibit 10.8 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.9
Employment Agreement dated December 20, 2005 by and between the Registrant and Feng Shu (translated to English) (incorporated by reference to Exhibit 10.9 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.10
Employment Agreement dated December 26, 2006 by and between the Registrant and Wang Xin (translated to English) (incorporated by reference to Exhibit 10.10 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.11
Office and Factory Lease Agreement dated July 13, 2005 by and between the Registrant and Zhuhai Yuping Kitchen Equipment Co., Ltd. (translated to English) (incorporated by reference to Exhibit 10.11 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.12
Lease Agreement by and between the Registrant and Beijing Aoxingyabo Technology Development Co., Ltd (translated to English) (incorporated by reference to Exhibit 10.12 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.13
Property Rental Contract by and between the Registrant and Shanghai Sandi CNC equipment Ltd. Co (translated to English) (incorporated by reference to Exhibit 10.13 to the Form S-1/A filed with the Securities and Exchange Commission on February 5, 2007).

10.14
Subscription Agreement, dated March 27, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007).

10.15
Joint Venture Agreement dated May 11, 2007 entered into by and between CPD (Australia) Holding Pty Ltd. and the Registrant (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2007).

10.16
Form of Registration Rights Agreement entered into by and between the Registrant, First Alliance Financial Group, Inc. and WestPark Capital, Inc. Affiliates (incorporated by reference to Exhibit 10.16 to Form S-1/A filed with the Securities and Exchange Commission on September 4, 2007).

10.16(a)
Form of Waiver of Penalties Related to Registration Rights entered into by and between the Registrant, First Alliance Financial Group, Inc. and WestPark Capital, Inc. Affiliates (incorporated by reference to Exhibit 10.16(a) to the Form S-1/A filed with the Securities and Exchange Commission on September 4, 2007).

10.16(b)
Written description of oral agreement between the Registrant, First Alliance Financial Group, Inc., and WestPark Capital, Inc. Affiliates (incorporated by reference to Exhibit 10.16(b) to the Form S-1/A filed with the Securities and Exchange Commission on September 21, 2007).

10.17
China Architectural Engineering, Inc. 2007 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.18
Form of Notice of Grant of Stock Option of the Registrant (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.19
Form of Stock Option Agreement (including Addendum) of the Registrant (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.20
Form of Stock Issuance Agreement (including Addendum) of the Registrant (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

10.21
Form of Stock Purchase Agreement (including Addendum) of the Registrant (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2007).

12.1	Computation of Ratio of Earnings to Fixed Charges

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated October 18, 2006 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2006).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2007).

23.1	Consent of Samuel H. Wong & Co., LLP, Certified Public Accountants

23.2*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on signature page).

* To be filed by amendment.